Exhibit 10.7

LOAN AGREEMENT

Dated as of March 30, 2017

Among

EACH OF THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO,

individually and/or collectively, as the context may require, as Borrower

and

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, and

BANK OF AMERICA, N.A.,

collectively, as Lender

i

v

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of March 30, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BARCLAYS BANK PLC, having an address at 745 Seventh Avenue, New York, New York 10019 (“Barclays”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, having an address at 383 Madison Avenue, New York, New York 10179 (“JPMorgan”), and BANK OF AMERICA, N.A., having an address at 214 North Tryon Street, NC1-027-15-01, Charlotte, North Carolina 28255 (“BOA”; together with Barclays, JPMorgan and each of their respective successors, transferees and/or assigns, collectively, “Lender”) and EACH OF THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO, each having its principal place of business at c/o iStar Inc., 1114 Avenue of the Americas, New York, New York 10036 (individually and/or collectively, as the context may require, together with their respective successors and/or assigns, “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.            Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Restricted Account, the Tax Account, the Insurance Account, the Excess Cash Flow Account, the Operating Expense Account, the Debt Service Coverage Cure Reserve Account, the Ground Rent Account, the Loan Term Cash Collateral Reserve Account, Default Cure Collateral Reserve Account and any other account established by this Agreement or the other Loan Documents.

“Accrued Interest” shall have the meaning set forth in Section 2.6 hereof.

“Act” shall have the meaning set forth in Section 5.1 hereof.

“Acts of Terrorism” shall have the meaning set forth in Section 7.1 hereof.

“Actual Knowledge” or “actual knowledge” shall mean the actual knowledge of Gregory Camia, Spencer Hale and Erich Stiger (being all of the senior asset managers of the Properties) as of the Closing Date after conducting such due diligence as each of them, as senior asset managers of the Properties and commercial properties similar to the Properties have reasonably deemed appropriate in connection with the acquisition, operation and ownership of the Properties and the borrowing of the Loan; provided, however, in all cases where such a qualification is used, there are no unknown breaches or violations of the so qualified representations or warranties that would in the aggregate have a Material Adverse Effect.  Lender acknowledges and agrees that the foregoing individuals are identified solely for the purpose of defining the scope of knowledge and not for the purpose of imposing any liability upon any such individual or creating any duties running from any such individual to Borrower, Guarantor, Lender or any other party.

“Adjusted Interest Rate” shall mean a rate per annum equal to (i) from and including the first day of the Interest Accrual Period immediately following the Anticipated Repayment Date through and including the last day of the Interest Accrual Period relating to the Maturity Date, the greater of (A) the ARD Treasury Swap Rate in effect as of 1:00 p.m., New York City time, on the Anticipated Repayment Date (or, if such day is not a Business Day, the first Business Day immediately preceding the Anticipated Repayment Date), as determined by Lender, plus 3.00%, (B) the ARD Treasury Note Rate in effect as of 1:00 p.m., New York City time, on the Anticipated Repayment Date (or, if such day is not a Business Day, the first Business Day immediately preceding the Anticipated Repayment Date), as determined by Lender, plus 3.00%, and (C) the Regular Interest Rate plus 3.00%.

“Affected Property” shall have the meaning set forth in Section 11.8 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or, with respect to any natural Person, is a member of the Family Group of such Person.

“Affiliated Manager” shall mean any property manager of any Individual Property in which Borrower, Guarantor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall have the meaning set forth in Section 11.9 hereof.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule V hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Anticipated Repayment Date” shall mean April 6, 2027.

“Applicable Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Applicable Interest Rate” shall mean (a) from the date hereof through and including the last day of the Interest Accrual Period in which the Anticipated Repayment Date occurs, the Regular Interest Rate and (b) from and after the first day of the Interest Accrual Period related to the Monthly Payment Date immediately following the Anticipated Repayment Date, the Adjusted Interest Rate.

“Approved Accounting Method” shall mean GAAP, federal tax basis accounting (consistently applied) or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 4.12 hereof.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where each applicable Individual Property is located, who meets the requirements of FIRREA and USPAP and who otherwise satisfies the Prudent Lender Standard.

“Approved Bank” means (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.

“Approved Extraordinary Expense” shall mean an operating expense of the applicable Individual Property payable by Borrower and not set forth on the Approved Annual Budget but approved by Lender in writing (which such approval shall not be unreasonably withheld, conditioned or delayed).

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall be deemed Approved ID Providers unless and until disapproved by any Rating Agency and (B) additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Approved Operating Expense” shall mean an operating expense of the applicable Individual Property payable by Borrower and set forth on the Approved Annual Budget.

“ARD Failure Event” shall mean Borrower’s failure to repay the Loan in full in accordance with the terms, covenants and provisions of this Agreement on or before the Anticipated Repayment Date.

“ARD Treasury Note Rate” shall mean the rate of interest per annum calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the Business Day ending immediately prior to the Anticipated Repayment Date, of “U.S. Government Securities/Treasury Constant Maturities” with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date.  In the event Federal Reserve Statistical Release H.15 Selected Interest Rates is no longer published or in the event Federal Reserve Statistical Release H.15 Selected Interest Rates no longer publishes “U.S. Government Securities/Treasury Constant Maturities”, Lender shall select a comparable publication to determine such “U.S. Government Securities/Treasury Constant Maturities” and the applicable ARD Treasury Note Rate.

“ARD Treasury Swap Rate” shall mean the rate of interest per annum calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading “Interest Rate Swaps” for the Business Day ending immediately prior to the Anticipated Repayment Date, of “Interest Rate Swaps” with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date.  In the event Federal Reserve Statistical Release H.15 Selected Interest Rates is no longer published or in the event Federal Reserve Statistical Release H.15 Selected Interest Rates no longer publishes “Interest Rate Swaps”, Lender shall select a comparable publication to determine such “Interest Rate Swaps” (i.e., swap rates) and the applicable ARD Treasury Swap Rate.

“Assignment and Assumption” shall have the meaning set forth in Section 11.9 hereof.

“Assignment of Management Agreement” shall have the meaning set forth in Section 4.15 hereof.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” shall be deemed to refer to the bank or other institution maintaining the Restricted Account pursuant to the Restricted Account Agreement.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person under the Bankruptcy Code; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean the occurrence of any one or more the of the following:  (i) Borrower or any SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) Borrower or any SPE Component Entity shall make a general assignment for the benefit of its creditors; (iii) any Restricted Party (or Affiliate thereof) files, or joins or colludes in the filing of, (A) an involuntary petition against Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against Borrower or any SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s or any SPE Component Entity’s assets; (iv) Borrower or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited or colludes with petitioning creditors for any involuntary petition from any Person; (v) any Restricted Party (or Affiliate thereof) consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any SPE Component Entity or any portion of any Individual Property; (vi) Borrower or any SPE Component Entity makes an assignment for the benefit of creditors, or admits, in writing (other than to Lender, Servicer, their respective counsel or agents) or in any legal proceeding, its insolvency or inability to pay its debts as they become due; and (vii) any Restricted Party (or Affiliate thereof) contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries.

“Barclays” shall mean the meaning set forth in the preamble hereof.

“Benefit Amount” shall have the meaning set forth in Section 17.19 hereof.

“BOA” shall have the meaning set forth in the preamble hereof.

“Borrower Party” and “Borrower Parties” shall mean each of Borrower, any SPE Component Entity, any Affiliated Manager and Guarantor.

“Borrower Ground Rent Period” shall mean, with respect to any Waived Ground Rent Deposit Property, a period commencing, with respect to each Waived Ground Rent Deposit Property, on the earlier to occur of: (i) the date the applicable Lease with respect to such Waived Ground Rent Deposit Property as of the Closing Date is no longer in effect and/or a Leased Fee Lease Termination shall have occurred (unless Borrower shall enter into a replacement Triple Net Leased Fee Lease with respect to such Waived Ground Lease Deposit Property in accordance with the terms and conditions hereof), or (ii) if the Lease with respect to such Waived Ground Lease Deposit Property as of the Closing Date (or a replacement Triple Net Leased Fee Lease is entered into pursuant to the parenthetical clause of clause (i) of this definition) is in effect, the date on which the Tenant under such Lease shall have failed to pay all Ground Rent under such Lease when the same are due and payable and ending on the date a new Triple Net Leased Fee Lease meeting the requirements set forth in the parenthetical clause of clause (i) above is entered into.

“Borrower Insurance Period” shall mean, with respect to any Waived Insurance Deposit Property, a period commencing, with respect to each Waived Insurance Deposit Property, on the earlier to occur of: (i) the date the applicable Lease with respect to such Waived Insurance Deposit Property as of the Closing Date is no longer in effect and/or a Leased Fee Lease Termination shall have occurred (unless Borrower shall enter into a replacement Triple Net Leased Fee Lease with respect to such Waived Insurance Deposit Property in accordance with the terms and conditions hereof), or (ii) if the Lease with respect to such Waived Insurance Deposit Property as of the Closing Date (or a replacement Triple Net Leased Fee Lease is entered into pursuant to the parenthetical clause of clause (i) of this definition) is in effect, the date on which the Tenant under such Lease shall have failed to pay all Insurance Premiums under such Lease when the same are due and payable and ending on the date a new Triple Net Leased Fee Lease meeting the requirements set forth in the parenthetical clause of clause (i) above is entered into.

“Borrower Non-Owned Improvements Conveyance” shall have the meaning set forth in Section 4.14 hereof.

“Borrower Tax Period” shall mean, with respect to any Waived Tax Deposit Property, a period commencing, with respect to each Waived Tax Deposit Property, on the earlier to occur of: (i) the date the applicable Lease with respect to such Waived Tax Deposit Property as of the Closing Date is no longer in effect and/or a Leased Fee Lease Termination shall have occurred (unless Borrower shall enter into a replacement Triple Net Leased Fee Lease with respect to such Waived Tax Deposit Property in accordance with the terms and conditions hereof), or (ii) if the Lease with respect to such Waived Tax Deposit Property as of the Closing Date (or a replacement Triple Net Leased Fee Lease entered into pursuant to the parenthetical clause of clause (i) of this definition) is in effect, the date on which the Tenant under such Lease shall have failed to pay all Taxes and Other Charges under such Lease when the same are due and payable and ending on the date a new Triple Net Leased Fee Lease meeting the requirements set forth in the parenthetical clause of clause (i) above is entered into.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender) or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Cash Management Account” shall have the meaning set forth in Section 9.1 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents (including, without limitation, the Restricted Account Agreement) related to, in each case, cash management and/or other related matters (including, without limitation, Article 9 hereof).

“Cash Management Violation” shall mean any violation of or failure to comply with, in each case, the Cash Management Provisions (including, without limitation, the Cash Management Provisions related to the timing of required deposits into the Restricted Account).

“Casualty” shall have the meaning set forth in Section 7.2.

“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing Date SFTY IPO” shall have the meaning set forth in Section 6.3 hereof.

“Co-Lender” shall have the meaning set forth in Section 11.9 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.

“Constituent Owner” shall mean, as to any Person, any Person that owns a direct or indirect interest in such Person.

“Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.  The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covered Rating Agency Information” shall mean (i) any Provided Information and (ii) any information that is derived from the Provided Information that is furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Crowdfunded Person” means a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) though internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Lender thereunder).

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder.

“Debt Service Account” shall have the meaning set forth in Section 9.1 hereof.

“Debt Service Coverage Cure Amount” shall mean an amount that, if applied to the reduction of the outstanding principal balance of the Loan, would result in a Debt Service Coverage Ratio of not less than 1.55 to 1.00.

“Debt Service Coverage Cure Collateral” shall mean cash or a Letter of Credit delivered to Lender in accordance with the terms and conditions hereof in an amount equal to the applicable Debt Service Coverage Cure Amount.

“Debt Service Coverage Cure Reserve Account” shall have the meaning set forth in Section 8.1 hereof.

“Debt Service Coverage Cure Reserve Funds” shall have the meaning set forth in Section 8.1 hereof.

“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender on a monthly basis of (i) the Underwritable Cash Flow for the Individual Properties then secured by the Security Instruments to (ii) the aggregate amount of debt service which would be due for the Loan (exclusive of any Defeased Note) for the twelve (12) month period immediately preceding the date of calculation; provided, that, the foregoing shall be calculated by Lender (A) based upon the actual amount of debt service which would be due for such period, and (B) during the first twelve (12) months of the Loan term, assuming that the Loan had been in place for the entirety of said period. Lender’s calculation of the Debt Service Coverage Ratio shall be final and conclusive absent manifest error.

“Debt Yield” shall mean, as of any date of calculation, a ratio calculated by Lender and conveyed as a percentage in which: (i) the numerator is the Underwritable Cash Flow for the Individual Properties then secured by the Security Instruments; and (ii) the denominator is the then outstanding principal balance of the Loan (exclusive of any Defeased Note).  Lender’s calculation of the Debt Yield shall be final and conclusive absent manifest error.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Cure Collateral Funds” shall have the meaning set forth in Section 8.7 hereof.

“Default Cure Collateral Reserve Account” shall have the meaning set forth in Section 8.7 hereof.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) four percent (4%) above the Interest Rate.

“Default Yield Maintenance Premium” shall mean an amount equal to the greater of (i) 4% of the amount of Debt prepaid or (ii) the Yield Maintenance Premium.

“Defeasance Approval Item” shall have the meaning set forth in Section 2.8 hereof.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.8 hereof.

“Defeased Note” shall have the meaning set forth in Section 2.8 hereof.

“Disclosure Documents” shall mean, collectively and as applicable, any offering circular, free writing prospectus, prospectus, prospectus supplement, private placement memorandum, term sheet or other offering document, in each case, in connection with a Securitization.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management or advisement) in excess of $650,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of at least $400,000,000 and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or corporate credit loans, or operating commercial properties.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts maintained with a federal or state-chartered depository institution or trust company which (a) complies with the definition of Eligible Institution, (b) has a combined capital and surplus of at least $50,000,000 and (c) has corporate trust powers and is acting in its fiduciary capacity.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for thirty (30) days or less) and (ii) the long term unsecured debt obligations of which are rated at least “A+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for more than thirty (30) days) or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.

“Embargoed Person” shall have the meaning set forth in Section 3.29 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 9.3 hereof.

“Excess Cash Flow Account” shall have the meaning set forth in Section 8.5 hereof.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 8.5 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 11.1 hereof.

“Excluded Entity” shall mean (i) iStar for so long as either (a) iStar is a publicly traded company whose shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (or any shareholder, partner, member and/or non-member of iStar for so long as iStar is a publicly traded company whose shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange) or (b) the SFTY IPO has occurred and SFTY is the Guarantor in accordance with the terms and conditions hereof and (ii) SFTY for so long as (I) SFTY is the Guarantor and (II) SFTY is a publicly traded company whose shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange and has a market capitalization of $500,000,000 or greater (inclusive of the Properties) (or any shareholder, partner, member and/or non-member of SFTY for so long as SFTY is a publicly traded company whose shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange and SFTY satisfies the immediately preceding clauses (I) and (II)).

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Family Group” shall mean, as to any natural Person, the spouse, children and grandchildren (in each case, by birth or adoption) and other lineal descendants, in each case, of such natural Person and, in each case, family trusts and/or conservatorships for the benefit of any of the foregoing Persons.

“Fee Acquisition” shall have the meaning set forth in Section 4.23 hereof.

“Fee Estate” shall mean the fee interest of the lessor under a Ground Lease in the Land and the Improvements demised under such Ground Lease.

“Fee Owner” shall mean the owner of the lessor’s interest in a Ground Lease and the related Fee Estate.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified).

“First Monthly Payment Date” shall mean May 5, 2017.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“Forsyth Individual Property” shall mean that Individual Property commonly known as Northside Forsyth Hospital Medical Center.

“Forsyth Leased Fee Lease” shall mean that certain Ground Lease, dated as of April 25, 2016, originally by and between iStar North Old Atlanta Road LLC and Forsyth Physicians Center SPE 1, LLC (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.

“Forsyth Partial Release” shall have the meaning set forth in Section 2.10 hereof.

“Forsyth Partial Release Approval Item” shall have the meaning set forth in Section 2.10 hereof.

“Forsyth Partial Release Notice Date” shall have the meaning set forth in Section 2.10 hereof.

“Forsyth Partial Release Property” shall have the meaning set forth in Section 2.10 hereof.

“Funding Borrower” shall have the meaning set forth in Section 17.19 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Government Securities” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption, (ii) to the extent that any REMIC Requirements require a revised and/or alternate definition of “government securities” in connection with any defeasance hereunder, the foregoing shall be deemed amended in a manner commensurate therewith and (iii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Ground Lease” shall mean, collectively, (i) the “Ground Lease” as defined in the Security Instrument and (ii) the Ground Lease Estoppel.

“Ground Lease Estoppel” shall mean that certain Landlord Estoppel Certificate executed in favor of Lender in connection with the Loan.

“Ground Rent” shall mean the ground rent and other sums and amounts payable by Borrower to the applicable ground lessor under each Ground Lease.

“Ground Rent Account” shall have the meaning set forth in Section 8.3 hereof.

“Ground Rent Funds” shall have the meaning set forth in Section 8.3 hereof.

“Guarantor” shall mean iStar and any successor to and/or replacement of any of the foregoing Person, in each case, pursuant to and in accordance with the applicable terms and conditions of the Loan Documents.  At such time as the terms and conditions of Section 6.4 have been satisfied, such Qualified Transferee that is a new guarantor in accordance with the terms and conditions of Section 6.4 shall be the “Guarantor” and iStar shall cease to be the Guarantor with respect to all liability under the Guaranty and the Environmental Indemnity accruing after the date of such assumption in accordance with Section 6.3 (other than liabilities thereunder caused by iStar and/or its Affiliates).

“Guaranty” shall mean that certain Limited Recourse Guaranty executed by Guarantor and dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hilton Individual Property” shall mean, individually and/or collectively, as the context may require, those certain Individual Properties commonly known as Doubletree Seattle Airport, Hilton Salt Lake, Doubletree Mission Valley, Doubletree Durango and Doubletree Sonoma.

“Hilton Master Lease” shall mean that certain Amended and Restated Lease, originally by and between RLH Partnership, L.P. (“Landlord”) and HLT Operate DTWC LLC (“Tenant”), dated as of November 11, 2016 (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.

“Improvements” shall mean, individually and/or collectively (as the context requires), the “Improvements” as defined in each applicable Security Instrument.

“Indebtedness” shall mean, for any Person, any indebtedness or other similar obligation for which such Person is obligated (directly or indirectly, by contract, operation of law or otherwise), including, without limitation, (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including, without limitation, any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests), (iv) all indebtedness incurred and/or guaranteed by such Person, directly or indirectly (including, without limitation, contractual obligations of such Person), (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

“Indemnified Parties” shall mean (a) Lender, any Lender Group, any Underwriter Group, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Person who is or will have been involved in the origination of the Loan, any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities (or any interest therein), (e) any Person in whose name the encumbrance created by any Security Instrument is or will have been recorded, (f) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (g) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (h) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (i) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Independent Director” shall have the meaning set forth in Section 5.2 hereof.

“Individual Property” shall mean each parcel of real property, Borrower’s interest in the Improvements thereon and all personal property owned by Borrower and encumbered by the applicable Security Instrument, together with all rights pertaining to such parcel of real property and Improvements, to the extent owned by Borrower, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.”

“Information” shall have the meaning set forth in Section 11.9 hereof.

“Insurance Account” shall have the meaning set forth in Section 8.6 hereof.

“Insurance Payment Date” shall mean, with respect to any applicable Policies, the date occurring 30 days prior to the date the applicable Insurance Premiums associated therewith are due and payable.

“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Interest Accrual Period” shall mean the period beginning on (and including) the sixth (6th) day of each calendar month during the term of the Loan and ending on (and including) the fifth (5th) day of the next succeeding calendar month.

“Interest Bearing Accounts” shall mean the Loan Term Cash Collateral Reserve Account.

“Interest Rate” shall mean the Applicable Interest Rate (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“iStar” means iStar Inc., a Maryland corporation.

“JPMorgan” shall have the meaning set forth in the preamble hereof.

“Land” shall mean, individually and/or collectively (as the context requires), the “Land” as defined in each applicable Security Instrument.

“Lease” shall have the meaning set forth in the Security Instrument and shall include, without limitation, the Leased Fee Leases, but shall, for purposes of Section 4.14 hereof, exclude any Subleases with respect to any Individual Property that is not subject to a Leased Fee Lease Termination Period.

“Leased Fee Lease Restoration Failure Property” shall have the meaning set forth in Section 7.2 hereof.

“Leased Fee Lease Termination” shall be deemed to occur with respect to any Leased Fee Lease when either (i) such Leased Fee Lease has been terminated, cancelled or otherwise ceases to remain in full force and effect as to any portion of any Individual Property and/or (ii) title to and/or possession of all or any of the leasehold or subleasehold, as applicable, interest created by the Leased Fee Lease (including any improvements owned by the Tenant thereunder) has been returned or otherwise acquired by Borrower.

“Leased Fee Lease Termination Period” shall mean, with respect to any Individual Property, the period beginning upon a Leased Fee Lease Termination and ending upon Borrower’s entrance into, and the commencement of Tenant paying unabated rent under, a Triple Net Leased Fee Lease entered into in accordance with the terms and conditions hereof for which no free rent, tenant improvements, tenant allowances or leasing commissions are owed by a Borrower to such Tenant.

“Leased Fee Leases” shall mean those Leases set forth on Schedule II attached hereto, as the same may be amended, restated and/or replaced in accordance with the terms and conditions of this Agreement, including, following a Leased Fee Lease Termination, any Triple Net Leased Fee Lease entered into in accordance with the terms and conditions hereof.

“Leased Fee Tenant Legal Requirement Obligation” shall have the meaning set forth in Section 4.2 hereof.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all Permits, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender Affiliate” shall have the meaning set forth in Section 11.2 hereof.

“Lender Group” shall have the meaning set forth in Section 11.2 hereof.

“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender.  A Letter of Credit must be issued by an Approved Bank.  Borrower’s delivery of any Letter of Credit hereunder in an amount equal to or greater than $2,000,000 shall, at Lender’s option, be conditioned upon Lender’s receipt of a New Non-Consolidation Opinion relating to such Letter of Credit.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Guaranty, the Cash Management Agreement, the Restricted Account Agreement and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Loan Term Cash Collateral” shall mean cash or a Letter of Credit delivered to Lender in accordance with the terms and conditions hereof in an amount equal to $12,000,000.

“Loan Term Cash Collateral Funds” shall have the meaning set forth in Section 8.2 hereof.

“Loan Term Cash Collateral Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.

“Losses” shall mean any and all losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, amounts paid in settlement, litigation costs and reasonable attorneys’ fees, in the case of each of the foregoing, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards, provided, however, in no event shall Losses include punitive damages or (except as expressly set forth above with respect to diminutions in value) consequential damages.

“LTV” shall mean a percentage calculated by multiplying (i) a fraction, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the value of all applicable Individual Properties based on current Appraisals thereof, by (ii) one hundred (100) percent.

“Major Lease” shall mean with respect to each of the Individual Properties commonly known as One Ally Center, Northside Forsyth Medical Center, The Buckler Apartments and the Lock-Up Self Storage Facility (such Individual Properties, individually and/or collectively, the “Multi-Tenant Subleased Properties”), solely during a Leased Fee Lease Termination Period, (i) any Lease which, individually or when aggregated with all other leases at the applicable Individual Property with the same Tenant or its Affiliate, either (A) accounts for fifteen percent (15%) or more of the total rental income for the applicable Individual Property, or (B) demises fifteen percent (15%) or more of the applicable Individual Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire or encumber all or any portion of the Property, and (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) and/or (ii) above.

“Management Agreement” shall mean any management agreement entered into by and between Borrower and Manager in accordance with the terms and conditions of this Agreement, pursuant to which Manager is to provide management and other services with respect to the Property or any portion thereof, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Manager” shall mean any Person selected as the manager of any applicable Individual Property in accordance with the terms of this Agreement or the other Loan Documents.

“Material Action” shall mean with respect to any Person, any action to consolidate or merge such Person with or into any Person, or sell all or substantially all of the assets of such Person (other than a release of an Individual Property and/or Properties in accordance with the terms and conditions hereof), or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit (other than to Lender, Servicer, their respective counsel or agents) in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

“Material Adverse Effect” shall mean a material adverse effect on (i) any Individual Property or any portion thereof, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor or any Individual Property or any portion thereof, (iii) the enforceability, validity, perfection or priority of the lien of any Security Instrument or the other Loan Documents, or (iv) the ability of any Borrower and/or Guarantor to perform its obligations under any Security Instrument or the other Loan Documents.

“Maturity Date” shall mean the date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Maximum LTV” shall mean a LTV of 65.6%

“Member” is defined in Section 5.1 hereof.

“Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“Mezzanine Loan” shall have the meaning set forth in Section 6.5 hereof.

“Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

“Minimum Debt Service Coverage Ratio” shall mean a Debt Service Coverage Ratio of 2.41 to 1.00.

“Minimum Debt Yield” shall mean a Debt Yield of 9.20%.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monthly Debt Service Payment Amount” shall mean an amount equal to interest which is scheduled to accrue on the Loan through the end of the Interest Accrual Period in which such Monthly Payment Date occurs.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Monthly Payment Date” shall mean the First Monthly Payment Date and the sixth (6th) day of every calendar month occurring thereafter during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Multi-Tenant Property Lease” shall have the meaning set forth in Section 4.14 hereof.

“Multi-Tenant Property Lease Amendment” shall have the meaning set forth in Section 4.14 hereof.

“Multi-Tenant Subleased Properties” shall mean the meaning set forth in the definition of “Major Lease” in this Section 1.1.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender as a result of a Casualty to any Individual Property, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“New Manager” shall mean any Person replacing or becoming the assignee of the then current Manager, in each case, in accordance with the applicable terms and conditions hereof.

“New Multi-Tenant Property Lease” shall have the meaning set forth in Section 4.14 hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel acceptable to Lender and the Rating Agencies and otherwise in form and substance acceptable to Lender and the Rating Agencies.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Katten Muchin Rosenman LLP in connection with the closing of the Loan.

“Note” shall mean, individually and/or collectively, as the context may require (i) that certain Promissory Note A-1 of even date herewith in the principal amount of $136,200,000 made by Borrower in favor of Barclays (“Note A-1”), (ii) that certain Promissory Note A-2 of even date herewith in the principal amount of $45,400,000 made by Borrower in favor of JPMorgan (“Note A-2”), and (iii) that certain Promissory Note A-3 of even date herewith in the principal amount of $45,400,000 made by Borrower in favor of BOA (“Note A-3”), as each of the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time (including, without limitation, any Defeased Note(s) and Undefeased Note(s) that may exist from time to time).

“Note A-1” shall have the meaning set forth in the definition of “Note” in Section 1.1 hereof.

“Note A-2” shall have the meaning set forth in the definition of “Note” in Section 1.1 hereof.

“Note A-3” shall have the meaning set forth in the definition of “Note” in Section 1.1 hereof.

“Obligations” shall have the meaning set forth in Section 17.19 hereof.

“OFAC” shall have the meaning set forth in Section 3.30 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Op Ex Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Account” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Funds” shall have the meaning set forth in Section 8.4 hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Partial Defeasance Collateral” shall mean Government Securities, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Defeased Note after the Partial Defeasance Date and up to and including the Prepayment Release Date (assuming the Defeased Note is required to be prepaid in full as of such Prepayment Release Date), and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Partial Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.

“Partial Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.

“Partial Defeasance Notice Date” shall have the meaning set forth in Section 2.8 hereof.

“Participant” shall have the meaning set forth in Section 11.9 hereof.

“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.

“Payment Instructions” have the meaning set forth in Section 4.23 hereof.

“Permits” shall mean all necessary certificates, licenses, permits, franchises, trade names, certificates of occupancy, consents, and other approvals (governmental and otherwise) required under applicable Legal Requirements for the operation of each Individual Property and the conduct of Borrower’s business (including, without limitation, all required zoning, building code, land use, environmental, public assembly and other similar permits or approvals).

“Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the applicable Individual Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the applicable Individual Property.

“Permitted Fund Manager” means any Person that on the date of determination is not subject to a case under the Bankruptcy Code and/or any Creditors Rights Laws and is an entity that is a Qualified Lender pursuant to clauses (iii)(A), (B), (C) or (D) of the definition thereof.

“Permitted Investment Fund” shall have the meaning set forth in the definition of “Qualified Lender.”

“Permitted Investments” shall mean “permitted investments” as then defined and required by the Rating Agencies.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any other entity and, in each case, any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean, individually and/or collectively (as the context requires), the “Personal Property” owned by Borrower as defined in each applicable Security Instrument.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Portfolio Material Adverse Effect” shall mean a material adverse effect on (i) the Properties taken as a whole, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower or the Properties taken as a whole, (iii) the enforceability, validity, perfection or priority of the lien of any Security Instrument or the other Loan Documents, or (iv) the ability of any Borrower and/or Guarantor to perform its obligations under any Security Instrument or the other Loan Documents.

“Pre-IPO Merger” shall mean the merger of SFTY with and into SIGI Acquisition, Inc. (so long as such Person is at least fifty-one percent owned by, and Controlled by, one or more of iStar and/or one or more Qualified Transferees) (“SIGI”) with SFTY as the surviving entity in accordance that that certain Merger Agreement between SFTY and SIGI to be entered into no later than June 30, 2018 and substantially in the form provided to Lender in connection with the closing of the Loan.

“Prepayment Release Date” shall mean November 9, 2026.

“Private Company Transaction” shall mean a merger, sale or other transaction pursuant to which Guarantor becomes (i) owned directly or indirectly by a privately traded company that is a Qualified Transferee or (ii) a privately traded company that is a Qualified Transferee.

“Prohibited Entity” means any Person which (i) is a statutory trust or similar Person, (ii) owns a direct or indirect interest in Borrower or any Individual Property through a tenancy-in-common or other similar form of ownership interest and/or (iii) is a Crowdfunded Person.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Projections” shall have the meaning set forth in Section 11.9 hereof.

“Property” and “Properties” shall mean, individually and/or collectively (as the context requires), each Individual Property which is subject to the terms hereof and of the other Loan Documents.

“Property Condition Report” shall mean, individually and/or collectively, as the context may require, those certain property condition reports delivered to Lender by Borrower in connection with the origination of the Loan or otherwise obtained by Lender in connection with the origination of the Loan and delivered to Borrower prior to the Closing Date.

“Property Document” shall mean, individually or collectively (as the context may require), the following:  (i) the Ground Lease, (ii) the REAs.

“Property Document Event” shall mean any event which would, directly or indirectly, cause a termination right, right of first refusal (other than in favor of Borrower), first offer or any other similar right (other than in favor of Borrower), cause any termination fees to be due and payable by Borrower or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed, is obtained with respect to the same.

“Property Document Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents related to, in each case, any Property Document and/or other related matters (including, without limitation, Sections 3.34 and 4.22 of this Agreement).

“Provided Information” shall mean any information provided by or on behalf of any Borrower Party in connection with the Loan, any Individual Property, such Borrower Party and/or any related matter or Person.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Lender or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“Public Sale” shall mean the Sale or Pledge in one or a series of transactions, through which SFTY becomes, or is merged with or into, a Public Vehicle.

“Public Vehicle” shall mean a Person whose securities are listed and traded on the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange.

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Lender” means (i) Barclays, (ii) any Affiliate of Barclays, or (iii) one or more of the following:

(A)            a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B)            an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C)            an institution substantially similar to any of the foregoing entities described in clause (iii)(A), (iii)(B) or (iii)(E), or any other Person which is subject to supervision and regulation by the insurance or banking department of any state or of the United States, the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation or by any successor hereafter exercising similar functions, in each case, that satisfies the Eligibility Requirements;

(D)            any entity Controlled by, Controlling or under common Control with any of the entities described in clause (iii)(A), (iii)(B) or (iii)(C) above or clause (iii)(E) below;

(E)            an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager or Qualified Lender (other than pursuant to this clause (iii)(E)) acts as general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more of the following:  a Qualified Lender under (A), (B), (C) or (D) above or (F) below, an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Exchange Act, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the fifty percent (50%) test set forth above in this clause (E) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements; or

(F)             following a Securitization, any Person for which the Rating Agencies have issued a Rating Agency Confirmation.

“Qualified Management Agreement” shall mean either (a) a management agreement by and between a Qualified Manager and Borrower entered into on an arm’s length basis, on commercially reasonable terms and substantially in the same form and substance as a prior Management Agreement entered into in accordance with the terms and conditions hereof or (b) a management agreement with a Qualified Manager with respect to the applicable Individual Property which is approved by Lender in writing (which such approval may be conditioned upon Lender’s receipt of a Rating Agency Confirmation with respect to such management agreement).

“Qualified Manager” shall mean (a) any Person that (i) either is a national or regional management company having at least ten (10) years’ experience in the management of commercial real estate properties similar in type and location as the Individual Property or Properties to be managed by such Person, (ii) has under management not less than (I) 3,000,000 leasable space in the aggregate of commercial real estate properties (exclusive of the Properties) to the extent that such Person is managing Individual Properties that are not hotels and/or self-storage units, (II) 10,000 guest rooms under management (exclusive of the Properties) for lodging properties similar to the Individual Properties which are hotels to the extent such Person is managing an Individual Property that is a hotel and (III) 5,000 self-storage units (exclusive of the Properties) to the extent such Person is managing an Individual Property that is a self-storage property and (iii) is not the subject of a Bankruptcy Action, has no prior, ongoing or threatened litigation or dispute with Lender or its Affiliates, is in good standing with Lender, and has no felony convictions or indictments or (b) a Person approved by Lender in writing (which such approval may be conditioned upon Lender’s receipt of a Rating Agency Confirmation with respect to such Person).

“Qualified Public Company” shall mean a Public Vehicle with (i) a market capitalization as reasonably determined by Lender equal to or exceeding $500,000,000 (inclusive of its interest in the Property) or (ii) net worth as reasonably determined by Lender equal to or exceeding $250,000,000 (exclusive of its interest in and liabilities relating to the Properties).

“Qualified Transferee” shall mean a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, investment management firm, asset management firm, company that invests in or manages or provides financing for commercial real estate, or investment fund, or any institution substantially similar to any of the foregoing, provided that in each case that (a) such institution or entity has total assets (in name or under management) in excess of $600,000,000 (exclusive of the Properties) and (except with respect to a pension advisory firm or similar fiduciary) has capital/statutory surplus or shareholder’s equity in excess of $250,000,000 (exclusive of the Properties) (or Controls or is under Control with any Person satisfying the criteria set forth in the clause (a)), (b) such institution or entity (or an entity Controlling such institution or entity) has a senior executive with at least five (5) years’ experience in the management or ownership of commercial real estate properties, (c) such institution or entity (or an entity Controlling such institution or entity) is regularly engaged in the business of owning or operating commercial real estate properties, containing, to the extent any Individual Property is subject to a Leased Fee Lease Termination Period, the asset size requirements set forth in clause (a)(ii) of the definition of Qualified Manager with respect to such Individual Properties which are subject to a Leased Fee Lease Termination; provided, however, that if the Properties will be managed by a Qualified Manager after giving effect to an assumption in accordance with the terms and conditions of Section 6.4 hereof, such Qualified Transferee shall not be required to satisfy the requirements of clauses (b) and (c) hereof, (d) such institution or entity is not subject to any proceeding under the Bankruptcy Code and/or any Creditors Rights Laws or a material governmental or regulatory investigation which resolved in a final, non-appealable conviction for criminal activity involving moral turpitude or a civil proceeding in which such institution or entity has been found liable in a final non-appealable judgment to have attempted to hinder, delay or defraud creditors, in each case, for the past seven (7) years and (c) such institution or entity is able to remake Borrower’s representations and warranties contained within Section 3.30 and Section 6.6 hereof as if such institution or entity was Borrower.

“Rating Agency” shall mean S&P, Moody’s, Fitch, Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. or any other nationally-recognized statistical rating agency designated by Lender which actually rates the Securities (and any successor to any of the foregoing) in connection with and/or in anticipation of any Secondary Market Transaction.

“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any pooling and servicing agreement(s) or similar agreement(s), in each case, relating to the servicing and/or administration of the Loan.

“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean those certain reciprocal easement agreements and similar agreements listed on Schedule XI attached hereto.

“Register” shall have the meaning set forth in Section 11.9 hereof.

“Registrar” shall have the meaning set forth in Section 11.7 hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“Regular Interest Rate” shall mean a rate per annum equal to 3.795%.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 17.19 hereof.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan (or any portion thereof or interest therein).

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“Release” shall have the meaning set forth in Section 2.9 hereof.

“Release Approval Item” shall have the meaning set forth in Section 2.9 hereof.

“Release Date” shall mean the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan.

“Release Notice Date” shall have the meaning set forth in Section 2.9 hereof.

“Released Property” shall have the meaning set forth in Section 2.9 hereof.

“Release Price” shall mean, with respect to any Individual Property, an amount equal to 120% of the Allocated Loan Amount with respect to such Individual Property.

“Remaining Loan” shall have the meaning set forth in Section 11.8 hereof.

“Remaining Loan Documents” shall have the meaning set forth in Section 11.8 hereof.

“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).

“REMIC Payment” shall have the meaning set forth in Section 7.3 hereof.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“Rent Roll” shall have the meaning set forth in Section 3.18 hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Guaranteed Documents” shall have the meaning set forth in Section 6.3 hereof.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Required Rating” means (i) a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “AA-” (or its equivalent) from each of the Rating Agencies or (ii) such other rating with respect to which Lender shall have received a Rating Agency Confirmation.

“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the Excess Cash Flow Account, the Operating Expense Account, the Debt Service Coverage Cure Reserve Account, the Ground Rent Account, the Loan Term Cash Collateral Reserve Account, the Default Cure Collateral Reserve Account and any other escrow account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Restricted Account and the Debt Service Account).

“Reserve Funds” shall mean the Tax and Insurance Funds, the Excess Cash Flow Funds, the Operating Expense Funds, the Debt Service Coverage Cure Funds, the Ground Rent Funds, the Loan Term Cash Collateral Funds, the Default Cure Collateral Funds and any other escrow funds established by this Agreement or the other Loan Documents.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of any Individual Property (or any portion thereof), the completion of the repair and restoration of any Individual Property (or applicable portion thereof) as nearly as possible to the condition such Individual Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to 5% of the outstanding principal amount of the Allocated Loan Amount attributable to such Individual Property.

“Restricted Account” shall have the meaning set forth in Section 9.1 hereof.

“Restricted Account Agreement” shall mean that certain Blocked Account Control Agreement by and among 500 Woodward LLC, Lender and JPMorgan Chase Bank, N.A. dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Sanctions” shall have the meaning set forth in Section 3.30 hereof.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal hereunder (with respect to a Total Defeasance) and under the Defeased Note (with respect to a Partial Defeasance), in each case, for all Monthly Payment Dates occurring after the Total Defeasance Date or Partial Defeasance Date (as applicable) and up to and including the Prepayment Release Date (assuming the Note or the Defeased Note (as applicable) is prepaid in full as of such Prepayment Release Date), and all payments required after the Total Defeasance Date or Partial Defeasance Date (as applicable), if any, under the Loan Documents for servicing fees, rating surveillance charges (to the extent applicable) and other similar charges.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Agreement” shall mean a pledge and security agreement in form and substance satisfying the Prudent Lender Standard pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral or the Partial Defeasance Collateral (as applicable).

“Security Deposits” shall mean any advance deposits or any other deposits collected by Borrower with respect to the Property, whether in the form of cash, letter(s) of credit or other cash equivalents (including, without limitation, such deposits made in connection with any Lease).

“Security Instrument” and “Security Instruments” shall mean individually and/or collectively (as the context requires), each first priority Mortgage/Deed of Trust/Deed to Secure Debt, Assignment of Leases and Rents, Fixture Filing and Security Agreement dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering each Individual Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Instrument Taxes” shall have the meaning set forth in Section 15.2 hereof.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10.

“SFTY” shall mean Safety, Income and Growth, Inc., a Maryland corporation.

“SFTY IPO” shall mean the initial public offering of SFTY and the listing of SFTY as a publicly traded entity in accordance with the terms and conditions of this Agreement, provided that such shares of common stock in SFTY are listed on the New York Stock Exchange or another nationally recognized stock exchange.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Purpose Entity” shall mean an entity whose structure and organizational and governing documents are otherwise in form and substance acceptable to the Rating Agencies and satisfying the Prudent Lender Standard.

“Special Member” is defined in Section 5.1 hereof.

“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the applicable state in which the applicable Individual Property is located.

“Stated Maturity Date” shall mean, subject to the provisions of Section 2.6(c), April, 6 2028.

“Sublease” shall mean any sublease between a Tenant and a Subtenant for any portion of any Individual Property under the Leased Fee Lease.

“Subtenant” shall mean any Person subleasing any portion of any Individual Property from any Tenant under the Leased Fee Lease and any tenant of such subtenant.

“Successor Borrower” shall have the meaning set forth in Section 2.8 hereof.

“Survey” shall mean, individually or collectively (as the context requires), each survey of each Individual Property certified and delivered to Lender in connection with the closing of the Loan.

“Syndication” shall have the meaning set forth in Section 11.9 hereof.

“Tax Account” shall have the meaning set forth in Section 8.6 hereof.

“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Tax Payment Date” shall mean, with respect to any applicable Taxes, the date occurring 30 days prior to the date the same are due and payable.

“Tenant” shall mean the lessee of all or any portion of any Individual Property under a Lease.  Lender acknowledges and agrees that under no circumstances shall “Tenant” mean or include, with respect to any Individual Property that has not been subject to a Leased Fee Lease Termination, a Subtenant.

“Tenant Direction Notice” shall have the meaning set forth in Section 9.2 hereof.

“Title Insurance Policy” shall mean those certain ALTA mortgagee title insurance policies issued with respect to each Individual Property and insuring the lien of the Security Instruments.

“Total Defeasance Collateral” shall mean Government Securities, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, hereunder after the Total Defeasance Date and up to and including the Prepayment Release Date (assuming the Note is required to be prepaid in full as of such Prepayment Release Date), and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Total Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.

“Total Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.

“Trigger Period” shall mean a period (A) commencing upon the earliest of (i) the occurrence and continuance of an Event of Default, (ii) the Debt Service Coverage Ratio being less than 1.50 to 1.00 as of the final calendar day of two (2) consecutive calendar quarters, (iii) the occurrence of the Monthly Payment Date in October, 2025 (unless on or prior to such date the Loan Term Cash Collateral has been deposited into the Loan Term Cash Collateral Reserve in accordance with the terms and conditions hereof (or Borrower has delivered to Lender a Letter of Credit in the amount of the Loan Term Cash Collateral in accordance with the terms and conditions hereof)) and (iv) an ARD Failure Event; and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such Event of Default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the earlier of (1) the date that the Debt Service Coverage Ratio is equal to or greater than 1.55 to 1.00 as of the final calendar day of two (2) consecutive calendar quarters or (2) the date that Borrower shall have deposited the Debt Service Coverage Cure Collateral into the Debt Service Coverage Cure Collateral Reserve Account in accordance with the terms and conditions hereof and (z) with respect to any Trigger Period commenced in connection with clause (iii) above, the date that Borrower shall have deposited the Loan Term Cash Collateral into the Loan Term Cash Collateral Reserve Account (or Borrower has delivered to Lender a Letter of Credit in accordance with the terms and conditions hereof in such amount).  Notwithstanding the foregoing, a Trigger Period shall not be deemed to expire in the event that a Trigger Period then exists for any other reason and in no instance shall a Trigger Period due to an ARD Failure Event expire.

“Triple Net Leased Fee Lease” shall mean an entire Individual Property is subject to a Lease with a single Tenant which is entered into in accordance with the terms and conditions hereof, which Lease provides that such Tenant is obligated to pay all Taxes and Other Charges, insurance, utilities, repair, cost of operations and maintenance with respect to such Individual Property in addition to all other sums payable by such Tenant thereunder.

“TRIPRA” shall have the meaning set forth in Section 7.1 hereof.

“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate.  The amount of the True Up Payment shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Unaffected Property” shall have the meaning set forth in Section 11.8 hereof.

“Uncrossed Loan” shall have the meaning set forth in Section 11.8 hereof.

“Uncrossed Loan Documents” shall have the meaning set forth in Section 11.8 hereof.

“Uncrossing Event” shall have the meaning set forth in Section 11.8 hereof.

“Undefeased Note” shall have the meaning set forth in Section 2.8 hereof.

“Underwritable Cash Flow” shall mean an amount calculated by Lender on a monthly basis equal to the base rent and overage rent actually paid to Borrower under the Leased Fee Leases during the twelve (12) month period immediately preceding the date of calculation (inclusive of straight-lined rent steps), less any Taxes, Other Charges and/or Insurance Premiums paid by Borrower during the twelve (12) month period immediately preceding the date of calculation; provided, however, that any Taxes, Other Charges and/or Insurance Premiums paid by Borrower and reimbursed by the Tenant under a Leased Fee Lease prior to a Leased Fee Lease Termination shall be excluded from the calculation of “Underwritable Cash Flow.”  Lender’s calculation of Underwritable Cash Flow shall be calculated by Lender in good faith based upon Lender’s determination of Rating Agency criteria and shall be final absent manifest error.

“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.

“Unencumbered Borrower” shall have the meaning set forth in Section 2.8 hereof.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“USPAP” shall mean the Uniform Standards of Professional Appraisal Practice (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified).

“Waived Ground Lease Deposit Property” shall mean those certain Individual Properties listed on Schedule X attached hereto.

“Waived Insurance Deposit Property” shall mean those certain Individual Properties listed on Schedule VI attached hereto.

“Waived Tax Deposit Property” shall mean those certain Individual Properties listed on Schedule VII attached hereto.

“Work Charge” shall have the meaning set forth in Section 4.16 hereof.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to the present value as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the date on which the prepayment is made through the Prepayment Release Date determined by discounting such payments at the Discount Rate (as defined below).   As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the date on which prepayment is made and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate (as defined below).  As used in this definition, the term “Discount Rate” shall mean the Yield Maintenance Treasury Rate (as defined below).  As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the rate which, when compounded monthly, is equivalent to the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Prepayment Release Date.  In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate.  In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.  Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration.  Lender’s calculation of the Yield Maintenance Premium shall be conclusive absent manifest error.

“Zoning Reports” shall mean those certain planning and zoning reports provided to Lender in connection with the closing of the Loan.

Section 1.2.            Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.  References herein to “the Property or any portion thereof” and words of similar import shall be deemed to refer, as applicable, to any portion of the Property taken as a whole (including any Individual Property) and any portion of any Individual Property.

ARTICLE 2

GENERAL TERMS

Section 2.1.            Loan Commitment; Disbursement to Borrower.  Except as expressly and specifically set forth herein, Lender has no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower.  Borrower hereby waives any right Borrower may have to make any claim to the contrary.

Section 2.2.            The Loan.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.3.            Disbursement to Borrower.  Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.4.            The Note and the other Loan Documents.  The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.

Section 2.5.            Interest Rate.

(a)           Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b)           Intentionally Omitted.

(c)           In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the then outstanding principal balance of the Loan, and, to the extent permitted by applicable law, overdue interest in respect of the Loan, shall each accrue interest at the Default Rate, calculated from the date the applicable Default occurred without regard to any grace or cure periods contained herein, (ii) without limitation of any rights or remedies contained herein and/or in any other Loan Document, any interest accrued at the Default Rate in excess of the interest component of the Monthly Debt Service Payment Amount shall, to the extent not already paid and/or due and payable hereunder, be due and payable on each Monthly Payment Date and (iii) all references herein and/or in any other Loan Document to the “Interest Rate” shall be deemed to refer to the Default Rate.

(d)           Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.  The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period immediately prior to such Monthly Payment Date.  Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e)           This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder (including, to the extent applicable, any prepayment premium and/or penalty) at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, and/or, to the extent applicable, any prepayment premium and/or penalty shall, in each case, be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan (including, to the extent applicable, any prepayment premium and/or penalty) does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

(f)             Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the following Persons, Borrower, each Borrower Party and Lender acknowledge that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (ii) the effects of any Bail-in Action on any such liability, including, if applicable (A) a reduction in full or in part or cancellation of any such liability; (B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and/or (C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 2.6.            Loan Payments.

(a)            Payment Before Anticipated Repayment Date.  Borrower shall make a payment to Lender of interest only on the Closing Date for the period from (and including) the Closing Date through (but excluding) the sixth (6th) day of either (i) the month in which the Closing Date occurs (if such Closing Date is after the first day of such month, but prior to the sixth (6th) day of such month) or (ii) if the Closing Date is after the sixth (6th) day of the then current calendar month, the month following the month in which the Closing Date occurs; provided, however, if the Closing Date is the sixth (6th) day of a calendar month, no such separate payment of interest shall be due.  Borrower shall make a payment to Lender of interest and, to the extent applicable, principal in the amount of the Monthly Debt Service Payment Amount on the First Monthly Payment Date and on each Monthly Payment Date occurring thereafter to and including the Anticipated Repayment Date.

(b)            Payment After Anticipated Repayment Date.  To the extent that all or any portion of the Loan is outstanding, from and after the Anticipated Repayment Date, interest shall accrue on the Loan at the Adjusted Interest Rate.  Borrower shall continue to be obligated to make payments of interest in monthly installments following the Anticipated Repayment Date on each Monthly Payment Date thereafter up to and including the Maturity Date in an amount equal to the Monthly Debt Service Payment Amount (calculated at the Regular Interest Rate) and, notwithstanding the following provision with respect to Accrued Interest, the failure to make such payment as and when due shall constitute an Event of Default.  Interest accrued at the Adjusted Interest Rate and not paid pursuant to the preceding sentence shall remain an obligation of Borrower, but shall be deferred (such accrued interest, together with interest thereon at the Adjusted Interest Rate, the “Accrued Interest”) and shall be paid on the Maturity Date to the extent not sooner paid pursuant to this Agreement.  In addition to payments of interest, from and after the Anticipated Repayment Date, as set forth in Section 8.5 hereof, all Excess Cash Flow shall be applied first to reduce the outstanding principal balance of the Loan, with any remaining amounts to be applied toward the Accrued Interest.  Accrued Interest not paid on a current basis shall itself accrue interest at the Adjusted Interest Rate.

(c)           Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all interest which has occurred or would accrue through and including the last date of the Interest Accrual Period in which the Maturity Date occurs (including Accrued Interest) and all other amounts due hereunder and under the Note, the Security Instruments and the other Loan Documents.

(d)           If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which (i) it is due, for payment of principal and interest due under the Loan Documents, and (ii) five (5) days after written notice from Lender, for any other sums due under the Loan Documents, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Security Instruments and the other Loan Documents.

(e)

(i)              Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)             Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(iii)            All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

(f)            Application of Payments.   Provided no Event of Default shall have occurred and be continuing, each payment of the Monthly Debt Service Payment Amount shall be applied first to accrued and unpaid interest at the Applicable Interest Rate and then to the outstanding principal balance of the Loan.  Any amounts recovered by or paid to Lender during the continuance of an Event of Default may be applied to the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion.  Each Note shall be paid on a pro rata, pari passu basis.

Section 2.7.            Prepayments.

(a)            Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part.

(b)            After the Prepayment Release Date, Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon thirty (30) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its reasonable discretion), prepay the Debt in whole on any Business Day without payment of any prepayment premium or penalty (including, without limitation, any Yield Maintenance Premium and Default Yield Maintenance Premium).  Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”) and such amounts (i.e., principal and interest prepaid by Borrower) shall be held by Lender as collateral security for the Loan in an interest bearing Eligible Account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower; such amounts prepaid shall be applied to the Loan on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.

(c)            In addition to Borrower’s right to defeasance pursuant to Section 2.8 below, at any time after the Release Date and on or prior to the Prepayment Release Date, Borrower may, provided (i) no Event of Default has occurred and is continuing and (ii) provided that no Total Defeasance Event and/or Partial Defeasance Event has occurred pursuant to Section 2.8 hereof, at its option and upon thirty (30) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its reasonable discretion), prepay the Debt in whole or in part on any Business Day provided that such payment is accompanied by payment of a Yield Maintenance Premium.  Any prepayment received by Lender on a date other than a Monthly Payment Date shall include payment of the Interest Shortfall and such amounts (i.e., principal and interest prepaid by Borrower) shall be held by Lender as collateral security for the Loan in an interest bearing Eligible Account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower; such amounts prepaid shall be applied to the Loan on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.

(d)            On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available for Restoration or for disbursement as Rent Loss Proceeds (as applicable), in each case, in accordance with the applicable terms and conditions hereof, Borrower shall, at Lender’s option, prepay the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall.  In the event that there is a fire or other casualty or Condemnation with respect to any Hilton Individual Property that shall trigger the option of such Tenant to purchase such Hilton Individual Property and Tenant shall exercise such option, Borrower shall have the right to release such Hilton Individual Property by satisfying the provisions of Section 2.9(a), (b), (c), (h) and (k) hereof and paying to Lender the Release Price for such Hilton Individual Property together with any Interest Shortfall.  In the event that an Individual Property shall become a Leased Fee Lease Restoration Failure Property, Borrower shall have the right to release such Leased Fee Lease Restoration Failure Property by satisfying the provisions of Section 2.9(a), (b), (h) and (k) hereof and paying to Lender the Release Price for such Leased Fee Lease Restoration Failure Property together with any Interest Shortfall.  Borrower shall make the REMIC Payment as and to the extent required hereunder.  No prepayment premium or penalty (including, without limitation, any Yield Maintenance Premium and Default Yield Maintenance Premium) shall be due in connection with any prepayment made pursuant to this Section 2.7(d) (including, without limitation, in connection with any REMIC Payment).  Any prepayment received by Lender pursuant to this Section 2.7(d) on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing, Eligible Account at an Eligible Institution, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.

(e)           After the occurrence and during the continuance of an Event of Default and notwithstanding any acceleration of the Debt in accordance with the applicable terms and conditions hereof, the Default Yield Maintenance Premium shall, in all cases, be deemed a portion of the Debt due and owing hereunder and under the other Loan Documents.  Without limitation of the foregoing, if, after the occurrence and during the continuance of an Event of Default, (i) payment of all or any part of the Debt is tendered by Borrower (voluntarily or involuntarily), a purchaser at foreclosure or any other Person, (ii) Lender obtains a recovery of all or a portion of the Debt (through an exercise of remedies hereunder or under the other Loan Documents or otherwise) or (iii) the Debt is deemed satisfied (in whole or in part) through an exercise of remedies hereunder or under the other Loan Documents or at law, the Default Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents, shall be deemed due and payable hereunder.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) any prepayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion and (ii) the word “prepayment” when used herein and in the other Loan Documents shall also be deemed to mean repayment and payment.

Section 2.8.            Defeasance.

(a)            Total Defeasance.

(i)             Provided (i) no Event of Default shall have occurred and remain uncured and (ii) Borrower shall not have made a prepayment of the Loan in accordance with Section 2.7 hereof and/or a Release of a Released Property in accordance with Section 2.9 hereof, Borrower shall have the right at any time after the Release Date and prior to the Prepayment Release Date to voluntarily defease the entire Loan and obtain a release of the lien of the Security Instrument by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(A)          Borrower shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its sole discretion) but not more than ninety (90) days notice specifying a date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur;

(B)           Unless otherwise agreed to in writing by Lender, Borrower shall pay to Lender (1) all payments of principal and interest due and payable on the Loan to and including the Total Defeasance Date (provided, that, if such Total Defeasance Date is not a Monthly Payment Date, Borrower shall also pay to Lender all payments of principal and interest due on the Loan to and including the next occurring Monthly Payment Date); (2) all other sums, if any, due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents through and including the Total Defeasance Date (or, if the Total Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date); (3) all escrow, closing, recording, legal, Rating Agency and other fees, costs and expenses paid or incurred by Lender or its agents in connection with the Total Defeasance Event, the release of the lien of Security Instruments on the Properties, the review of the proposed Defeasance Collateral and the preparation of the Security Agreement, the Defeasance Collateral Account Agreement and related documentation; and (4) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Note or the Total Defeasance Event;

(C)           Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.8(c) hereof;

(D)           Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(E)            Borrower shall deliver to Lender (1) an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (I) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral; (II) the Total Defeasance Event will not result in a deemed exchange for purposes of the IRS Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes; and (III) delivery of the Total Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law; (2) a REMIC Opinion with respect to the Total Defeasance Event; and (3) a New Non-Consolidation Opinion with respect to Successor Borrower;

(F)            Borrower shall deliver to Lender a Rating Agency Confirmation as to the Total Defeasance Event;

(G)           Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied;

(H)           Borrower shall deliver a certificate of a nationally recognized public accounting firm acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments; and

(I)             Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request.

(ii)            If Borrower has elected to defease the entire Loan and the requirements of this Section 2.8 have been satisfied, each Individual Property shall be released from the lien of the Security Instruments and the Total Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Loan.  In connection with the release of the lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Total Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of lien (and related Loan Documents) for execution by Lender.  Such release shall be in a form appropriate in each jurisdiction in which each Individual Property is located and that contains standard provisions protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (1) is in compliance with all Legal Requirements, and (2) will effect such release in accordance with the terms of this Agreement.  Except as set forth in this Article 2, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instruments.

(b)            Partial Defeasance.

(i)             Provided (i) no Event of Default shall have occurred and remain uncured (unless such Event of Default solely relates to an Individual Property to be released pursuant to this Section 2.8(b) to cure such Event of Default and such Event of Default was not caused in bad faith to circumvent the requirements of this clause (i)) and (ii) Borrower shall not have made a prepayment of the Loan in accordance with Section 2.7 hereof and/or a Release of a Released Property in accordance with Section 2.9 hereof, Borrower shall have the right at any time after the Release Date and prior to the Prepayment Release Date to voluntarily defease a portion of the Loan and obtain a release of the lien of the applicable Security Instrument as to any one or more Individual Properties by providing Lender with the Partial Defeasance Collateral (hereinafter, a “Partial Defeasance Event”) upon satisfaction of the following conditions precedent:

(A)            Borrower shall provide Lender not less than thirty (30) days notice (or a shorter period of time if permitted by Lender in its sole discretion) but not more than ninety (90) days notice specifying a date (the “Partial Defeasance Date”) on which the Partial Defeasance Event is to occur (the date of Lender’s receipt of such notice shall be referred to herein as the “Partial Defeasance Notice Date”);

(B)            Unless otherwise agreed to in writing by Lender, Borrower shall pay to Lender (1) all payments of principal and interest due and payable on the Loan to and including the Partial Defeasance Date (provided that, if such Partial Defeasance Date is not a Monthly Payment Date, Borrower shall also pay to Lender all payments of principal and interest due on the Loan to and including the next occurring Monthly Payment Date); (2) all other sums, if any, then due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents through and including the Partial Defeasance Date (or, if the Partial Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date); (3) all escrow, closing, recording, legal, Appraisal, Rating Agency and other fees, costs and expenses paid or incurred by Lender or its agents in connection with the Partial Defeasance Event, the release of the lien of the applicable Security Instrument on the applicable Individual Property, the review of the proposed Partial Defeasance Collateral and the preparation of the Security Agreement, the Defeasance Collateral Account Agreement and related documentation; and (4) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Defeased Note and/or the Partial Defeasance Event;

(C)            Borrower shall deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.8(c) hereof;

(D)            Lender shall prepare and Borrower shall execute all necessary documents to modify this Agreement and to amend and restate each Note and issue two substitute notes for each Note, one note having a principal balance equal to the pro rata portion of the Release Price (or applicable portion thereof) for the subject Individual Property related to such Note (the “Defeased Note”), and the other note having a principal balance equal to the pro rata portion of the excess of (1) the principal amount of such Note existing immediately prior to the applicable Partial Defeasance Event, over (2) the amount of the related Defeased Note (the “Undefeased Note”).  The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance.  In connection therewith, the Monthly Debt Service Payment Amount and the amount of each such payment applied to principal thereafter (if any) shall be divided between the Defeased Note and the Undefeased Note in the same proportion as the unpaid principal balance (in each case immediately after the Partial Defeasance Event) of the Defeased Note and the Undefeased Note, as the case may be, bears to the aggregate principal balance due under the Defeased Note and the Undefeased Note immediately after the Partial Defeasance Event.  Notwithstanding anything to the contrary contained herein or in the other Loan Documents, the Defeased Note and the Undefeased Note shall not be cross defaulted or cross collateralized unless the Rating Agencies or Lender (in its application of the Prudent Lender Standard) shall require otherwise.  A Defeased Note may not be the subject of any further defeasance;

(E)            Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(F)             Borrower shall deliver to Lender (1) an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (I) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral, (II) the Partial Defeasance Event will not result in a deemed exchange for purposes of the IRS Code and will not adversely affect the status of the Defeased Note and the Undefeased Note as indebtedness for federal income tax purposes and (III) delivery of the Partial Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law; (2) a REMIC Opinion as to the Partial Defeasance Event and (3) a New Non-Consolidation Opinion with respect to the Successor Borrower;

(G)            The Partial Defeasance Event shall be permitted under REMIC Requirements in effect as of each of (I) the Partial Defeasance Notice Date and (II) the date of the consummation of the Partial Defeasance Event;

(H)           Borrower shall deliver to Lender a Rating Agency Confirmation as to the Partial Defeasance Event;

(I)             Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied;

(J)            Borrower shall deliver a certificate of a nationally recognized public accounting firm acceptable to Lender certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(K)           As of each of the Partial Defeasance Notice Date and as of the date of consummation of the Partial Defeasance Event, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Individual Property or Individual Properties proposed by Borrower to be released, the Debt Service Coverage Ratio with respect to the remaining Individual Properties shall be not less than the greater of (1) the Debt Service Coverage Ratio of all Individual Properties encumbered by the Security Instrument immediately prior to the Partial Defeasance Notice Date or the consummation of the Partial Defeasance Event (as applicable) (but in no event greater than 2.43:1.00) and (2) the Minimum Debt Service Coverage Ratio;

(L)            As of each of the Partial Defeasance Notice Date and as of the date of consummation of the Partial Defeasance Event, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Individual Property or Individual Properties proposed by Borrower to be released, the LTV with respect to the remaining Individual Properties shall be not greater than the lesser of (1) the Maximum LTV or (2) the LTV with respect to all of the Individual Properties immediately prior to the Partial Defeasance Notice Date or the consummation of the Partial Defeasance Event, as applicable (but in no event less than 63%) (with each of (1) and (2) being determined based upon updated Appraisals for each of the Individual Properties or such other method as may be determined by Lender pursuant to the Prudent Lender Standard);

(M)          As of each of the Partial Defeasance Notice Date and as of the date of consummation of the Partial Defeasance Event, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Individual Property or Individual Properties proposed by Borrower to be released, the Debt Yield with respect to the remaining Individual Properties shall be not less than the greater of (1) the Debt Yield of all Individual Properties encumbered by the Security Instrument immediately prior to the Partial Defeasance Notice Date or the consummation of the Partial Defeasance Event (as applicable) (but in no event greater than 9.35%) and (2) the Minimum Debt Yield;

(N)           Borrower shall provide to Lender evidence reasonably acceptable to Lender that such Individual Property shall be conveyed to a Person other than Borrower and/or its Affiliates;

(O)           To the extent such Partial Defeasance relates to a release of a Hilton Individual Property, Borrower shall have delivered to Lender evidence reasonably acceptable to Lender that such Hilton Individual Property has been severed from the Hilton Master Lease and that such severing of the Hilton Master Lease shall not have a Material Adverse Effect or an adverse effect on the terms of the Hilton Master Lease, the obligations of Tenant under the Hilton Master Lease or the rights of Borrower under the Hilton Master Lease; and

(P)            Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request.

(ii)            If Borrower has elected to make a partial defeasance and the requirements of this Section 2.8 have been satisfied, the applicable Individual Property shall be released from the lien of the applicable Security Instrument.  In connection with the release of the lien, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Partial Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of lien (and related Loan Documents) for execution by Lender.  Such release shall be in a form appropriate in the jurisdiction in which the applicable Individual Property is located and shall contain standard provisions protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (1) is in compliance with all Legal Requirements and (2) will effect such release in accordance with the terms of this Agreement.  Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the applicable Security Instrument, including Lender’s reasonable attorneys’ fees.  Borrower shall cause title to the Individual Property so released from the lien of the applicable Security Instrument to be transferred to and held by a Person other than Borrower.  Except as set forth in this Article 2, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of any Security Instrument from any Individual Property.

(c)            On or before the date on which Borrower delivers the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable), Borrower shall open at any Eligible Institution an Eligible Account (the “Defeasance Collateral Account”).  The Defeasance Collateral Account shall contain only (i) Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) and (ii) cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable).  All cash from interest and principal payments paid on the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal.  Any cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) not needed to pay the Scheduled Defeasance Payments shall be (i) paid to Borrower or Successor Borrower (as applicable) or (ii) to the extent permitted by applicable REMIC Requirements, retained in the Defeasance Collateral Account.  Borrower shall cause the Eligible Institution at which the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) in accordance with this Agreement (such agreement, the “Defeasance Collateral Account Agreement”).  Borrower or Successor Borrower (as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) for federal, state and local income tax purposes in its income tax return.  Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account.  Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

(d)            In connection with a Total Defeasance Event or Partial Defeasance Event under this Section 2.8, a successor entity (the “Successor Borrower”) shall be established, which such Successor Borrower shall be (i) a Single Purpose Entity and (ii) at Lender’s option and in Lender’s sole discretion, established and/or designated by Lender or, if Lender does not so elect, established and/or designated by Borrower.  The right of Lender hereunder to designate and/or establish Successor Borrower may, at the option and in the sole discretion of the initial named Lender hereunder, be retained by the initial named Lender hereunder notwithstanding any Secondary Market Transaction.  Borrower shall transfer and assign all obligations, rights and duties under and to the Note or Defeased Note (as applicable), Security Agreement and Defeasance Collateral Account Agreement, together with the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note or Defeased Note (as applicable), the Defeasance Collateral Account Agreement and the Security Agreement in a manner acceptable to Lender and the Rating Agencies and Borrower shall be relieved of its obligations under the Loan Documents relating to the Note or the Defeased Note (as applicable) (other than those obligations which by their terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Property in connection with Lender’s exercise of its remedies under the Loan Documents).  Borrower shall pay all costs and expenses incurred by Lender and Successor Borrower, including reasonable attorney’s fees and expenses, incurred in connection with the foregoing (including, without limitation, Lender’s reasonable costs of establishing and/or designating Successor Borrower, if any).

(e)            Notwithstanding anything to the contrary contained in this Section 2.8, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.8 (any such matter, an “Defeasance Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Defeasance Approval Item if the same fails to meet the Prudent Lender Standard.

(f)             In connection with any release under this Section 2.8, in the event that such release would result in the release of all Individual Properties held by an individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be released by Lender from the obligations of the Loan Documents, except with respect to those obligations that are expressly provided herein to survive repayment and/or defeasance of the Loan.  Notwithstanding the foregoing, in no event shall 500 Woodward LLC be released by Lender from the obligations of the Loan Documents, other than in connection with a Total Defeasance Event, unless the obligations and liabilities of 500 Woodward LLC under the Restricted Account Agreement shall have been transferred to another Borrower whose Individual Property is secured by the Security Instrument, which transfer shall be in form and substance reasonably acceptable to Lender.

Section 2.9.            Release of Property.  Provided (i) no Event of Default shall have occurred and be continuing (unless such Event of Default solely relates to an Individual Property to be released pursuant to this Section 2.9 to cure such Event of Default and such Event of Default was not caused in bad faith to circumvent the requirements of this clause (i)) and (ii) no Total Defeasance Event and/or Partial Defeasance Event shall have occurred pursuant to Section 2.8 hereof, Borrower shall have the right at any time after the Release Date and prior to the Anticipated Repayment Date to obtain the release (the “Release”) of one or more Individual Properties (each such Individual Property, collectively, the “Released Property”) from the lien of the applicable Security Instrument thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Released Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions precedent:

(a)            Borrower shall provide Lender with thirty (30) days (or a shorter period of time if permitted by Lender in its sole discretion) prior written notice of the proposed Release (the date of Lender’s receipt of such notice shall be referred to herein as a the “Release Notice Date”);

(b)            Borrower shall submit to Lender, not less than ten (10) days prior to the date of such Release, a release of lien (and related Loan Documents) for the Released Property for execution by Lender.  Such release shall be in a form appropriate in each jurisdiction in which the Released Property is located and shall contain standard provisions, if any, protecting the rights of Lender.  In addition, Borrower shall provide all other documentation as may be required to satisfy the Prudent Lender Standard in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(c)            The Released Property shall be conveyed to a Person other than Borrower and/or its Affiliates;

(d)            Borrower shall (A) partially prepay the Debt in accordance with Section 2.7(b) or Section 2.7(c) hereof, as applicable, in an amount equal to the Release Price for the Released Property, (B) pay any applicable Interest Shortfall due hereunder in connection therewith and (C) pay any Yield Maintenance Premium due in connection therewith;

(e)            As of each of the Release Notice Date and as of the date of consummation of the Release, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Individual Property or Individual Properties proposed by Borrower to be released, the Debt Service Coverage Ratio with respect to the remaining Individual Properties shall be not less than the greater of (1) the Debt Service Coverage Ratio of all Individual Properties encumbered by the Security Instrument immediately prior to the Release Notice Date or the consummation of the Release (as applicable) (but in no event greater than 2.43:1.00) and (2) the Minimum Debt Service Coverage Ratio;

(f)             As of each of the Release Notice Date and as of the date of consummation of the Release, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Individual Property or Individual Properties proposed by Borrower to be released, the LTV with respect to the remaining Individual Properties shall be not greater than the lesser of (1) the Maximum LTV or (2) the LTV with respect to all of the Individual Properties immediately prior to the Release Notice Date or the consummation of the Release, as applicable (but in no event less than 63%) (with each of (1) and (2) being determined based upon updated Appraisals for each of the Individual Properties or such other method as may be determined by Lender pursuant to the Prudent Lender Standard);

(g)           As of each of the Release Notice Date and as of the date of consummation of the Release, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Individual Property or Individual Properties proposed by Borrower to be released, the Debt Yield with respect to the remaining Individual Properties shall be not less than the greater of (1) the Debt Yield of all Individual Properties encumbered by the Security Instrument immediately prior to the Release Notice Date or the consummation of Release (as applicable) (but in no event greater than 9.35%) and (2) the Minimum Debt Yield;

(h)           The Release shall be permitted under REMIC Requirements in effect as of each of (I) the Release Notice Date and (II) the consummation of the Release;

(i)             If required by Lender, Lender shall have received a Rating Agency Confirmation with respect to the Release;

(j)             To the extent such Release relates to a release of a Hilton Individual Property, Borrower shall have delivered to Lender evidence reasonably acceptable to Lender that such Hilton Individual Property has been severed from the Hilton Master Lease and that such severing of the Hilton Master Lease shall not have a Material Adverse Effect or an adverse effect on the terms of the Hilton Master Lease, the obligations of Tenant under the Hilton Master Lease or the rights of Borrower under the Hilton Master Lease; and

(k)           Borrower shall (A) deliver to Lender (1) a REMIC Opinion with respect to the Release and (2) an opinion of counsel satisfying the Prudent Lender Standard and acceptable to the Rating Agencies (issued by counsel satisfying the Prudent Lender Standard and acceptable to the Rating Agencies) with respect to such other matters as may be required by Lender in order to satisfy the Prudent Lender Standard and (B) pay all of Lender’s reasonable costs and expenses and the costs and expenses of the Rating Agencies in connection with the Release, including, without limitation, counsel fees.

Notwithstanding anything to the contrary contained in this Section 2.9, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.9 (any such matter, an “Release Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Partial Release Approval Item if the same fails to meet the Prudent Lender Standard.

In connection with any release under this Section 2.9, in the event that such release would result in the release of all Individual Properties held by an Unencumbered Borrower, such Unencumbered Borrower shall be released by Lender from the obligations of the Loan Documents, except with respect to those obligations that are expressly provided herein to survive repayment and/or defeasance of the Loan.  Notwithstanding the foregoing, in no event shall 500 Woodward LLC be released by Lender from the obligations of the Loan Documents, other than in connection with a payment of the Loan in full.

Section 2.10.         Forsyth Partial Release.  Provided (i) no Event of Default shall have occurred and be continuing and (ii) provided no Leased Fee Lease Termination shall have occurred with respect to the Forsyth Individual Property, Borrower shall have the right at any time prior to the Anticipated Repayment Date to obtain the partial release of a portion of the Forsyth Individual Property described in the Forsyth Leased Fee Lease as the “Future Pads” (the “Forsyth Partial Release Property”) from the lien of the Security Instrument thereon (and related Loan Documents) (the “Forsyth Partial Release”) upon the satisfaction of each of the following conditions precedent:

(a)            Borrower shall provide Lender not less than twenty (20) days (or a shorter period of time if permitted by Lender in its sole discretion) prior written notice of the proposed Forsyth Partial Release (the date of Lender’s receipt of such notice shall be referred to herein as the “Forsyth Partial Release Notice Date”), which notice shall include a legal description, reasonably acceptable to Lender, of Forsyth Partial Release Property (for which notice Lender shall be subject to the deemed approval provisions of Paragraph 37(b) of the Forsyth Leased Fee Lease to the extent that the Tenant under the Forsyth Leased Fee Lease complies therewith);

(b)            Borrower shall submit to Lender, not less than ten (10) days prior to the date of such Forsyth Partial Release, a partial release of lien (and related Loan Documents) for the Forsyth Partial Release Property for execution by Lender.  Such release shall be in a form appropriate in each jurisdiction in which the Forsyth Partial Release Property is located and shall contain standard provisions, if any, protecting the rights of Lender.  In addition, Borrower shall provide all other documentation as may be reasonably required to satisfy the Prudent Lender Standard in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance in all material respects with all applicable Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(c)            The Forsyth Partial Release Property shall be conveyed to a Person other than Borrower, which Person may be an Affiliate of the Borrower;

(d)            Prior to the transfer and release of the Forsyth Partial Release Property, each applicable municipal authority exercising jurisdiction over such Forsyth Partial Release Property shall have approved a lot-split ordinance or other applicable action under local law dividing the Forsyth Partial Release Property from the remainder of the Forsyth Individual Property, and a separate tax identification number shall have been issued (or applied for) for the Forsyth Partial Release Property (with the result that, upon the transfer and release of the Forsyth Partial Release Property, no part of the remaining Forsyth Individual Property shall be part of a tax lot or zoning lot which includes any portion of such Forsyth Partial Release Property), provided, however, if the tax division has not occurred as of such time, such division shall have been applied for or will be applied for upon the applicable lot-split or recordation of the instrument conveying the applicable “Future Pads;”

(e)            All Legal Requirements applicable to the Forsyth Partial Release necessary to accomplish the lot split shall, in all material respects, have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Lender either (i) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws or (ii) a zoning report, legal opinion or other evidence confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender;

(f)             As a result of the lot split, the remaining Forsyth Individual Property (after the release of the Forsyth Partial Release Property) together with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of the Forsyth Leased Fee Lease and then applicable Legal Requirements and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender in form and substance as is appropriate for the jurisdiction in which the Forsyth Individual Property is located;

(g)            If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining Forsyth Individual Property and the Forsyth Partial Release Property regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance meeting the Prudent Lender Standard and which easements will not materially adversely affect the remaining Forsyth Individual Property, shall be declared and recorded, and the remaining Forsyth Individual Property and the Forsyth Partial Release Property shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Forsyth Individual Property, provided, however, it is agreed that a “Declaration of CCRs” (as defined in the Forsyth Leased Fee Lease) approved by Lender in accordance with this Agreement shall be deemed to satisfy this condition (g);

(h)            Borrower shall have delivered to Lender evidence meeting the Prudent Lender Standard that the Single Purpose Entity nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement;

(i)              Borrower shall have delivered an Officer’s Certificate to the effect that (i), to such officer’s knowledge after diligent inquiry, the conditions in subsection (a)—(h) hereof have occurred or shall occur concurrently with the transfer and release of the applicable Forsyth Partial Release Property and (ii) that the release of the Forsyth Partial Release Property will not impair or otherwise adversely affect the liens, security interests and other rights of Lender under the Loan Documents other than the release of the same as to the Forsyth Partial Release Property;

(j)             Borrower shall have executed and delivered such other documents and instruments that are reasonably requested by Lender and typical for similar transactions;

(k)            If, to the extent that any adjacent parcels to the Forsyth Partial Release Property shall remain collateral for the Loan and the same were not separately described in the Survey delivered in connection with the closing of the Loan, Borrower shall have delivered a new metes and bounds description Survey (or lot-split map) for such remaining parcels that are collateral for the Loan;

(l)             If reasonably requested by Lender, Borrower shall have delivered to Lender an endorsement or comfort letter with regard to Lender’s Title Insurance Policy with respect to the Forsyth Individual Property that (i) extends the date of the Title Insurance Policy to the effective date of the release, (ii) insures the priority of the Security Instrument related to the Forsyth Individual Property is not affected, and (iii) insures the rights and benefits of any new or amended reciprocal easement agreement affecting the Forsyth Individual Property;

(m)           The Forsyth Partial Release shall be permitted under REMIC Requirements in effect as of each of (I) the Forsyth Partial Release Notice Date and (II) the consummation of the Forsyth Partial Release;

(n)            If reasonably required by Lender, Lender shall have received a Rating Agency Confirmation with respect to the Forsyth Partial Release; provided, however, no Rating Agency Confirmation shall be required if Borrower has demonstrated to the reasonable satisfaction of Lender that pursuant to leases or other applicable documentation, the tenant of the Forsyth Partial Release Property, following the conveyance of the Forsyth Partial Release Property, has agreed that it shall not solicit subtenants of the Forsyth Individual Property to relocate to the Forsyth Partial Release Property and, in connection with such relocation, terminate their Subleases (or refuse to extent or renew such Sublease pursuant to extension or renewal options contained in such Subleases);

(o)           Borrower shall have delivered to Lender evidence reasonably acceptable to Lender that the Forsyth Partial Release shall not have a Material Adverse Effect or an adverse effect on the terms of the Forsyth Leased Fee Lease, the obligations of Tenant under the Forsyth Leased Fee Lease (including, without limitation, any reduction in the amount of rent and other charges payable by the Tenant under the Forsyth Leased Fee Lease) or the rights of Borrower under the Forsyth Leased Fee Lease; and

(p)           Borrower shall (A) deliver to Lender (1) a REMIC Opinion with respect to the Forsyth Partial Release and (2) an opinion of counsel satisfying the Prudent Lender Standard and acceptable to the Rating Agencies (issued by counsel satisfying the Prudent Lender Standard and acceptable to the Rating Agencies) with respect to such other matters as may be required by Lender in order to satisfy the Prudent Lender Standard and (B) pay all of Lender’s reasonable costs and expenses and the costs and expenses of the Rating Agencies in connection with the Forsyth Partial Release, including, without limitation, counsel fees.

Notwithstanding anything to the contrary contained in this Section 2.10, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.10 (any such matter, a “Forsyth Partial Release Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Forsyth Partial Release Approval Item if the same fails to meet the Prudent Lender Standard.

Provided no Event of Default shall have occurred and be continuing, Borrower shall have the right to satisfy, with Lender’s approval, the conditions set forth in the immediately preceding subclauses (d), (f) and (g) by submission of the Forsyth Individual Property into a condominium form of ownership pursuant to the terms of the applicable Legal Requirements.  Any such condominium created by Borrower pursuant to this Section 2.10 and all documents related thereto (including, without limitation, the condominium declaration, any offering plans, by-laws and any filings to be made with the applicable Governmental Authorities and/or other approvals from Governmental Authorities with respect to a condominium project) will be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld conditioned or delayed but shall, if required by Lender, be subject to the delivery of a Rating Agency Confirmation.  Any such approval by Lender with respect to the creation of a condominium shall be conditioned upon Borrower entering into such amendments (including, without limitation, to establish reserves for payment of common area charges) to the Loan Documents as Lender shall reasonably require.  In no event shall the creation of a condominium be deemed to diminish or impair in any way Lender’s collateral for the Loan or security interest in the Forsyth Individual Property.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as of the Closing Date that:

Section 3.1.            Legal Status and Authority.  Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the applicable Individual Properties.  Each Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the applicable Individual Property or Properties pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instruments and the other Loan Documents on Borrower’s part to be performed.

Section 3.2.            Validity of Documents.  (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by each Borrower and Guarantor and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate each Individual Property or any portion thereof, any applicable organizational documents, or any applicable indenture, agreement or other instrument; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of each Security Instrument in appropriate land records in each applicable State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instruments and the other Loan Documents have been duly executed and delivered by each Borrower and Guarantor and (c) this Agreement, the Note, the Security Instruments and the other Loan Documents constitute the legal, valid and binding obligations of each Borrower and Guarantor.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  Neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect to the Loan Documents.

Section 3.3.            Litigation.  There is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending against Borrower or Guarantor, or to Borrower’s actual knowledge, any Individual Property, or, to Borrower’s actual knowledge, threatened or contemplated against Borrower or Guarantor or against or affecting any Individual Property or any portion thereof that could have a Material Adverse Effect.

Section 3.4.            Agreements.  To Borrower’s actual knowledge, no Borrower is a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect.  No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property (or any portion thereof) is bound.  No Borrower has any material financial obligation under any agreement or instrument to which Borrower is a party or, to Borrower’s actual knowledge, by which Borrower or any Individual Property (or any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties and (b) obligations under this Agreement, the Security Instruments, the Note and the other Loan Documents.  There is no agreement or instrument to which any Borrower is a party or by which any Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5.            Financial Condition.

(a)            Each Borrower is solvent and each Borrower has received reasonably equivalent value for the granting of the Security Instruments.  No proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated

(b)            In the last ten (10) years, no (i) petition in bankruptcy has been filed by or against any Borrower Party and (ii) Borrower Party has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c)            No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no actual knowledge of any Person contemplating the filing of any such petition against any Borrower Party.

(d)            With respect to any loan or financing in which any Borrower Party or any Affiliate thereof has been directly or directly obligated for or has, in connection therewith, otherwise provided any guaranty, indemnity or similar surety, including, without limitation and to the extent applicable, the loan which is being refinanced by the Loan, none of such loans or financings has ever been (i) more than 30 days in default or (ii) transferred to special servicing.

Section 3.6.            Disclosure.  Each Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein or in the Provided Information to be materially misleading.

Section 3.7.            No Plan Assets.  As of the date hereof and until the Debt is repaid in accordance with the applicable terms and conditions hereof, (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.  As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code), maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

Section 3.8.            Not a Foreign Person.  No Borrower is a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 3.9.            Intentionally Omitted.

Section 3.10.         Business Purposes.  The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.11.         Borrower’s Principal Place of Business.  Each Borrower’s principal place of business and its chief executive office as of the date hereof is c/o iStar Inc., 1114 Avenue of the Americas, New York, New York 10036.  Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct.  Each Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is set forth opposite the name of each such Borrower on Schedule I attached hereof.  Each Borrower’s federal tax identification number is set forth opposite the name of each such Borrower on Schedule I attached hereto.  No Borrower is not subject to back-up withholding taxes.

Section 3.12.         Status of Property.  Except as disclosed in the Surveys, Title Insurance Policies, the Zoning Reports, the Property Conditions Reports and as otherwise expressly disclosed in writing by or on behalf of Borrower to Lender, to Borrower’s actual knowledge:

(a)            Each Borrower has obtained all Permits for the operation of Borrower’s business, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.  Borrower has used commercially reasonable efforts to cause each Tenant under each Leased Fee Lease to obtain all Permits for the operation of such Tenant’s business.

(b)            Each Individual Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.

(c)            Each Individual Property is served by all utilities required for the current or contemplated use thereof.  All utility service is provided by public utilities and each Individual Property has accepted or is equipped to accept such utility service.

(d)            All public roads and streets necessary for service of and access to each Individual Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.  Each Individual Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the applicable Individual Property.

(e)            Each Individual Property is served by public water and sewer systems.

(f)             Each Individual Property is free from damage caused by fire or other casualty.  Each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects and there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(g)            There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting any Individual Property which are or may be prior to or equal to the lien of the Security Instrument.

(h)            The use of each Individual Property by the applicable Tenant under the Leased Fee Lease and the accessory uses will not violate in any material respect (i) any Legal Requirements (including any Environmental Laws) or (ii) any building permits affecting any Individual Property or any part thereof.

(i)             All liquid and solid waste disposal, septic and sewer systems located on each Individual Property are in a good and safe condition and repair and in compliance with all Legal Requirements.

(j)             No portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts.  No part of any Individual Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(k)            All the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

(l)             There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property for which Tenants are not responsible, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments for which Tenants under the Leased Fee Leases are not responsible.

(m)           Borrower has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to any Individual Property which have not been completed and paid for in full, (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full or (iii) attached any fixtures to any Individual Property which have not been paid for in full.  There is no such construction, repairs, alterations or improvements by Borrower ongoing at any Individual Property as of the Closing Date.  There are no outstanding or disputed claims for any Work Charges and there are no outstanding liens or security interests in connection with any Work Charges.

(n)            Borrower has no direct employees.

Section 3.13.            Financial Information.  All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Guarantor, each Borrower’s interest in each Individual Property and, to Borrower’s actual knowledge, each Individual Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor, Borrower’s interest in each Individual Property and, to Borrower’s actual knowledge, each Individual Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.  Borrower has delivered to Lender all financial information requested by Lender and received by Borrower from each Tenant under the Leased Fee Leases.

Section 3.14.            Condemnation.  Except as shown as Schedule IX, no Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to any Individual Property.

Section 3.15.            Separate Lots.  Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with any Individual Property or any portion thereof.

Section 3.16.            Insurance.  Borrower has obtained and has delivered to Lender certificates of insurance (or such other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  To Borrower’s actual knowledge, there are no present claims of any material nature under any of the Policies, and to Borrower’s actual knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.17.            Use of Property.  Each Individual Property is used exclusively, and as applicable, as retail space, commercial office space, a hotel, apartments, self-storage, medical office building and other appurtenant and related uses.

Section 3.18.            Leases and Rent Roll.  Except as disclosed in the rent roll for the each Individual Property delivered to, certified to and approved by Lender in connection with the closing of the Loan (the “Rent Roll”), (a) Borrower is the sole owner of the entire lessor’s interest in the Leased Fee Leases; (b) the Leased Fee Leases are valid and enforceable and in full force and effect; (c) all of the Leased Fee Leases are arms-length agreements with bona fide, independent third parties; (d) no party under any Leased Fee Lease is in default; (e) all Rents under the Leased Fee Leases due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) the terms of all alterations, modifications and amendments to the Leased Fee Leases are reflected in the certified occupancy statement delivered to and approved by Lender; (g) none of the Rents under the Leased Fee Leases reserved in the Leased Fee Leases have been assigned or otherwise pledged or hypothecated; (h) none of the Rents under the Leased Fee Leases have been collected for more than one (1) month in advance (except a Security Deposit shall not be deemed rent collected in advance); (i) the Tenants under the Leased Fee Leases have accepted the premises demised thereunder and have taken possession of the same on a rent-paying basis and any payments, credits or abatements required to be given by Borrower to the Tenants under the Leased Fee Leases have been made in full; (j) there exist no offsets or defenses to the payment of any portion of the Rents under the Leased Fee Leases and Borrower has no monetary obligation to any Tenant under any Leased Fee Lease; (k) Borrower has received no written notice from Tenant, and has no actual knowledge of, any Tenant challenging the validity or enforceability of any Leased Fee Lease; (l) there are no agreements with the Tenants under the Leased Fee Leases other than expressly set forth in each Lease; (m) no Leased Fee Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision in connection with Lender’s exercise of its rights and/or remedies under the Loan; (n) except as set forth in the Leased Fee Leases, no Leased Fee Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (o) no Person has any possessory interest in, or right to occupy, any Individual Property except under and pursuant to a Leased Fee Lease or a Sublease with a Subtenant; (p) all Security Deposits relating to the Leased Fee Leases are reflected on the Rent Roll and have been collected by Borrower; (q) no brokerage commissions or finders fees are due and payable regarding any Leased Fee Lease; (r) each Tenant is in actual, physical occupancy of the premises demised under its Leased Fee Lease (except for the Forsyth Individual Property, for which Subtenant fit-out work is ongoing); (s) there are no actions or proceedings (voluntary or otherwise) pending against any Tenants or guarantors under the Leased Fee Leases, in each case, under bankruptcy or similar insolvency laws or regulations; and (t) to Borrower’s actual knowledge, no event has occurred giving any Tenant under a Leased Fee Lease a right to terminate its Leased Fee Lease or pay reduced or alternative Rent under such Leased Fee Lease to Borrower under any of the terms of such Leased Fee Lease.  To Borrower’s actual knowledge, there are no material inaccuracies or untrue statements of material fact in the estoppel certificates delivered by the Tenants to Lender under the Leased Fee Leases and the estoppel certificates delivered with respect to any REAs in connection with the closing of the Loan.

Section 3.19.            Filing and Recording Taxes.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instruments, the Note and the other Loan Documents, including, without limitation, the Security Instruments, have been paid or will be paid, and, under current Legal Requirements, the Security Instruments and the other Loan Documents are enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.20.            Management Agreement.  As of the date hereof, there is no Management Agreement in effect with respect to any Individual Property.

Section 3.21.            Illegal Activity/Forfeiture.

(a)             No portion of any Individual Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s actual knowledge, there are no illegal activities or activities relating to controlled substances at any Individual Property.

(b)             There has not been and shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording the federal government or any state or local government the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instruments or the other Loan Documents.  Each Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.22.            Taxes.  Each Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it.  Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.23.            Permitted Encumbrances.  None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instruments, the Note and the other Loan Documents materially and adversely affects the value or marketability of Borrower’s interest in any Individual Property (or any portion thereof), impairs the use or the operation of any Individual Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 3.24.            Third Party Representations.  Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.

Section 3.25.            Non-Consolidation Opinion Assumptions.  All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct in all material respects.

Section 3.26.            Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.

Section 3.27.            Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.28.            Fraudulent Conveyance.  Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29.            Embargoed Person.  As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Person or government that is the subject of economic sanctions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the Loan made by Lender is in violation of applicable law (“Embargoed Person”); (b) no Embargoed Person has (or will have) any interest of any nature whatsoever in any Borrower Party, with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law; and (c) none of the funds of any Borrower Party have been (or will be) derived from any unlawful activity with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law.  Any violation of the foregoing shall, at Lender’s option, constitute an Event of Default hereunder.

Section 3.30.            Anti-Money Laundering and Economic Sanctions.  Borrower hereby represents and warrants that each Borrower Party, each and every Person Affiliated with any Borrower Party and, to Borrower’s actual knowledge, their directors, officers, employees or agents and any Person that has an economic interest in any Borrower Party, in each case, has not, and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, shall not:  (i) itself be (or have been), be (or have been) owned or controlled by, or act for or on behalf of a Person or government that is the subject of, in each case, economic sanctions administered or enforced by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury, the Department of State, or other relevant sanctions authority (“Sanctions”); (ii) fail to be (or have been) in full compliance with the requirements of the USA PATRIOT Act or other applicable anti-money laundering laws and regulations and all Sanctions; (iii) fail to operate (or have operated) under policies, procedures and practices, if any, that are (A) in compliance with applicable anti-money laundering laws and regulations and Sanctions and (B) available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) be (or have been) in receipt of any notice from OFAC, the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States, in each case, claiming a violation or possible violation of applicable anti-money laundering laws and regulations and/or Sanctions; (v) be (or have been) the subject of Sanctions, including those listed as a Specially Designated National or as a “blocked” Person on any lists issued by OFAC and those owned or controlled by or acting for or on behalf of such Specially Designated National or “blocked” Person; (vi) be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the USA PATRIOT Act; or (vii) be (or have been) owned or controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the USA PATRIOT Act.  Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower Party (or any of their respective beneficial owners or Affiliates) became the subject of Sanctions or is indicted, arraigned, or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.  It shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering.  All capitalized words and phrases and all defined terms used in the USA PATRIOT Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws and regulations (collectively referred as the “Patriot Act”) are incorporated into this Section.

Section 3.31.            Organizational Chart.  The organizational chart attached as Schedule III hereto (the “Organizational Chart”), relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.32.            Bank Holding Company.  Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.33.            Ground Lease Representations.

(a)            The Ground Lease is in full force and effect and has not been modified (other than the modifications described in the Ground Lease Estoppel) or amended (other than the modifications described in the Ground Lease Estoppel) in any manner whatsoever, (ii) there are no defaults under the Ground Lease by Borrower, or, to Borrower’s actual knowledge, the applicable landlord thereunder, and, to Borrower’s actual knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default under any Ground Lease, (iii) all rents, additional rents and other sums due and payable under the Ground Lease have been paid in full, (iv) neither Borrower nor the landlord under the Ground Lease has commenced any action or given or received any notice for the purpose of terminating the Ground Lease, (v) the Fee Owner, as debtor in possession or by a trustee for such Fee Owner, has not given any notice of, and Borrower has not consented to, any attempt to transfer the Fee Estate free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code, and (vi) to Borrower’s actual knowledge, the Fee Owner under the Ground Lease is not subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and the Fee Estate under the Ground Lease is not an asset in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding;

(b)            The Ground Lease or a memorandum thereof has been duly recorded, the Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Security Instrument and does not restrict the use of the related Individual Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Security Instrument and there has not been any modifications, amendments or other changes in the terms of the Ground Lease since its recordation;

(c)            The applicable Borrower’s interest in the Ground Lease is not subject to any lien superior to, or of equal priority with, the related Security Instrument (other than the Permitted Encumbrances);

(d)            The Ground Lease itself provides and/or the related Fee Owner has agreed in a writing for the benefit of Lender, its successors and assigns that the Ground Lease may not be amended, modified, canceled, surrendered or terminated without the prior written consent of Lender and that any such action without such consent is not binding on Lender, its successors or assigns;

(e)            The Ground Lease does not place commercially unreasonable restrictions on the identity of Lender and Borrower’s interest in the Ground Lease is assignable upon notice to, but without the consent of, the Fee Owner and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, the Fee Owner;

(f)             The Ground Lease requires the Fee Owner to give notice of any default by Borrower to Lender and the Ground Lease further provides that notice of default or termination given under the Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the Ground Lease, and requires that the Fee Owner will supply an estoppel certificate containing such information as Lender may reasonably request;

(g)            Lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under each Ground Lease) to cure any default by Borrower under the Ground Lease, which is curable after the receipt of notice of any default before the Fee Owner may terminate such Ground Lease;

(h)            The Ground Lease requires the related Fee Owner to enter into a new lease upon termination of such Ground Lease for any reason, and/or upon rejection of such Ground Lease in a bankruptcy proceeding;

(i)             Under the terms of the Ground Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the related Individual Property, with Lender having the right to hold and disburse such Net Proceeds as the Restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon; and

(j)             To Borrower’s actual knowledge, the Ground Lease does not impose restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.

Section 3.34.            Property Document Representations.  With respect to each Property Document, Borrower hereby represents that (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein) in any material respect, (b) there are no material defaults under any Property Document by any party thereto and, to Borrower’s actual knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any Property Document, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full, (d) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document, and (e) the representations made in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan (including, without limitation, the Ground Lease Estoppel) are true, complete and correct in all material respects and are hereby incorporated by reference as if fully set forth herein.  All rental payments under the Ground Lease are required, per the terms of the Ground Lease and instructions of the lessor thereunder, to be addressed and paid as follows (the “Payment Instructions”):

Payee Name:	Robert & Meta Smith Family Limited Partnership Estate
Payee Bank Name:	Chase Bank
Payee Account Number:	3801394177
Payee ABA Number:	325070760

Section 3.35.            No Change in Facts or Circumstances; Disclosure.

All information submitted by (or on behalf of) Borrower or Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have a Material Adverse Effect.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein or in any Provided Information to be materially misleading.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender.  All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instruments, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, each Borrower hereby covenants and agrees with Lender that:

Section 4.1.            Existence.  Each Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State and (c) its franchises and trade names, if any.

Section 4.2.            Legal Requirements.

(a)            Each Borrower shall promptly comply and shall cause each Individual Property to comply with all Legal Requirements affecting such Individual Property or the use thereof (which such covenant shall be deemed to (i) include Environmental Laws and (ii) require each Borrower to keep all Permits in full force and effect); provided that notwithstanding the foregoing, to the extent that complying with such Legal Requirements is the responsibility of a Tenant under a Leased Fee Lease prior to a Leased Fee Lease Termination (a “Leased Fee Tenant Legal Requirement Obligation”), and such Tenant is not satisfying the Leased Fee Tenant Legal Requirement Obligations, Borrower shall use commercially reasonable efforts to cause such Tenant to satisfy the Leased Fee Tenant Legal Requirement Obligations and the Leased Fee Tenant Legal Requirement Obligations shall in fact be satisfied within the earlier of (A) ninety (90) days after the date Borrower first received actual notice of such Tenant’s failure to satisfy the same in accordance with the applicable Leased Fee Lease or (B) thirty (30) days after the date Borrower first received actual notice of such Tenant’s failure to satisfy the same in accordance with the Leased Fee Lease if the violation of such underlying Legal Requirement would be life threatening or would reasonable be expected to have a Material Adverse Effect, result in criminal liability or materially and adversely affect such Tenant’s obligation to pay rent in accordance with the terms of the Leased Fee Lease.

(b)           Each Borrower shall from time to time, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender that each Individual Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements.

(c)            Each Borrower shall promptly after receiving notice and/or knowledge thereof, give prompt notice to Lender of the receipt by Borrower of any notice related to a material violation of any Legal Requirements and, after Borrower’s acquires knowledge thereof, of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.

(d)            In addition to any rights a Tenant may have pursuant to a Leased Fee Lease, after prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.3.            Maintenance and Use of Property.  Prior to a Leased Fee Lease Termination, Borrower shall use such efforts as are required pursuant to Section 4.14(b) hereof to cause each Individual Property to be maintained in all material respects in accordance with the terms and provisions of such Leased Fee Lease.  During a Leased Fee Lease Termination Period, Borrower shall cause each Individual Property related to such Leased Fee Lease Termination to be maintained in a good and safe condition and repair.  Subject to the terms of the Leased Fee Lease prior to a Leased Fee Lease Termination (and except as otherwise permitted by such Leased Fee Lease prior to such Leased Fee Lease Termination), the Improvements and the Personal Property shall not be removed, demolished (except in connection with a restoration following a Casualty) or materially altered (except for normal replacement of the Personal Property) without the consent of Lender or as otherwise permitted pursuant to Section 4.21 hereof.  With respect to any Individual Property during a Leased Fee Lease Termination Period, Borrower shall perform (or shall cause to be performed) the prompt repair, replacement and/or rebuilding of any part of any Individual Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land.  Subject to the terms of the applicable Leased Fee Lease prior to a Leased Fee Lease Termination Borrower shall operate each Individual Property for the same uses as such Individual Property is currently operated and Borrower shall not, without the prior written consent of Lender, (i) change the use of any Individual Property or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of any Individual Property or any part thereof.  Subject to the terms of the applicable Leased Fee Lease prior to a Leased Fee Lease Termination, if under applicable zoning provisions the use of all or any portion of any Individual Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 4.4.            Waste.  Subject to the terms of the Leased Fee Lease prior to a Leased Fee Lease Termination, Borrower shall not commit or suffer any waste of any Individual Property or make any change in the use of any Individual Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of such Individual Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of any Individual Property or the security for the Loan.  Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5.            Taxes and Other Charges.

(a)            During the existence of a Borrower Tax Period, Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against each Individual Property or any part thereof as the same become due and payable; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof.  Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 8.6 hereof).  With respect to any Individual Property during a Leased Fee Lease Termination Period, Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against such Individual Property (or any portion thereof), and shall promptly pay for all utility services provided to each Individual Property (or any portion thereof).  With respect to any Individual Property that is not subject to a Borrower Tax Period, Borrower shall use commercially reasonable efforts to cause the Tenants under the Leases to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against each Individual Property or any part thereof as the same become due and payable and Borrower shall not suffer or permit any lien or charge whatsoever incurred by a Tenant to become a lien or charge for which Borrower is responsible.

(b)            In addition to any rights of a Tenant under a Leased Fee Lease, after prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instruments being primed by any related lien.

Section 4.6.            Litigation.  Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have a Material Adverse Effect.

Section 4.7.            Access to Property.  Subject to the rights of Tenants under the applicable Leased Fee Lease, Borrower shall permit agents, representatives and employees of Lender to inspect each Individual Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 4.8.            Notice of Event of Default.  Borrower shall promptly advise Lender of Borrower’s knowledge of any Material Adverse Effect or of the occurrence of any Event of Default of which Borrower has knowledge.

Section 4.9.            Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instruments or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.10.            Performance by Borrower.  Borrower hereby acknowledges and agrees that Borrower’s observance, performance and fulfillment of each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents is a material inducement to Lender in making the Loan.

Section 4.11.            Intentionally Omitted.

Section 4.12.            Books and Records.

(a)            Borrower shall furnish to Lender:

(i)                quarterly (and prior to a Securitization (if requested by Lender), monthly) certified rent rolls for Leases between Borrower and a Tenant for each Individual Property within ten (10) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable;

(ii)               quarterly (and prior to a Securitization (if requested by Lender), monthly) operating statements of each Individual Property detailing the revenues received by Borrower, the expenses incurred by Borrower and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements paid for by Borrower for the period of calculation and containing appropriate year-to-date information, within ten (10) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable;

(iii)              within eighty five (85) days after the close of each fiscal year of Borrower (or such shorter time period as Lender shall determine in its reasonable discretion is necessary to comply with any applicable Legal Requirements (including, without limitation, Regulation AB), provided, that, (I) Lender shall notify Borrower in writing that such a shorter time period is required and (II) unless there is a change in Regulation AB or any other applicable Legal Requirement after the Closing Date, in no event shall such time period be shortened to sooner than eighty five (85) days after the close of each fiscal year of Borrower), (A) with respect to each Borrower, an annual balance sheet, statement of cash flow, profit and loss statement and statement of change in financial position and (B) an annual operating statement of the Properties, in each case, detailing the revenues received by Borrower, the expenses incurred by Borrower and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements paid for by Borrower for the period of calculation and containing appropriate year-to-date information;

(iv)             with respect to any Individual Property during a Leased Fee Lease  Termination Period, by no later than December 1 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for each Individual Property for which a Leased Fee Lease Termination has occurred, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall not take effect until approved by Lender (after such approval has been given in writing, each such approved budget shall be referred to herein, individually or collectively (as the context requires), as the “Approved Annual Budget”).  Until such time that Lender approves a proposed Annual Budget, (1) to the extent that an Approved Annual Budget does not exist for the immediately preceding calendar year, all operating expenses of the Property for the then current calendar year shall be deemed extraordinary expenses of the Property and shall be subject to Lender’s prior written approval (not to be unreasonably withheld, conditioned or delayed) and (2) to the extent that an Approved Annual Budget exists for the immediately preceding calendar year, such Approved Annual Budget shall apply to the then current calendar year; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses;

(v)              by no later than ten (10) days after and as of the end of each calendar month during the period prior to Securitization, and thereafter by no later than thirty (30) days after and as of the end of each calendar quarter, (A) a calculation of the then current Debt Service Coverage Ratio, together with such back-up information as Lender shall require and (B) after the occurrence and during the continuance of a Trigger Period, a calculation of the amount of Excess Cash Flow generated by each Individual Property for such period together with such back-up information as Lender shall require;

(vi)             with respect to any Individual Property during a Leased Fee Lease  Termination Period, by no later than ten (10) days after and as of the end of each calendar month during the period prior to Securitization, and thereafter by no later than thirty (30) days after and as of the end of each calendar quarter, to the extent not already reported in any other Required Financial Item, a summary report containing each of the following with respect to each such Individual Property for the most recently completed calendar month or quarter (as applicable): rent per square foot payable by each such Tenant;

(vii)            within one-hundred twenty (120) days after the close of each fiscal year of Borrower, (A) with respect to each Borrower (or any 100% direct or indirect owner of each Borrower that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in each Borrower), an annual balance sheet, statement of cash flow, profit and loss statement and statement of change in financial position and (B) an annual operating statement of the Properties, in each case, detailing the revenues received by Borrower, the expenses incurred by Borrower and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements paid for by Borrower for the period of calculation and containing appropriate year-to-date information each of which shall be audited by Price Waterhouse Coopers or another an independent certified public accountant reasonably acceptable to Lender; and

(viii)           within five (5) Business Days of Borrower’s receipt thereof, any financial reporting delivered by any Tenant under a Leased Fee Lease.

(b)            Upon request from Lender, Borrower shall furnish in a timely manner to Lender:

(i)               an accounting of all Security Deposits, including the nature and type of Security Deposit, the name and identification number of the accounts in which such Security Deposits are held (if applicable), such details regarding any Security Deposit not held in the form of cash as Lender may reasonably require, the name and address of the financial institutions in which such Security Deposits are held or have been otherwise issued by and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts or other information directly from such financial institutions; and

(ii)               evidence reasonably acceptable to Lender of compliance with the terms and conditions of Articles 5 and 9 hereof.

(c)            Borrower shall, within ten (10) days of request, furnish Lender (and shall cause Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(d)           Borrower agrees that (i) Borrower shall keep adequate books and records of account and (ii) all Required Financial Items (defined below) to be delivered to Lender pursuant to Section 4.12 shall: (A) be complete and correct in all material respects; (B) present fairly the financial condition of the applicable Person; (C) disclose all liabilities that are required to be reflected or reserved against; (D) be prepared (1) in the form required by Lender and certified by a Responsible Officer of Borrower (2) in hardcopy and electronic formats and (3) in accordance with the Approved Accounting Method; and (E) not include any Person other than Borrower and shall show each Borrower and each Individual Property individually and on a combined, aggregate basis with all Borrowers and all Individual Properties.  Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties of Borrower been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender.  Borrower agrees that all Required Financial Items (other than those furnished by Tenants) shall not contain any misrepresentation or omission of a material fact.

(e)           Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.12 and the other financial reporting items required by this Agreement (each, a “Required Financial Item” and, collectively, the “Required Financial Items”).  In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”), the same shall, at Lender’s option, constitute an immediate Event of Default hereunder and, without limiting Lender’s other rights and remedies with respect to the occurrence of such an Event of Default, Borrower shall pay to Lender the sum of $1,000 per occurrence for each Reporting Failure.  It shall constitute a further Event of Default hereunder if any such payment is not received by Lender within thirty (30) days of the date on which such payment is due, and Lender shall be entitled to the exercise of all of its rights and remedies provided hereunder.

Section 4.13.            Estoppel Certificates.

(a)            After request by Lender, Borrower, within ten (10) days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the rate of interest of the Loan, (iv) the terms of payment and maturity date of the Loan, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of Security Deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instruments or the Properties.

(b)            Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, no free rent or other concessions are due lessee and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)            In connection with any Secondary Market Transaction, at Lender’s request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail as Lender, such Investor or prospective Investor may reasonably require.

(d)            Borrower shall use commercially reasonable efforts to deliver to Lender, within ten (10) days of request, estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender.

Section 4.14.            Leases and Rents.

(a)                Borrower shall not, without the prior written approval of Lender (which approval shall not be unreasonably withheld, conditioned or delayed), enter into, renew, extend, amend, modify, permit any assignment of, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of, or shorten the term of, in each case, any Lease.  Borrower shall not, without the prior written approval of Lender (which approval shall not be unreasonably withheld, conditioned or delayed) permit any subletting under any Lease (other than a Sublease under a Leased Fee Lease in accordance with the terms and conditions hereof prior to a Leased Fee Lease Termination).  Notwithstanding the foregoing and so long as no Event of Default has occurred and is continuing, and solely with respect to Leases at a Multi-Tenant Subleased Property (a “Multi-Tenant Property Lease”) during a Leased Fee Lease Termination Period, Borrower shall be permitted to enter into a new Multi-Tenant Property Lease (a “New Multi-Tenant Property Lease”) or renew, extend, amend, modify, permit any assignment of, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of, or shorten the term of, in each case, any Multi-Tenant Property Lease (a “Multi-Tenant Property Lease Amendment”) during such Leased Fee Lease Termination Period without Lender’s prior written consent so long as (A) with respect to any New Multi-Tenant Property Lease, the same shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms with unaffiliated, third parties (unless otherwise consented to by Lender), (iii) provide that such New Multi-Tenant Property Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would have a Material Adverse Effect and (B) with regard to any Multi-Tenant Property Lease Amendment, the same shall (i) be on commercially reasonable terms, (ii) not be reasonably expected to result in a Material Adverse Effect and (iii) with respect to any surrender or termination of a Multi-Tenant Property Lease, be solely with respect to a default by the Tenant under such Multi-Tenant Property Lease; provided that, Borrower shall not, without the prior written approval of Lender (which approval shall not be unreasonably withheld, conditioned or delayed), enter into, renew, extend, amend, modify, permit any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease and/or any New Multi-Tenant Property Lease and/or Multi-Tenant Property Lease Amendment that does not comply with the foregoing.  Lender’s consent shall not be required with respect to any “new lease” required pursuant to the terms and conditions of any Leased Fee Lease to the extent provided for in such Leased Fee Lease and Lender shall, at Borrower’s sole cost and expense, subordinate (or confirm such subordination of) the Security Instrument to such “new lease” in form and substance reasonably acceptable to Lender promptly after written request from Borrower.  So long as no Event of Default has occurred and is continuing, in the event that a Leased Fee Lease terminates and Borrower becomes the owner of improvements previously owned by the applicable Tenant for which Borrower did not previously own such improvements, then in connection with any “new lease” required pursuant to the terms and conditions of any Leased Fee Lease or a Triple Net Leased Fee Lease entered into in accordance with the terms and conditions hereof, Lender shall (I) not unreasonably withhold, condition or delay its consent to a conveyance of such improvements to such tenant under such “new lease” or such Triple Net Leased Fee Lease and (II) at Borrower’s sole cost and expense, confirm that any liens held by Lender on such improvements previously owned by the applicable Tenant for which Borrower did not previously own such improvements are released, which confirmation shall be in form and substance reasonably acceptable to Lender so long as such release of such improvement complies with REMIC Requirements and Lender receives a REMIC Opinion in connection therewith (such conveyance in accordance with this Section 4.14(a), the “Borrower Non-Owned Improvements Conveyance”).  Following or concurrently with Borrower entering into a “new lease” as contemplated above or a Triple Net Lease, Lender’s consent shall not be required for Borrower to assign its interest in the Subleases to the tenant under the “new lease” or such Triple Net Lease.  Promptly after written request by Borrower, Lender shall, at Borrower’s sole cost and expense, use commercially reasonable efforts to execute and deliver a non-disturbance and attornment agreement in form and substance reasonably acceptable to Lender with respect to any Multi-Tenant Property Lease entered into in accordance with this Section 4.14(a).

(b)               Without limitation of subsection (a) above, Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed (including, without limitation, delivery of any financial reporting that a Tenant is required to deliver to Borrower under its respective Lease within the time periods specified within such Lease) in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance; and (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents).  Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c)               Notwithstanding anything contained herein to the contrary, (i) Borrower shall not willfully withhold from Lender any material information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan and (ii) Borrower shall be permitted, with Lender’s consent, such consent not to be unreasonably withheld, conditioned or delayed, to amend the Forsyth Leased Fee Lease to remove, from the premises demised under the Forsyth Leased Fee Lease, each “Future Pad” that is released from the lien of the Security Instrument encumbering the Forsyth Individual Property, in accordance with Section 2.10.  Borrower agrees to provide Lender with written notice of any event of default under any Lease within seven (7) Business Days after the occurrence of any such event of default.  Borrower’s failure to provide any of the aforesaid notices shall, at Lender’s option, constitute an Event of Default.

(d)               Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any Tenant under any Lease, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s sole discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Lender).

(e)                In the event that any Sublease becomes a direct Lease with Borrower due to a Leased Fee Lease Termination, so long as no Event of Default has occurred and is continuing, Lender agrees, at Borrower’s sole cost and expense, to use commercially reasonable efforts to deliver to such Tenant under such Sublease a non-disturbance agreement in form and substance reasonably acceptable to Lender to the extent the same is requested by such Tenant.

Section 4.15.            Management Agreement.

(a)               As of the Closing Date, there are no Management Agreements.  If, at any time, Borrower desires to enter into a Management Agreement with respect to any Individual Property, Borrower shall do so in accordance with the terms and conditions of Section 4.15(g) and (i) hereof.  In the event of a Leased Fee Lease Termination, Borrower shall enter into a Management Agreement with respect to the Individual Property related to such Leased Fee Lease Termination in accordance with the terms and conditions of Section 4.15(g) and (i) hereof.

(b)               Borrower shall (i) diligently and promptly perform, observe and enforce all of the terms, covenants and conditions of each Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under such Management Agreement, (ii) promptly notify Lender of any default under any Management Agreement beyond applicable notice and cure periods thereunder; (iii) promptly deliver to Lender a copy of any written notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any written notice that Borrower receives which provides that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly use commercially reasonable efforts to enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(c)               Borrower shall not, without the prior written consent of Lender (which shall not be unreasonably withheld, conditioned or delayed), (i) surrender, terminate or cancel any Management Agreement, consent to any assignment of any Manager’s interest under the related Management Agreement or otherwise replace Manager or renew or extend any Management Agreement (exclusive of, in each case, any automatic renewal or extension in accordance with its terms) or enter into any other new or replacement management agreement with respect to any Individual Property; provided, however, that Borrower may replace a Manager and/or consent to the assignment of a Manager’s interest under a Management Agreement, in each case to the extent permitted by and in accordance with the applicable terms and conditions hereof and of the other Loan Documents; (ii) reduce or consent to the reduction of the term of a Management Agreement; (iii) increase or consent to the increase of the amount of any charges under a Management Agreement; or (iv) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, a Management Agreement in any material respect.  To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this subparagraph (c) and Lender fails to approve or disapprove the same pursuant thereto, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

(d)               If Borrower shall default after applicable notice and cure periods in the performance or observance of any material term, covenant or condition of a Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default.  Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property, subject to the rights of tenants, at any time and from time to time for the purpose of taking any such action.  If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon, subject to the rights of tenants.  Borrower shall notify Lender if Manager sub-contracts to a third party or an Affiliate any or all of its management responsibilities under the Management Agreement (which sub-contract shall be subject to Lender’s reasonable consent).

(e)               Borrower shall, from time to time, use commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested by Lender.

(f)                In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall submit to Lender by no later than 30 days prior to such expiration a draft replacement management agreement for approval in accordance with the terms and conditions hereof.

(g)               Borrower shall have the right to replace Manager or consent to the assignment of Manager’s rights under the Management Agreement, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) Lender receives at least thirty (30) days prior written notice of the same, (iii) such replacement or assignment (as applicable) will not result in a Property Document Event and/or any termination or cancellation of any Ground Lease or any default thereunder and (iv) the applicable New Manager is a Qualified Manager engaged pursuant to a Qualified Management Agreement.

(h)               Without limitation of the foregoing, if the Management Agreement is terminated or expires (including, without limitation, pursuant to the Assignment of Management Agreement (as defined below)), comes up for renewal or extension (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth herein and in the Assignment of Management Agreement, a New Manager to manage the Property, which such New Manager shall (i) to the extent an Event of Default has occurred and is continuing and if opted by Lender, selected by Lender and subject to the reasonable approval of Borrower if Lender has not foreclosed on the Property and (ii) be a Qualified Manager and shall be engaged pursuant to a Qualified Management Agreement.

(i)                As conditions precedent to any engagement of a New Manager hereunder, (i) New Manager and Borrower shall execute an assignment and subordination of Management Agreement in form and substance reasonably acceptable to Lender (with such changes thereto as may be required by the Rating Agencies) (the “Assignment of Management Agreement”), (ii) to the extent that such New Manager is an Affiliated Manager, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to such New Manager and new management agreement and (iii) if requested by Lender, Borrower shall deliver to Lender an Officer’s Certificate certifying that the engagement of such New Manager will not result in a Property Document Event and/or any termination or cancellation of any Ground Lease or any default thereunder.

(j)                Borrower shall notify Lender in writing, within ten (10) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or similar payment or other termination fee or similar payment paid by any Manager, and Borrower further covenants and agrees that Borrower shall cause any such termination fee or payment to be promptly deposited into the Cash Management Account.

Section 4.16.            Payment for Labor and Materials.

(a)               Subject to Section 4.16(b) below, Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with each Individual Property to the extent the payment of such bills and costs are not an obligation of a Tenant under a Leased Fee Lease (any such bills and costs that are the obligation of Borrower, a “Work Charge”) and never permit to exist in respect of any Individual Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of any Individual Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instruments, except for the Permitted Encumbrances.

(b)               In addition to any contest rights available to a Tenant under a Leased Fee Lease, after prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the applicable Individual Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith.  Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.17.            Performance of Other Agreements.  Borrower shall observe and perform in all material respects each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to any Individual Property (or any portion thereof), or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto unless the failure to so observe and perform would not have a Material Adverse Effect.

Section 4.18.            Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.19.            ERISA

(a)               Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt prohibited transaction under ERISA.

(b)               Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)             Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)              Less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2); or

(C)              Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c)               Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Borrower’s “controlled group of corporations” to maintain, sponsor, contribute to or become obligated to contribute to a “defined benefit plan” or a “multiemployer pension plan”.  The terms in quotes above are defined in Section 3.7 of this Agreement.

Section 4.20.            No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the applicable Individual Property, or (b) any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Individual Property.

Section 4.21.            Alterations.  Notwithstanding anything contained herein (including, without limitation, Article 8 hereof) to the contrary, Lender’s prior approval shall be required in connection with any alterations to the Property (except for Tenant work permitted by a Leased Fee Lease) and/or any Improvements, which approval may be granted or withheld in Lender’s sole discretion; provided, however, that Lender’s prior approval shall not be required with respect to any alterations performed by a Tenant pursuant to the terms of, or as permitted by, the terms of such Tenant’s Lease.  Without limiting Lender’s right to approval any alterations to the Property and/or any Improvements in its sole discretion, to the extent Lender has the right to approve and approves the same, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following in an amount equal to one hundred and twenty percent (120%) of the cost of such alterations: (i) cash, (ii) U.S. Obligations, (iii) other security acceptable to Lender, (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same).

Section 4.22.            Property Document Covenants.  Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall (i) (A) with respect to any Individual Property that is subject to a Leased Fee Lease Termination Period, promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents (except to the extent the failure to so perform and observe would not have a Material Adverse Effect) and do all things necessary to preserve and to keep unimpaired its material rights thereunder and (B) with respect to any Individual Property subject to a Leased Fee Lease, use commercially reasonable efforts to cause each Tenant thereunder to promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents (except to the extent the failure to so perform and observe would not have a Material Adverse Effect) and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly after request from deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Documents that have not previously been delivered; (iv) (A) with respect to any Individual Property that is subject to a Leased Fee Lease Termination Period, enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner and (B) with respect to any Individual Property subject to a Leased Fee Lease, use commercially reasonable efforts to cause each Tenant thereunder to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) (A) with respect to any Individual Property that is subject to a Leased Fee Lease Termination Period, use commercially reasonable efforts to cause the applicable Individual Property to be operated, in all material respects, in accordance with the Property Documents and (B) with respect to any Individual Property subject to a Leased Fee Lease, use commercially reasonable efforts to cause each Tenant thereunder to use commercially reasonable efforts to cause the applicable Individual Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender (not to be unreasonably withheld or as permitted pursuant to Section 4.23 hereof with respect to each Ground Lease), (A) enter into any new Property Document or replace or execute modifications to any existing Property Documents or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.  Notwithstanding any provision contained in this Section 4.22 to the contrary, Lender agrees that it shall not unreasonably withhold, condition or delay its approval of the “Declaration of CCRs” (as defined in the Forsyth Leased Fee Lease) and agrees, at Borrower’s sole cost and expense, Lender shall, at Borrower’s sole cost and expense, subordinate the Security Instrument with respect to the Forsyth Individual Property to such “Declaration of CCRs” pursuant to a subordinate agreement in form and substance reasonably acceptable to Lender.

Section 4.23.            Ground Lease Covenants.  Without limitation of the other provisions herein (including, without limitation, Section 4.22 hereof), Borrower makes the following covenants with respect to the Ground Lease:

(a)               Borrower shall (i) pay (or cause to be paid) all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe (or cause to be performed and observed) all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, (iii) promptly notify Lender of any change in the Payment Instructions and of the giving of any notice by the landlord under the Ground Lease to Borrower of any default by Borrower and shall, within five (5) Business Days of receipt of such notice or change, (A) deliver to Lender a true copy of each such notice or evidence of such change (as applicable) and (B) in the case of a change in the Payment Instructions, use commercially reasonable efforts to deliver to Lender a new IRS Form W9 with respect to the landlord under the Ground Lease (or evidence reasonably acceptable to Lender that the IRS Form W9 with respect to the landlord under the Ground Lease then held by Lender remains accurate and valid) and (iv) promptly after Borrower acquires knowledge thereof, notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt.

(b)               Borrower shall not, without the prior consent of Lender, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease (other than an amendment that extends the term of the Ground Lease), either orally or in writing, and if Borrower shall default in any material respect in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Borrower and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default.  If the landlord under the Ground Lease shall deliver to Lender a copy of any notice of default under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.

(c)               Borrower, a Borrower Party and/or any Affiliate of the foregoing shall be permitted to acquire the fee interest under the Ground Lease in the Individual Property subject to the Ground Lease without Lender’s consent so long as (I) no Event of Default has occurred and is continuing, (II) the Ground Lease shall survive such acquisition, (III) the lien of Lender’s Security Instrument shall be spread to be a first priority security interest in such fee interest under the Ground Lease (subject only to Permitted Encumbrances) pursuant to a spreader agreement in form and substance reasonably acceptable to Lender, (IV) Lender’s existing first priority interest in the leasehold estate created pursuant to the Ground Lease and Lender’s existing first priority fee interest in the portion of such Individual Property not subject to the Ground Lease (subject only to Permitted Encumbrances) shall remain unimpaired, (V) such acquisition shall comply with REMIC Requirements and Lender shall receive a REMIC Opinion in connection therewith, (VI) Lender shall receive endorsements to Lender’s Title Insurance Policy insuring such fee interest in the Individual Property subject to the Ground Lease and confirming the priority Lender’s interest in such fee interest under the Ground Lease, the leasehold interest under the Ground Lease and Lender’s fee interest in the portion of such Individual Property not subject to the Ground Lease, (VII)  Borrower and each SPE Component Entity shall continue to be a Single Purpose Entity after giving effect to such acquisition and (VIII) Borrower shall have paid to Lender (x) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (y) all fees, costs and expenses of all third parties incurred in connection therewith (the fee acquisition in accordance with the terms and conditions of this Section 4.23(c), the “Fee Acquisition”).

ARTICLE 5

ENTITY COVENANTS

Section 5.1.              Single Purpose Entity/Separateness.

(a)               Each Borrower has not and will not:

(i)                engage in any business or activity other than the ownership, operation and maintenance of the applicable Individual Property, and activities incidental thereto;

(ii)               acquire or own any assets other than (A) the applicable Individual Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of such applicable Individual Property;

(iii)              merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)              fail to observe all organizational formalities, or fail to preserve its existence as an entity duly formed, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents (provided, that, such organizational documents may be amended or modified to the extent that, in addition to the satisfaction of the requirements related thereto set forth therein, Lender’s prior written consent, such consent not to be unreasonably withheld or delayed, and, if required by Lender, a Rating Agency Confirmation are first obtained);

(v)               own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in the applicable Borrower);

(vi)              commingle its funds or assets with the funds or assets of any other Person (except for one or more other Borrowers);

(vii)             incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time two percent (2%) of the outstanding aggregate Allocated Loan Amounts associated with the portions of the Property owned by the applicable Borrower.  No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by any Individual Property;

(viii)            fail to maintain all of its books, records and financial statements (if any) separate from those of any other Person (including, without limitation, any Affiliates) (except a bank account or accounts maintained by one Borrower for one or more other Borrowers (but for no other Person)).  Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i)  appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet.  Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)              enter into any contract or agreement with any partner, member, shareholder, principal or Affiliate, except, in each case, upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)                maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)               assume or guaranty the debts of any other Person (except for one or more other Borrowers), hold itself out to be responsible for the debts of any other Person (other than the statutory liability of any SPE Component Entity to its applicable limited partnership Borrower), or, except pursuant to the Loan Documents, otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)              make any loans or advances to any Person;

(xiii)            fail to file its own tax returns, except (A) to the extent that Borrower is treated as a “disregarded entity” for tax purposes and is not required to file any tax return by applicable Legal Requirements, or (B) if Borrower is prohibited by applicable Legal Requirements from doing so

(xiv)            fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

(xv)             fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the applicable Individual Property to do so and without any requirement for any investor in Borrower to contribute capital to Borrower);

(xvi)            without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, (d) make an assignment for the benefit of creditors or (e) take any Material Action with respect to Borrower or any SPE Component Entity (provided, that, none of any member, shareholder or partner (as applicable) of Borrower or any SPE Component Entity or any board of directors or managers (as applicable) of Borrower or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there are at least two (2) Independent Directors then serving in such capacity in accordance with the terms of the applicable organizational documents and each of such Independent Directors have consented to such foregoing action);

(xvii)           fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery and invoices, except in each case for checks for a bank account shared with one or more other Borrowers (but with no other Person);

(xviii)          fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain or contract for the use of a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the applicable Individual Property to do so);

(xix)             acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable, except that any SPE Component Entity may acquire securities in any applicable Borrower and that any Borrower may be liable for obligations of one or more other Borrowers;

(xx)              identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it; or

(xxi)             violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion.

(b)               If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each, an “SPE Component Entity”) whose sole asset is its interest in Borrower.  Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) - (vi) (inclusive) and (viii) — (xxi) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) (other than the statutory liability of any SPE Component Entity to its applicable limited partnership Borrower); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c)               In the event Borrower or any SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or such SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or such SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or such SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or such SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or such SPE Component Entity (as applicable) automatically be admitted to Borrower or such SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or such SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or such SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or such SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Directors of such SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below.  The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or such SPE Component Entity (as applicable) upon the admission to Borrower or such SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or such SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or such SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or such SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or such SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or such SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or such SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or such SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or such SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement.  In order to implement the admission to Borrower or such SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement.  Prior to its admission to Borrower or such SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or such SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of Borrower or such SPE Component Entity (as applicable).

(d)               The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or such SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or such SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or such SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or such SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or such SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or such SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable).

Section 5.2.               Independent Director.

(a)               The organizational documents of each Borrower (to the extent such Borrower is a corporation or an Acceptable LLC) or the applicable SPE Component Entity, as applicable, shall provide that at all times there shall be at least two duly appointed independent directors or managers of such entity (each, an “Independent Director”) who each shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person or (v) a trustee or similar Person in any proceeding under Creditors Rights Laws involving any Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates (II) shall have, at the time of their appointment, had at least three (3) years’ experience in serving as an independent director and (III) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider.

(b)               The organizational documents of each Borrower and each SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower and each SPE Component Entity and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in Section 5.1(a)(xvi) or any other action which, under the terms of any organizational documents of Borrower or any SPE Component Entity, requires the vote of the Independent Directors unless, in each case, at the time of such action there shall be at least two Independent Directors engaged as provided by the terms hereof and such Independent Directors vote in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Director shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and each SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or the applicable SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower and each SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower or any SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or any SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, any SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct; and (VII) except as provided in the foregoing subsections (III) through (VI), the Independent Directors shall, in exercising their rights and performing their duties under the applicable organizational documents, have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.

Section 5.3.              Change of Name, Identity or Structure.  Borrower shall not change (or permit to be changed) Borrower’s or any SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or (d) if not an individual, Borrower’s or any SPE Component Entity’s corporate, partnership or other structure or state of formation, without, in each case, notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or any SPE Component Entity’s structure or state of formation, without first obtaining the prior written consent of Lender and, if required by Lender, a Rating Agency Confirmation with respect thereto.  Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or the applicable SPE Component Entity intends to operate the applicable Individual Property, and representing and warranting that Borrower or the applicable SPE Component Entity does business under no other trade name with respect to the applicable Individual Property.

Section 5.4.              Business and Operations.  Each Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Individual Property.  Each Borrower will qualify to do business and will remain in good standing under the laws of the State and each other applicable jurisdiction in which each applicable Individual Property is located, in each case, as and to the extent the same are required for the ownership, maintenance, management and operation by Borrower of such Individual Property.

Section 5.5.              Recycled Entity.  With respect to each Borrower, (i) such Borrower is and always has been duly formed, validly existing and in good standing in the state in which it was formed and in any other jurisdictions where it is qualified to do business; (ii) such Borrower has no outstanding judgments or liens of any nature against it other than pursuant to the Loan Documents and Permitted Encumbrances; (iii) such Borrower is in compliance in all material respects with all laws, regulations and orders applicable to such Borrower and has received all material permits necessary for such Borrower to operate and for which a failure to possess would materially and adversely affect the condition, financial or otherwise, of Borrower; (iv) no Borrower is aware of any pending or threatened litigation involving such Borrower that, if adversely determined, might materially adversely affect the condition (financial or otherwise) of such Borrower, or the condition or ownership of the property owned by such Borrower; (v) such Borrower is not involved in any material dispute with any taxing authority; (vi) such Borrower has paid or has caused to be paid all real estate taxes that are due and payable with respect to its applicable Individual Property except as otherwise permitted pursuant to this Agreement; (vii) such Borrower is not now, a party to any lawsuit, arbitration, summons or legal proceeding that, if adversely determined, might materially adversely affect the condition (financial or otherwise) of such Borrower or the condition or ownership of the property owned by such Borrower nor has Borrower ever been a party to any lawsuit, arbitration, summons or legal proceeding that resulted in a judgment against it that has not been paid in full or otherwise resolved; (viii) all financial statements that Borrower has provided to Lender are true, correct and complete in all material respects and reflect an accurate view in all material respects of the financial condition of Borrower (taken as a whole) as of the date hereof; (ix) the most recent Phase One environmental audit for the applicable Individual Property owned by such Borrower recommended no action; (x) such Borrower has no material contingent or actual obligations not related to its applicable Individual Property, (xi) such Borrower has not owned any property other than its related Individual Property and (xii) at all times since its formation to the date hereof, such Borrower has complied with the separateness covenants set forth in its previous organizational documents and has been a single purpose entity.

ARTICLE 6

NO SALE OR ENCUMBRANCE

Section 6.1.               Transfer Definitions.  As used herein and in the other Loan Documents, “Restricted Party” shall mean Borrower, Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Guarantor, any SPE Component Entity, any Affiliated Manager or any non-member manager; provided that an Excluded Entity (and any Person owning a direct or indirect interest in any Excluded Entity) shall not be a Restricted Party (subject to Section 6.3(a) below)); and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 6.2.               No Sale/Encumbrance.

(a)                It shall be an Event of Default hereof if, without the prior written consent of Lender, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) occurs, a Sale or Pledge of an equity or beneficial interest in, or a legal ownership interest in, any Restricted Party occurs, the fee interest under the Ground Lease is acquired other than pursuant to a Fee Acquisition and/or, other than a Fee Acquisition, Borrower shall acquire any real property in addition to the real property owned by Borrower as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than pursuant (i) a release of an Individual Property pursuant to the terms and conditions of Section 2.7(d) hereof, Section 2.8 and/or Section 2.9 hereof, (ii) a release of the Forsyth Partial Release Property in accordance with Section 2.10 hereof, (iii) the entrance by Borrower into any Lease, including any Leased Fee Lease, Triple Net Leased Fee Lease and any “new leases” provided for in any Leased Fee Lease, in each instance, pursuant to the terms and conditions of this Agreement and the Borrower Non-Owned Improvements Conveyance and (iv) as permitted pursuant to the express terms of this Article 6.

(b)               A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant (other than pursuant to any Leased Fee Lease or a Triple Net Leased Fee Lease entered into in accordance with this Agreement which is in turn subleased to Subtenants) or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (A) Leases or any Rents or (B) Property Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests in a Restricted Party or the revocation, rescission or termination of a Restricted Party; (vii) the removal of Manager (including, without limitation, an Affiliated Manager) or the engagement of a New Manager, in each case, other than in accordance with Section 4.15; (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates which results in a Property Document Event and/or (ix) the incurrence of any property-assessed clean energy loans or similar indebtedness with respect to Borrower and/or any Individual Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.

Section 6.3.               Permitted Equity Transfers.  Notwithstanding the restrictions contained in this Article 6, the following transfers shall be permitted without Lender’s consent:

(a)                any Sale or Pledge or issuance of capital stock or other legal or beneficial interest in an Excluded Entity shall be permitted, provided, however, that if a Sale or Pledge or issuance by an Excluded Entity of its capital stock or other legal or beneficial interests in such Excluded Entity (other than a Sale or Pledge or issuance of shares of capital stock or other legal or beneficial ownership interests in an Excluded Entity that is listed on the New York Stock Exchange or another nationally recognized stock exchange) shall result in any Person holding a 10% or greater direct or indirect interest in Borrower and/or any SPE Component Entity or Controlling Borrower and/or any SPE Component Entity who owned less than a 10% direct or indirect interest in Borrower and/or any SPE Component Entity and/or did not Control Borrower and/or any SPE Component Entity as of the Closing Date, then Lender’s receipt of satisfactory “know your customer” compliance screening searches for such Person consisting of a search and evaluation of (i) OFAC sanctions and other government-required sanctions lists, (ii) negative news screening of such holders, if any, associated with material derogatory information that would reasonably be expected to result in anti-money laundering risk to Lender related to terrorist, financial crimes or other material felonies and (iii) such statutes and other information reasonably required by Lender to confirm that such Person is not an Embargoed Person shall be a condition precedent to such transfer;

(b)                on or prior to June 30, 2018, (i) the Pre-IPO Merger and (ii) the consummation of the initial public offering of SFTY and the listing of SFTY as a publicly traded entity, provided that such shares of common stock in SFTY are listed on the New York Stock Exchange or another nationally recognized stock exchange (the “Closing Date SFTY IPO”), provided, that, the foregoing provisions of clauses (i) and (ii) above shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (i) and (ii) above:

(A)              Lender shall receive not less than five (5) days prior written notice of such transfers and no Event of Default shall have occurred and be continuing;

(B)               after giving effect to such transfers set forth in the immediately preceding clause (b)(i) and if the Closing Date SFTY IPO has not occurred, (1) iStar and/or one or more Qualified Transferees, individually and/or jointly, shall Control SFTY, (2) iStar and/or one or more Qualified Transferees shall collectively own at least a 51% direct or indirect equity ownership interest in each of SFTY, each Borrower and each SPE Component Entity, (3) iStar shall own at least a 10% direct or indirect equity ownership interest in SFTY, each Borrower and each SPE Component Entity and (4) SFTY shall (I) own at least a 51% direct or indirect equity ownership interest in each of each Borrower and each SPE Component Entity; (II) Control each Borrower and each SPE Component Entity and (III) with respect to an Individual Property during a Leased Fee Lease Termination Period, control the day-to-day operation of the Property (provided, that, solely with respect to the Individual Property commonly known as the NASA/JPSS Headquarters, after giving effect to such transfer, iStar shall (I) own at least a 51% direct or indirect equity ownership interest in each of the related Borrower and any related SPE Component Entity; (II) Control the related Borrower and each SPE Component Entity and (III) if such Individual Property has been subject to a Leased Fee Lease Termination, control the day-to-day operation of the Property);

(C)               after giving effect to such transfers set forth in the immediately preceding clause (b)(ii), SFTY shall (I) own at least a 51% direct or indirect equity ownership interest in each of each Borrower and each SPE Component Entity; (II) Control each Borrower and each SPE Component Entity and (III) with respect to an Individual Property that has been subject to a Leased Fee Lease Termination, control the day-to-day operation of the Property;

(D)               in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, Borrower and such SPE Component Entity shall continue to be a Single Purpose Entity after giving effect to such transfer;

(E)               in the case of (1) if applicable, the transfer of the management of any Individual Property (or any portion thereof) to a new Affiliated Manager or the entrance into a management agreement with a new Affiliated Manager in accordance with the applicable terms and conditions hereof, (2) the addition and/or replacement of a Guarantor in accordance with the applicable terms and conditions hereof and of the Guaranty or (3) if after giving effect to such transfer more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower or any SPE Component Entity are owned by any Person and/or its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in Borrower or any SPE Component Entity as of the Closing Date, then, with respect to each of the foregoing clauses (1), (2) and (3), Borrower shall deliver to Lender a New Non-Consolidation Opinion or an update to the original Non-Consolidation Opinion delivered in connection with the closing of the Loan reasonably acceptable to Lender and acceptable to the Rating Agencies addressing such transfer;

(F)               such transfers described in this clause (b) shall be conditioned upon Borrower’s ability to, after giving effect to the transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters;

(G)               such transfers shall be permitted pursuant to the terms of the Property Documents and the Leases;

(H)               to the extent that there has been a Portfolio Material Adverse Effect, Lender shall have received a Rating Agency Confirmation; and

(I)                Borrower shall have paid to Lender, concurrently with the closing of such transfer (I) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (II) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith.

Following the completion of the Closing Date SFTY IPO, to the extent that SFTY shall become a Qualified Public Company and no Event of Default has occurred and is continuing, SFTY shall have the right to execute a recourse guaranty and an environmental indemnity in form and substance substantially identical to the Guaranty and Environmental Indemnity, including, without limitation, the net worth covenants thereunder (the “Replacement Guaranteed Documents”), and (II) Borrower shall furnish to Lender opinions of counsel reasonably satisfactory to Lender and its counsel (A) that SFTY’s formation documents provide for execution of such recourse guaranty and environmental indemnity, (B) that such execution of such recourse guaranty and environmental indemnity has been duly authorized, executed and delivered, and that such recourse guaranty and environmental indemnity are valid, binding and enforceable against such SFTY in accordance with their terms, subject to customary qualifications, and (C) with respect to such other matters as Lender may reasonably request.  Upon satisfaction of the requirements set forth in this paragraph, including, without limitation, the delivery of the Replacement Guaranteed Documents in accordance with the terms and conditions hereof, iStar shall be released from all liability under the Guaranty and the Environmental Indemnity accruing after the date of such Replacement Guaranteed Documents (other than liabilities thereunder caused by such iStar or its Affiliates).

Upon request from Lender, Borrower shall promptly provide Lender with (y) a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any transfer consummated in accordance with this Section 6.3(b) and (z) to the extent such transfer shall result in any Person holding a 10% or greater direct or indirect interest in Borrower and/or any SPE Component Entity or Controlling Borrower and/or any SPE Component Entity who owned less than a 10% direct or indirect interest in Borrower and/or any SPE Component Entity and/or did not Control Borrower and/or any SPE Component Entity as of the Closing Date, satisfactory “know your customer” compliance screening searches for such Person consisting of a search and evaluation of (i) OFAC sanctions and other government-required sanctions lists, (ii) negative news screening of such holders, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist, financial crimes or other material felonies and (iii) such statutes and other information reasonably required by Lender to confirm that such Person is not an Embargoed Person (provided, that, notwithstanding the foregoing provisions of this Section, satisfaction of this subsection (z) shall, at Lender’s option, be a condition precedent to any such transfer);

(c)                a Public Sale (provided, that, the foregoing Public Sale shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance) with the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to such Public Sale:

(A)               Lender shall receive not less than thirty (30) days prior written notice of such Public Sale;

(B)               in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, Borrower and such SPE Component Entity shall continue to be a Single Purpose Entity after giving effect to such transfer;

(C)               in the case of (1) if applicable, the transfer of the management of any Individual Property (or any portion thereof) to a new Affiliated Manager or the entrance into a management agreement with a new Affiliated Manager in accordance with the applicable terms and conditions hereof, (2) the addition and/or replacement of a Guarantor in accordance with the applicable terms and conditions hereof and of the Guaranty or (3) if after giving effect to such transfer more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower or any SPE Component Entity are owned by any Person and/or its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in Borrower or any SPE Component Entity as of the Closing Date, then, with respect to each of the foregoing clauses (1), (2) and (3), Borrower shall deliver to Lender a New Non-Consolidation Opinion or an update to the original Non-Consolidation Opinion delivered in connection with the closing of the Loan reasonably acceptable to Lender and acceptable to the Rating Agencies addressing such transfer;

(D)               such transfer described in clause (b) shall be conditioned upon Borrower’s ability to, after giving effect to the transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters;

(E)               such transfer shall be permitted pursuant to the terms of the Property Documents and the Leases;

(F)                Lender shall have received a Rating Agency Confirmation,

(G)               after giving effect to such transfers, SFTY or a Qualified Public Company shall (I) own at least a 51% direct or indirect equity ownership interest in each of each Borrower and each SPE Component Entity; (II) Control each Borrower and each SPE Component Entity and (III) with respect to an Individual Property that has been subject to a Leased Fee Lease Termination, control the day-to-day operation of the Property,

(H)               no Event of Default has occurred and is continuing and the Anticipated Repayment Date shall not have occurred;

(I)                unless the Replacement Guaranteed Documents are being delivered to Lender simultaneously with such transfer pursuant to this clause (b), no such transfers shall result in a change in Control of Guarantor; and

(J)                Borrower shall have paid to Lender, concurrently with the closing of such transfer (I) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (II) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith.

Following the completion of the Public Sale, to the extent that SFTY shall become a Qualified Public Company and provided that no Event of Default has occurred and is continuing, SFTY shall have the right to execute and deliver to Lender the Replacement Guaranteed Documents, and (II) Borrower shall furnish to Lender opinions of counsel reasonably satisfactory to Lender and its counsel (A) that SFTY’s formation documents provide for execution of such recourse guaranty and environmental indemnity, (B) that such execution of such recourse guaranty and environmental indemnity has been duly authorized, executed and delivered, and that such recourse guaranty and environmental indemnity are valid, binding and enforceable against such SFTY in accordance with their terms, subject to customary qualifications, and (C) with respect to such other matters as Lender may reasonably request.  Upon satisfaction of the requirements set forth in this paragraph, including, without limitation, the delivery of the Replacement Guaranteed Documents in accordance with the terms and conditions hereof, iStar shall be released from all liability under the Guaranty and the Environmental Indemnity accruing after the date of such Replacement Guaranteed Documents (other than liabilities thereunder caused by such iStar or its Affiliates).

Upon request from Lender, Borrower shall promptly provide Lender with (y) a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any transfer consummated in accordance with this Section 6.3(c) and (z) to the extent such transfer shall result in any Person holding a 10% or greater direct or indirect interest in Borrower and/or any SPE Component Entity or Controlling Borrower and/or any SPE Component Entity who owned less than a 10% direct or indirect interest in Borrower and/or any SPE Component Entity and/or did not Control Borrower and/or any SPE Component Entity as of the Closing Date, satisfactory “know your customer” compliance screening searches for such Person consisting of a search and evaluation of (i) OFAC sanctions and other government-required sanctions lists, (ii) negative news screening of such holders, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist, financial crimes or other material felonies and (iii) such statutes and other information reasonably required by Lender to confirm that such Person is not an Embargoed Person (provided, that, notwithstanding the foregoing provisions of this Section, satisfaction of this subsection (z) shall, at Lender’s option, be a condition precedent to any such transfer);

(d)(i) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (ii) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party, (iii) the Sale or Pledge or issuance of shares of capital stock or other legal or beneficial interests in any Restricted Party that is a publicly traded entity, provided such shares of capital stock or other legal or beneficial interests are listed on the New York Stock Exchange or another nationally recognized stock exchange, and (iv) the pledge to a Qualified Lender of the right of SFTY or any direct or indirect legal or beneficial owner of SFTY to receive distributions, and the granting of a security interest to such Qualified Lender in such distributions, in an amount such that Guarantor shall continue to comply with the net worth requirements provided in the Guaranty (provided, that, such pledge to a Qualified Lender shall not include the transfer or pledge of any direct and/or indirect stock, partnership, membership and/or other equity interests in any Restricted Party) and provided, further, that, the foregoing provisions of clauses (i), (ii), (iii) and (iv) above shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (i), (ii) and/or (iv) above:

(A)               Lender shall receive not less than thirty (30) days prior written notice of (y) such transfers and (z) with respect to the pledge set forth in clause (iv) above, the exercise of any rights or remedies by such Qualified Lender with respect to such pledge (provided, that, for purposes of clarification, with respect to the transfers contemplated in subsection (i) above, the aforesaid notice shall only be deemed to be required thirty (30) days prior to the consummation of the applicable transfers made as a result of probate or similar process following such death (as opposed to prior notice of the applicable death));

(B)               to the extent that SFTY is the Guarantor, no such transfers shall result in a change in Control of Guarantor;

(C)               after giving effect to such transfers and provided that the SFTY IPO has not occurred, (1) iStar and/or one or more Qualified Transferees, individually and/or jointly, shall Control SFTY, (2) iStar and/or one or more Qualified Transferees shall collectively own at least a 51% direct or indirect equity ownership interest in each of SFTY, each Borrower and each SPE Component Entity, (3) iStar shall own at least a 10% direct or indirect equity ownership interest in SFTY, each Borrower and each SPE Component Entity and (4) SFTY shall (I) own at least a 51% direct or indirect equity ownership interest in each of each Borrower and each SPE Component Entity; (II) Control each Borrower and each SPE Component Entity and (III) with respect to an Individual Property that has been subject to a Leased Fee Lease Termination, control the day-to-day operation of the Property (provided, that, solely with respect to the Individual Property commonly known as the NASA/JPSS Headquarters, after giving effect to such transfer, iStar shall (I) own at least a 51% direct or indirect equity ownership interest in each of the related Borrower and any related SPE Component Entity; (II) Control the related Borrower and each SPE Component Entity and (III) if such Individual Property has been subject to a Leased Fee Lease Termination, control the day-to-day operation of the Property);

(D)               after giving effect to such transfers and provided that the SFTY IPO has occurred, SFTY shall (I) own at least a 51% direct or indirect equity ownership interest in each of each Borrower and each SPE Component Entity; (II) Control each Borrower and each SPE Component Entity and (III) with respect to an Individual Property that has been subject to a Leased Fee Lease Termination, control the day-to-day operation of the Property;

(E)                in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, Borrower and such SPE Component Entity shall continue to be a Single Purpose Entity after giving effect to such transfer;

(F)                in the case of (1) if applicable, the transfer of the management of any Individual Property (or any portion thereof) to a new Affiliated Manager or the entrance into a management agreement with a new Affiliated Manager in accordance with the applicable terms and conditions hereof, (2) the addition and/or replacement of a Guarantor in accordance with the applicable terms and conditions hereof and of the Guaranty or (3) if after giving effect to such transfer more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower or any SPE Component Entity are owned by any Person and/or its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in Borrower or any SPE Component Entity as of the Closing Date, then, with respect to each of the foregoing clauses (1), (2) and (3), Borrower shall deliver to Lender a New Non-Consolidation Opinion or an update to the original Non-Consolidation Opinion delivered in connection with the closing of the Loan reasonably acceptable to Lender and acceptable to the Rating Agencies addressing such transfer;

(G)               such transfers described in this clause (d) shall be conditioned upon Borrower’s ability to, after giving effect to the transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters;

(H)              such transfers shall be permitted pursuant to the terms of the Property Documents and the Leases;

(I)                with respect to a pledge to a Qualified Lender and any exercise of remedies by such Qualified Lender with respect to the transfer set forth in clause (iv), Lender shall have received a Rating Agency Confirmation; and

(J)               Borrower shall have paid to Lender, concurrently with the closing of such transfer (I) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (II) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith.

Upon request from Lender, Borrower shall promptly provide Lender with (y) a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any transfer consummated in accordance with this Section 6.3(d) and (z) to the extent such transfer shall result in any Person holding a 10% or greater direct or indirect interest in Borrower and/or any SPE Component Entity or Controlling Borrower and/or any SPE Component Entity who owned less than a 10% direct or indirect interest in Borrower and/or any SPE Component Entity and/or did not Control Borrower and/or any SPE Component Entity as of the Closing Date, satisfactory “know your customer” compliance screening searches for such Person consisting of a search and evaluation of (i) OFAC sanctions and other government-required sanctions lists, (ii) negative news screening of such holders, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist, financial crimes or other material felonies and (iii) such statutes and other information reasonably required by Lender to confirm that such Person is not an Embargoed Person (provided, that, notwithstanding the foregoing provisions of this Section, satisfaction of this subsection (z) shall, at Lender’s option, be a condition precedent to any such transfer); and

(e)                a Private Company Transaction (provided, that, the foregoing Private Company Transaction shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to such Private Company Transaction:

(A)              Lender shall receive not less than thirty (30) days prior written notice of such Private Company Transaction;

(B)               in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, Borrower and such SPE Component Entity shall continue to be a Single Purpose Entity after giving effect to such transfer;

(C)               in the case of (1) if applicable, the transfer of the management of any Individual Property (or any portion thereof) to a new Affiliated Manager or the entrance into a management agreement with a new Affiliated Manager in accordance with the applicable terms and conditions hereof, (2) the addition and/or replacement of a Guarantor in accordance with the applicable terms and conditions hereof and of the Guaranty or (3) if after giving effect to such transfer more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower or any SPE Component Entity are owned by any Person and/or its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in Borrower or any SPE Component Entity as of the Closing Date, then, with respect to each of the foregoing clauses (1), (2) and (3), Borrower shall deliver to Lender a New Non-Consolidation Opinion or an update to the original Non-Consolidation Opinion delivered in connection with the closing of the Loan reasonably acceptable to Lender and acceptable to the Rating Agencies addressing such transfer;

(D)              such transfer described in this clause (e) shall be conditioned upon Borrower’s ability to, after giving effect to the transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters;

(E)               such transfer shall be permitted pursuant to the terms of the Property Documents and the Leases;

(F)               Lender shall have received a Rating Agency Confirmation,

(G)               (I) a Qualified Transferee shall have executed and delivered to Lender the Replacement Guaranteed Documents, and (II) Borrower shall furnish to Lender opinions of counsel reasonably satisfactory to Lender and its counsel (A) that such Qualified Transferee’s formation documents provide for execution of such recourse guaranty and environmental indemnity, (B) that such execution of such recourse guaranty and environmental indemnity has been duly authorized, executed and delivered, and that such recourse guaranty and environmental indemnity are valid, binding and enforceable against such Qualified Transferee in accordance with their terms, subject to customary qualifications, and (C) with respect to such other matters as Lender may reasonably request;

(H)               such Qualified Transferee shall (I) own at least a 51% direct or indirect equity ownership interest in each of each Borrower and each SPE Component Entity; (II) Control each Borrower and each SPE Component Entity and (III) with respect to an Individual Property that has been subject to a Leased Fee Lease Termination, control the day-to-day operation of the Property,

(I)                no Event of Default has occurred and is continuing and the Anticipated Repayment Date shall not have occurred; and

(J)                Borrower shall have paid to Lender, concurrently with the closing of such transfer (I) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (II) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith.

Upon request from Lender, Borrower shall promptly provide Lender with (y) a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any transfer consummated in accordance with this Section 6.3(e) and (z) to the extent such transfer shall result in any Person holding a 10% or greater direct or indirect interest in Borrower and/or any SPE Component Entity or Controlling Borrower and/or any SPE Component Entity who owned less than a 10% direct or indirect interest in Borrower and/or any SPE Component Entity and/or did not Control Borrower and/or any SPE Component Entity as of the Closing Date, satisfactory “know your customer” compliance screening searches for such Person consisting of a search and evaluation of (i) OFAC sanctions and other government-required sanctions lists, (ii) negative news screening of such holders, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist, financial crimes or other material felonies and (iii) such statutes and other information reasonably required by Lender to confirm that such Person is not an Embargoed Person (provided, that, notwithstanding the foregoing provisions of this Section, satisfaction of this subsection (z) shall, at Lender’s option, be a condition precedent to any such transfer).  Upon satisfaction of the requirements set forth in this Section 6.3(f), including, without limitation, the delivery of the Replacement Guaranteed Documents in accordance with the terms and conditions hereof, Guarantor shall be released from all liability under the Guaranty and the Environmental Indemnity accruing after the date of such Replacement Guaranteed Documents (other than liabilities thereunder caused by such Guarantor).

Section 6.4.               Permitted Property Transfer (Assumption).

(a)                Total Assumption.  Notwithstanding the foregoing provisions of this Article 6, at any time other than the sixty (60) days prior to and following any Secondary Market Transaction, Lender shall not unreasonably withhold consent to a one-time transfer of the Property in its entirety to (or one hundred percent (100%) of the direct or indirect legal or beneficial interests therein or in each Borrower and each SPE Component Entity), and the related assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(i)                no Event of Default has occurred and is continuing and the Anticipated Repayment Date shall not have occurred;

(ii)               Borrower shall have (A) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (B) paid to Lender a non-refundable processing fee in the amount of $25,000.  Unless a Qualified Transferee owns more than fifty-one percent of the direct or indirect equity ownership in such Transferee and Controls Transferee and will control the day-to-day operations of the Properties, Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld, conditioned or delayed.  Unless a Qualified Transferee owns more than fifty-one percent (51%) of the direct or indirect equity ownership interest in such Transferee and Controls Transferee and will control the day-to-day operations of the Properties, in determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(iii)               Borrower shall have paid to Lender, concurrently with the closing of such prospective transfer, (A) a non-refundable assumption fee in an amount equal to $250,000, (B) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (C) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;

(iv)              Transferee assumes (or, in the case of a sale of all of the ownership interests in Borrower, ratifies) and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, Affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and a Qualified Transferee shall execute a recourse guaranty and an environmental indemnity in form and substance identical to the Guaranty and Environmental Indemnity, including, without limitation, the net worth covenants thereunder.  In connection with such transfer, Lender shall release the existing Borrower (to the extent such Transferee is assuming all of the obligations of Borrower under the Loan Documents) and any Guarantor which is being replaced  pursuant to this Section 6.3 from the obligations under the Loan Documents and the Guaranty, as applicable, arising from and after the consummation of the transfer pursuant to this Section 6.3, other than obligations which expressly survive and other than liabilities caused by Borrower, Guarantor and/or their respective Affiliates;

(v)               Borrower and Transferee, without any cost to Lender, shall furnish any information reasonably requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;

(vi)               Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(vii)             Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s and Qualified Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee, Qualified Transferee and of the entities, if any, which are partners or members of Transferee.  Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 5 hereof;

(viii)            if Management Agreement is in effect as of the closing of such transfer pursuant to this Section 6.4, Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 4.15 hereof and assign to Lender as additional security such new management agreement;

(ix)               Transferee shall furnish to Lender a REMIC Opinion, a New Non-Consolidation Opinion and an additional opinion of counsel reasonably satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, subject to customary qualifications, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing and (D) with respect to such other matters as Lender may reasonably request;

(x)                if required by Lender, Lender shall have received (A) a Rating Agency Confirmation with respect to such transfer and (B) evidence that the proposed transfer will not result in a Property Document Event or violate any Lease;

(xi)               Lender shall have received customary “know your client” searches (in form, scope and substance and from a provider, in each case, reasonably acceptable to Lender) with respect to Person holdings a 10% or greater direct or indirect interest in Transferee, Qualified Transferee, Borrower and/or any SPE Component Entity and

(xii)              Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 6.4.

Section 6.5.               Intentionally Omitted.

Section 6.6.               Lender’s Rights.  Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender.  All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer.  Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent.  This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 6.7.               Economic Sanctions, Anti-Money Laundering and Transfers.  Borrower shall (and shall cause its Constituent Owners and Affiliates to) (a) at all times comply with the representations and covenants contained in Sections 3.29 and 3.30 such that the same remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the ownership requirements specified in this Article 6 (including, without limitation, those stipulated in Section 6.3 and 6.4 hereof) to be complied with at all times.  Borrower hereby represents that, other than in connection with the Loan, the Loan Documents and any Permitted Encumbrances, as of the date hereof, there exists no Sale or Pledge of (i) the Property or any part thereof or any legal or beneficial interest therein or (ii) any interest in any Restricted Party.  For purposes of clarification, references hereunder and/or under the other Loan Documents to “equity ownership interest” or words of similar import shall be deemed to refer to the legal and/or beneficial interests in a Person (as applicable); provided, that, when hereunder or under the other Loan Documents a specified percentage of the aforesaid “equity ownership interest” (or words of similar import) in a Person is required to be held, the same shall be deemed to refer to both the legal and beneficial interest in such Person.  Notwithstanding anything to the contrary contained herein or in any other Loan Document (including, without limitation Sections 6.3 and 6.4 hereof), in no event shall Borrower or any SPE Component Entity be (I) a Prohibited Entity, (II) Controlled (directly or indirectly) by any Prohibited Entity or (II) more than 49% owned (directly or indirectly) by any Prohibited Entities (whether individually or in the aggregate), unless, in the case of each of the foregoing, Lender’s prior written consent is first obtained (which such consent shall be given or withheld in Lender’s sole discretion and may be conditioned on, among other things, Lender’s receipt of a Rating Agency Confirmation).

ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1.               Insurance.

(a)              Each Borrower shall, subject to Section 7.1(l), obtain and maintain or cause to be maintained insurance for each Borrower’s interests in each Individual Property providing at least the following coverages:

(i)                 insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including, without limitation, fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, vandalism, aircraft, vehicles, smoke and “Acts of Terrorism” (hereinafter defined in Section 7.1(b)), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, with a waiver of depreciation, subject to a loss limit of $150,000,000 per occurrence; (B) in an amount sufficient so that no co-insurance penalties shall apply; (C) providing for no deductible  in excess of $50,000 except (I) with respect to windstorm/named storms and high hazard earthquake, which such insurance shall provide for no deductible in relation to such coverage in excess of 5% of the total insurable value of the Property, (II) with respect to flood, $100,000 or $500,000 in high hazard flood zones as designated by FEMA; and (III) as otherwise expressly and specifically permitted herein; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” endorsement. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)               commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the applicable Individual Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold, manufactured or distributed from the applicable Individual Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000 (which may be satisfied through a combination of primary and umbrella/excess limits), with self-insured retentions as approved by Lender but in no event greater than that which is customarily approved by institutional lenders originating comparable mortgage loans for similarly situated properties (provided that, with the respect to coverage provided under the master liability program maintained by Hilton Worldwide Holdings Inc. with respect to that certain Individual Properties known as Doubletree Durango, Doubletree Mission Valley, Hilton Salt Lake, Doubletree Seattle Airport and Doubletree Sonoma, a self-insured retention of $500,000 shall be permitted); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available; and (6) Acts of Terrorism;

(iii)               loss, by Borrower, of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsection 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the applicable Individual Property (on an actual loss sustained basis) for a period of eighteen (18) months; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s reasonable determination of the projected annual gross income from the applicable Individual Property; and (D) containing a six (6) month extended period of indemnity endorsement.  Notwithstanding anything to the contrary contained herein or in any other Loan Documents, to the extent that insurance proceeds are payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) and Borrower is entitled to disbursement of Net Proceeds for Restoration in accordance with the terms hereof, (1) a Trigger Period shall be deemed to exist and (2) such Rent Loss Proceeds shall be deposited by Lender in the Cash Management Account and disbursed as provided in Article 9 hereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which shall deemed to be included within the definition of the “Accounts” hereunder) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv)              at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and only if the existing property and/or liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein the Section 7.1; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 7.1(a)(i), (3) including permission to occupy the applicable Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)               to the extent that Borrower has employees, workers’ compensation, subject to the statutory limits of the state in which the applicable Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the applicable Individual Property, or in connection with the applicable Individual Property or its operation (if applicable);

(vi)              comprehensive boiler and machinery insurance and equipment breakdown coverage, in each case, covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Lender;

(vii)             if any portion of the Improvements is at any time located in an area identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts, subject to deductibles as permitted under the Flood Insurance Acts (plus such higher amount or other related and/or excess coverage as Lender may, in each case, require in its sole discretion and with deductibles acceptable to Lender);

(viii)            earthquake, sinkhole and mine subsidence insurance, if required, in amounts equal to one and one-half times (1.5x) the probable maximum loss of the applicable Individual Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i);

(ix)               umbrella liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(x)                Intentionally Omitted;

(xi)               motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000); and

(xii)              such other insurance and in such amounts (A) as may be required pursuant to the terms of the Property Documents and (B) Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the applicable Individual Property is located.

(b)               All insurance provided for in Subsection 7.1(a) hereof shall, subject to Section 7.1(l), be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the applicable Individual Property is located and approved by Lender.  The insurance companies must have a general policy rating of A or better and a financial class of IX or better by A.M. Best Company, Inc., and a claims paying ability/financial strength rating of “A” or better by S&P and “A2” or better by Moody’s, if they rate the insurance company and are rating the Securities (each such insurer shall be referred to below as a “Qualified Insurer”).  Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver certificates of insurance evidencing the Policies providing coverages required to be provided by, or on behalf of, Borrower pursuant to this Agreement and evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).  Borrower shall deliver complete copies of such required Policies upon request by Lender.  For so long as the Terrorism Risk Insurance Act of 2015 (as the same may be further modified, amended, or extended, “TRIPRA”) (a) remains in full force and effect and (b) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within the definition of “Acts of Terrorism.”

(c)                Borrower shall not obtain (or permit to be obtained) separate insurance for each Borrower’s interests in each Individual Property which is concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) or with any coverage that may be provided by a Tenant pursuant to the Leased Fee Lease except that contingent property insurance that is excess difference in conditions and difference in limit will not be considered concurrent. Borrower may obtain (or permit to be obtained) coverage for each Borrower’s interests in each Individual Property under a blanket Policy for so long as such Policy provides the same protection as would a separate Policy insuring only such Individual Property in compliance with the provisions of Section 7.1(a) and such Policy includes such changes to the coverages and requirements set forth herein as may be required by Lender (including, without limitation, increases to the amount of coverages required herein).  In the event Borrower obtains (or causes to be obtained) a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required herein this Subsection 7.1.

(d)               Subject to 7.1(l), all Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as the insured (or an additional insured with the respect to coverage provided by any Tenant in satisfaction of the Borrower’s obligations herein), and, in the case of Borrower’s liability Policies (except for the Policies referenced in Subsections 7.1(a)(v) and (xi)), shall name Lender as an additional insured, as their respective interests may appear, and, in the case of Borrower’s property damage Policies (including, but not limited to, Acts of Terrorism, rent loss, business interruption, boiler and machinery, earthquake and flood insurance), such Policies shall contain a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)               All Policies of insurance provided for in Subsection 7.1(a), subject to Section 7.1(l), shall contain clauses or endorsements to the effect that:

(i)                the following shall in no way affect the validity or enforceability of the Policy insofar as Lender is concerned:  (A) any act or negligence of Borrower, of anyone acting for Borrower or of any other Person named as an insured, additional insured and/or loss payee, (B) any foreclosure or other similar exercise of remedies and (C) the failure to comply with the provisions of the Policy which might otherwise result in a forfeiture of the insurance or any part thereof;

(ii)                the Policy shall not be materially changed (other than to increase the coverage provided thereby), terminated or cancelled without at least 30 days’ written notice to Lender and any other party named therein as an insured;

(iii)               Borrower shall give written notice to Lender (via certified mail, postage prepaid, return receipt requested) if the Policy has not been renewed thirty (30) days prior to its expiration;

(iv)              Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments or commissions thereunder and that the related issuer(s) waive any related claims to the contrary; and

(v)               Lender shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums.

(f)                By no later than five (5) days following the Lender’s request of Borrower, Borrower shall furnish to Lender a statement certified by Borrower or a Responsible Officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance.  Without limitation of the foregoing, Borrower shall also comply with the foregoing within ten (10) days of written request of Lender.  Borrower shall promptly forward to Lender a copy of each written notice received by any Borrower Party of any modification, reduction or cancellation of any of the Borrower’s Policies or of any of the coverages afforded under any of the Borrower’s Policies.

(g)               If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(h)               In the event of a foreclosure of the Security Instrument or other transfer of title to any Individual Property (or any portion thereof) in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the proceeds payable under the Borrower’s property insurance policy with respect to such Individual Property shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i)                 As an alternative to the Policies required to be maintained by Borrower pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy.  Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

(j)                 Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with any Individual Property (or any portion thereof), and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting any Individual Property or any part thereto) out of such Awards or insurance proceeds.  Any Net Proceeds related to such Awards or insurance proceeds shall be deposited with Lender and held and applied in accordance with the applicable terms and conditions hereof

(k)                Intentionally Omitted.

(l)                 With respect to a Hilton Individual Property, in the event no leasehold mortgage is in place at a Hilton Individual Property and so long as a Tenant maintains property insurance coverage (1) as required under the Leased Fee Lease with respect to such Individual Property and (2) which satisfies the insurance requirements of this Section 7.1 with respect to such Hilton Individual Property (except that a $500,000 property and terrorism deductible under the master program maintained by Hilton Worldwide Holdings Inc. shall be acceptable to Lender), Borrower may, but shall not be required to, maintain property insurance insuring the improvements at the Individual Property, it being understood that the applicable Tenant’s property insurance will serve as primary insurance and shall be deemed to satisfy the requirements herein.  Notwithstanding anything to the contrary contained herein, (A) with respect to the Individual Property known as The Buckler Apartments, Borrower’s obligation to maintain the coverages required pursuant to Sections 7.1(a)(i), (iii), (iv), (vi), (vii), and (viii) herein with respect to such Individual Property (and the provisions of 7.1(b)-(j) with respect to such coverages) shall be suspended for so long as (I) no Leased Fee Lease Termination Period has occurred and is continuing with respect to such Individual Property and (II) Borrower shall cause the Tenant under such Individual Property known as The Buckler Apartments to maintain the insurance required by the Leased Fee Lease as of the Closing Date and (B) with respect to the following Individual Properties known as: Northside Forsyth Hospital Medical Center, One Ally Center, Dallas Market Center: Marriott Courtyard, Dallas Market Center: Sheraton Suites, NASA/JPSS Headquarters and Lock-Up Self-Storage Facility, Borrower’s obligation to maintain the coverages required pursuant to Sections 7.1(a)(i), (iii), (iv), (vi), (vii), and (viii) herein with respect to such Individual Properties (and the provisions of 7.1(b)-(j) with respect to such coverages) shall be suspended for so long as (I) no Leased Fee Lease Termination Period has occurred and is continuing with respect to such Individual Property and (II) Borrower shall cause the Tenants under each such Individual Properties to maintain the insurance required by the Leased Fee Lease as of the Closing Date, it being understood that, with respect to clause (B)(II) hereof only, if Tenant does not maintain the insurance required by the Leased Fee Lease as of the Closing Date, Borrower shall only be required to purchase property insurance at the Individual Property in which Borrower has an insurable interest and can purchase such property insurance coverage at commercially reasonable rates.

Section 7.2.               Casualty.  If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the applicable Individual Property (or, with respect to any Individual Property for which no Leased Fee Lease Termination Period has occurred and is continuing and to the extent Tenant is obligated to do so pursuant to the Leased Fee Lease, cause the Tenant under the Leased Fee Lease to do the same) and otherwise comply with the provisions of Section 7.4, provided, however, Borrower shall not be required to cause a Tenant to take actions such Tenant is not required to take pursuant to a Leased Fee Lease (nor shall Borrower be obligated to take any such actions so long as no Leased Fee Lease Termination Period has occurred and is continuing with respect to such Individual Property).  Borrower shall pay (or cause the Tenant under the Leased Fee Lease to pay) all costs of Restoration (including, without limitation, any applicable deductibles under the Policies) whether or not such costs are covered by the Net Proceeds, provided, however, Borrower shall not be required to cause a Tenant to cause a Tenant to make payments such Tenant is not required to pay pursuant to a Leased Fee Lease (nor shall Borrower be obligated to make such payment so long as no Lease Fee Lease Termination Period has occurred and is continuing with respect to such Individual Property).  Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.  In the event that the Tenant under a Leased Fee Lease shall be required to restore such Individual Property pursuant to the terms of such Leased Fee Lease and shall fail to do so and a Leased Fee Lease Termination Period shall occur with respect to such Individual Property (such Individual Property, a “Leased Fee Lease Restoration Failure Property”), Borrower shall not be required to comply with the terms of this Section 7.2 to complete the Restoration of the applicable Individual Property so long as Borrower shall have released such Individual Property in accordance with the terms and conditions of Section 2.7(d) hereof.

Section 7.3.               Condemnation.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property (or any portion thereof) of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served on Borrower in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4.  Borrower shall pay all costs of Restoration whether or not such costs are covered by the Net Proceeds.  If any Individual Property (or any portion thereof) is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.  Notwithstanding the foregoing or anything to the contrary contained herein, if, in connection with any Casualty or Condemnation (including, without limitation, a release of any Hilton Individual Property in accordance with Section 2.7(d) hereof), a prepayment of the Debt (in whole or in part) is required under REMIC Requirements, (a) the applicable Net Proceeds shall be applied to the Debt in accordance with Section 7.4(c) hereof and (b) to the extent that the amount of the applicable Net Proceeds actually applied to the Debt in connection therewith is insufficient under REMIC Requirements, Borrower shall, within five (5) days of demand by Lender, prepay the principal amount of the Debt in accordance with the applicable terms and conditions hereof in an amount equal to such insufficiency plus the amount of any then applicable Interest Shortfall (such prepayment, together with any related Interest Shortfall payment, collectively, the “REMIC Payment”).  Lender may require Borrower to deliver a REMIC Opinion in connection with each of the foregoing.

Section 7.4.               Restoration.  The following provisions shall apply in connection with the Restoration of any Individual Property (provided, that, Borrower shall not be required to restore an Individual Property that is a Leased Fee Leased Restoration Failure Property that has been released in accordance with Section 2.7(d) and Section 7.2 hereof nor shall Borrower be required to restore to the extent such restoration is not required pursuant to the proviso in the first sentence of Section 7.2):

(a)                If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)                If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i)                The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)               no Event of Default shall have occurred and be continuing and the Anticipated Repayment Date shall not have occurred;

(B)               (1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) fair market value of the applicable Individual Property as reasonably determined by Lender, and (ii) rentable area of the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the applicable Individual Property as reasonably determined by Lender and (ii) rentable area of the applicable Individual Property is taken, such land is located along the perimeter or periphery of the applicable Individual Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the applicable Individual Property;

(C)                the Lease related to such Individual Property which is subject to such Casualty or Condemnation shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that such Lease shall continue at such Individual Property after the completion of the Restoration;

(D)               Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws, and the applicable requirements of the Property Documents;

(E)                Lender shall be satisfied that any operating deficits which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)                Lender shall be satisfied that the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient to cover the cost of the Restoration;

(G)                Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the applicable Individual Property will not be less than the fair market value and cash flow of the applicable Individual Property as the same existed immediately prior to the applicable Casualty or Condemnation;

(H)                Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Anticipated Repayment Date, (2) six (6) months after the occurrence of such fire or other casualty or taking (or such longer period as Lender may reasonably determine), (3) the earliest date required for such completion under the terms of any Leases and the Property Documents, (4) such time as may be required under applicable Legal Requirements or (5) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above;

(I)                 Borrower and Guarantor shall execute and deliver to Lender a completion guaranty in form and substance satisfactory to Lender and its counsel pursuant to the provisions of which Borrower and Guarantor shall jointly and severally guaranty to Lender the lien-free completion by Borrower of the Restoration in accordance with the provisions of this Subsection 7.4(b);

(J)                 the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and the Property Documents;

(K)               the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Property Documents;

(L)                the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(M)               Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements and, in that regard, Lender may require Borrower to deliver a REMIC Opinion in connection therewith.

(ii)               The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.  The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)               All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.  Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim.  If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)              In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage.  The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed.  There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration.  The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the applicable Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument.  If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)               Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)              If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)             The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c)               All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper.  If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

ARTICLE 8

RESERVE FUNDS

Section 8.1.               Debt Service Coverage Cure Funds.

(a)                Deposits of Debt Service Coverage Cure Funds.  Amounts deposited pursuant to this Section 8.1 (including the proceeds of any Letter of Credit delivered in accordance with the terms and conditions hereof as Debt Service Coverage Cure Collateral) are referred to herein as the “Debt Service Coverage Cure Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Debt Service Coverage Cure Reserve Account”.  In the event Borrower delivers to Lender any cash Debt Service Coverage Cure Collateral in accordance with the terms of this Agreement, Lender shall deposit such cash Debt Service Coverage Cure Collateral into the Debt Service Coverage Cure Reserve Account.  Any such Debt Service Coverage Cure Funds (or any Letter of Credit delivered as Debt Service Coverage Cure Collateral) shall be held by Lender as additional collateral for the Loan.  In the event Lender shall draw on any Letter of Credit delivered as Debt Service Coverage Cure Collateral in accordance with the terms of this Agreement, the proceeds thereof shall be deposited into the Debt Service Coverage Cure Reserve Account.

(b)               Release of Debt Service Coverage Cure Funds.

(i)                 With respect to any Debt Service Coverage Cure Funds (or any Letter of Credit delivered as Debt Service Coverage Cure Collateral) in connection with a Trigger Period pursuant to clause (A)(ii) of the definition thereof, upon the expiration of such Trigger Period (without regard to any such Debt Service Coverage Cure Collateral), provided no Event of Default has occurred and is continuing, no Trigger Period then exists and that the Anticipated Repayment Date has not occurred, then the applicable Debt Service Coverage Cure Funds shall be disbursed to Borrower and/or any Letter of Credit delivered as Debt Service Coverage Cure Collateral shall be returned to Borrower.

(ii)                All reasonable out-of-pocket costs and expenses incurred by Lender in connection with holding and disbursing the Debt Service Coverage Cure Funds (and holding, reducing, drawing upon, transferring or returning any Letter of Credit delivered as Debt Service Coverage Cure Collateral) shall be paid by Borrower.

(iii)               Any Debt Service Cure Funds remaining on deposit in the Debt Service Coverage Cure Reserve Account after the Debt has been paid in full or following a Total Defeasance Event shall be paid to Borrower.

Section 8.2.               Loan Term Cash Collateral Funds.

(a)                Deposits of Loan Term Cash Collateral Funds.  Amounts deposited pursuant to this Section 8.2 (including the proceeds of any Letter of Credit delivered as Loan Term Cash Collateral) are referred to herein as the “Loan Term Cash Collateral Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Loan Term Cash Collateral Reserve Account”.  In the event Borrower delivers to Lender any cash Loan Term Cash Collateral in accordance with the terms of this Agreement, Lender shall deposit such cash Loan Term Cash Collateral into the Loan Term Cash Collateral Reserve Account.  Any such Loan Term Cash Collateral Funds (or any Letter of Credit delivered as Loan Term Cash Collateral) shall be held by Lender as additional collateral for the Loan.  In the event Lender shall draw on any Letter of Credit delivered as Loan Term Cash Collateral in accordance with the terms of this Agreement, the proceeds thereof shall be deposited into the Loan Term Cash Collateral Reserve Account.

(b)                Release of Debt Service Coverage Cure Funds.  The Loan Term Cash Collateral Funds shall remain as collateral for the Loan until the Debt has been paid in full or a Total Defeasance Event shall have occurred, in which instance the Loan Term Cash Collateral Funds shall be paid to Borrower.

Section 8.3.               Ground Rent Funds.  On each Monthly Payment Date occurring during the continuance of a Trigger Period, Borrower shall pay (or cause to be paid) to Lender on each Monthly Payment Date (a) (i) with respect to each Individual Property other than a Waived Ground Rent Deposit Property, one-twelfth of an amount which would be sufficient to pay the Ground Rent payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months under each Ground Lease (other than a Ground Lease related to a Waived Ground Rent Deposit Property) in order to pay installments of Ground Rent at least thirty (30) days prior to the due date for such Ground Rent and (ii) upon the occurrence and following the continuance of a Borrower Ground Rent Period with respect to any Waived Ground Rent Deposit Property, one-twelfth of an amount which would be sufficient to pay the Ground Rent payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months under each Ground Lease in order to pay installments of Ground Rent at least thirty (30) days prior to the due date for such Ground Rent (the “Monthly Ground Rent Deposit”), which deposits shall be held in an Eligible Account by Lender or Servicer (the “Ground Rent Account”) (amounts held in the Ground Rent Account are hereinafter referred to as the “Ground Rent Funds”).  Additionally, if, at any time during the continuance of a Trigger Period, Lender determines, in its reasonable discretion, that amounts on deposit in or scheduled to be deposited in the Ground Rent Account will be insufficient to pay all Ground Rent due under the Ground Lease at least ten (10) Business Days prior to the due date for such Ground Rent, Borrower shall make a True Up Payment with respect to such insufficiency into the Ground Rent Account.  Borrower agrees to promptly notify Lender of any changes to the amounts, schedules and instructions for payment of any Ground Rent of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Ground Rent directly from the landlord under such applicable Ground Lease.  Provided there are sufficient amounts in the Ground Rent Account and no Event of Default exists, Lender shall be obligated to pay the Ground Rent as it becomes due on its respective due dates on behalf of Borrower by applying the Ground Rent Funds to the payment of such Ground Rent.  Any Ground Rent Funds remaining on deposit in the Ground Rent Account after the Debt has been paid in full or following a Total Defeasance Event shall be paid to Borrower.

Section 8.4.               Operating Expense Funds.  On the first Monthly Payment Date occurring after each occurrence of a Trigger Period, Borrower shall make a True Up Payment into the Operating Expense Account.  On each Monthly Payment Date occurring on and after the occurrence and continuance of a Trigger Period, Borrower shall deposit (or shall cause there to be deposited) into an Eligible Account held by Lender or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period with respect to any Individual Property for which a Leased Fee Lease Termination has occurred (such amount, the “Op Ex Monthly Deposit”).  Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Operating Expense Funds”.  Provided no Event of Default has occurred and is continuing, Lender shall disburse the Operating Expense Funds to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses which respect to such Properties (if any) for which a Leased Fee Lease Termination has occurred upon Borrower’s request (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement).  Any Operating Expense Funds remaining on deposit in the Operating Expense Account after the Debt has been paid in full or following a Total Defeasance Event shall be paid to Borrower.

Section 8.5.               Excess Cash Flow Funds.  On the first Monthly Payment Date occurring after each occurrence of a Trigger Period and on each Monthly Payment Date occurring thereafter during the continuance of such Trigger Period, Borrower shall make a True Up Payment into the Excess Cash Flow Account (provided, that, (i) such True Up Payments shall only be required after the occurrence of any Cash Management Violation and (ii) the amount of such True Up Payments shall be determined by Lender based upon Lender’s commercially reasonable estimate of the amounts that would have been deposited into the Excess Cash Flow Account on each applicable Monthly Payment Date had the applicable Cash Management Violation not occurred).  On each Monthly Payment Date occurring on and after the occurrence and continuance of a Trigger Period, Borrower shall deposit (or cause to be deposited) into an Eligible Account with Lender or Servicer (the “Excess Cash Flow Account”) an amount equal to the Excess Cash Flow generated by the Property for the immediately preceding Interest Accrual Period (each such monthly deposit being herein referred to as the “Monthly Excess Cash Flow Deposits” and the amounts on deposit in the Excess Cash Flow Account being herein referred to as the “Excess Cash Flow Funds”).  Provided no Event of Default has occurred and is continuing, on each Monthly Payment Date occurring after the Anticipated Repayment Date, all funds in the Excess Cash Flow Account shall be applied by Lender first to reduce the outstanding principal balance of the Loan with any remaining amounts to be applied toward the Accrued Interest.  Provided no Event of Default has occurred and is continuing, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account shall be disbursed to Borrower upon the expiration of any Trigger Period in accordance with the applicable terms and conditions hereof.  Any Excess Cash Flow Funds remaining on deposit in the Excess Cash Flow Account after the Debt has been paid in full or following a Total Defeasance Event shall be paid to Borrower.

Section 8.6.               Tax and Insurance Funds.  On each Monthly Payment Date occurring during the continuance of a Trigger Period, Borrower shall pay (or cause to be paid) to Lender on each Monthly Payment Date (a) (i) with respect to each Individual Property other than a Waived Tax Deposit Property, one-twelfth of an amount which would be sufficient to pay the Taxes payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months with respect to such Individual Properties (other than a Waived Tax Deposit Property) assuming that said Taxes are to be paid in full on the Tax Payment Date and (ii) upon the occurrence and following the continuance of a Borrower Tax Period with respect to any Waived Tax Deposit Property, one-twelfth of an amount which would be sufficient to pay the Taxes payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months with respect to such Individual Property assuming that said Taxes are to be paid in full on the Tax Payment Date (the “Monthly Tax Deposit”), each of which such deposits shall be held in an Eligible Account with Lender or Servicer (the “Tax Account”), and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Properties (or any portion thereof) shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, (i) with respect to each Individual Property other than a Waived Insurance Deposit Property, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies with respect to each Individual Property other than a Waived Insurance Deposit Property upon the expiration thereof and (ii) upon the occurrence and following a Borrower Insurance Period with respect to any Waived Insurance Deposit Property, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for renewal of the coverage afforded by the Policies with respect to each Waived Insurance Deposit Property that is subject to a Borrower Insurance Period upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in an Eligible Account with Lender or Servicer (the “Insurance Account”) (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”).  In the event Lender shall elect, during the continuance of a Trigger Period, to collect payments in escrow for Insurance Premiums or Taxes, Borrower shall make a True Up Payment with respect to the same into the applicable Reserve Account.  Additionally, if, at any time, Lender determines that amounts on deposit in or scheduled to be deposited in (i) the Tax Account will be insufficient to pay all applicable Taxes in full on the Tax Payment Date and/or (ii) the Insurance Account will be insufficient to pay all applicable Insurance Premiums in full on the Insurance Payment Date, Borrower shall make a True Up Payment with respect to such insufficiency into the applicable Reserve Account.  Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority.  Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums.  If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds.  Any Tax and Insurance Funds remaining on deposit in the Tax Account and/or Insurance Account after the Debt has been paid in full or following a Total Defeasance Event shall be paid to Borrower.

Section 8.7.               Default Cure Collateral Funds.

(a)               Deposits of Default Cure Collateral Funds.  Amounts deposited pursuant to this Section 8.7 are referred to herein as the “Default Cure Collateral Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Default Cure Collateral Reserve Account”.  In the event that the Release Date shall not have occurred and there is an Event of Default which relates solely to an Individual Property (and no other Event of Default has occurred and is continuing), Borrower shall have the right to cure such Event of Default by paying to Lender an amount equal to the Release Price of such Individual Property to which such Event of Default relates for deposit into the Default Cure Collateral Reserve Account.

(b)               Release of Default Cure Collateral Funds.

(i)                Provided (I) the Release Date shall have occurred, (II) no Event of Default has occurred and is continuing and (III) the Anticipated Repayment Date has not occurred, then, to the extent that Borrower shall enter into a Partial Defeasance Event or a Release of such Individual Property in accordance with the terms and conditions of Section 2.8 or Section 2.9 hereof, as applicable, Lender shall disburse funds from the Default Cure Collateral Reserve Account for such Individual Property to be partially defeased or released, as applicable, to be applied by Borrower in connection with such Partial Defeasance Event or Release, respectively.

(ii)               Any Debt Cure Collateral Funds remaining on deposit in the Default Cure Collateral Reserve Account after the Debt has been paid in full or following a Total Defeasance Event shall be paid to Borrower.

Section 8.8.               The Accounts Generally.

(a)               Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt.  The provisions of this Section 8.8 (together with the other related provisions of the other Loan Documents) are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral and serve as a “security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC.  Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein.  The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender.  Notwithstanding anything to the contrary contained herein, unless otherwise consented to in writing by Lender, Borrower shall only be permitted to request (and Lender shall only be required to disburse) Reserve Funds on account of the liabilities, costs, work and other matters (as applicable) for which said sums were originally reserved hereunder, in each case, as reasonably determined by Lender.

(b)               Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Lender’s security interest therein.  Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

(c)                Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)               The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)                Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees.  Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)                 Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender.  In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria.  Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution.

(g)               Interest accrued on any Account other than an Interest Bearing Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender.  Funds deposited in the Interest Bearing Accounts shall be invested in Permitted Investments as provided for in Section 8.8(h) hereof.  Interest accrued, if any, on sums on deposit in the Interest Bearing Accounts shall be remitted to and become part of the applicable Account.  All such interest that so becomes part of the applicable Account shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Account; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

(h)               Sums on deposit in the Interest Bearing Accounts shall, upon Borrower’s written request, be invested in Permitted Investments selected by Lender or Servicer provided (i) such investments are then regularly offered by Lender (or Servicer on behalf of Lender) for accounts of this size, category and type (Borrower acknowledges that the Servicer or Lender may only offer as an investment opportunity the right to place funds on deposit in the applicable Accounts in an interest bearing account (bearing interest at the money market rate)), (ii) such investments are permitted by applicable federal, State and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the Interest Bearing Accounts are required to be disbursed pursuant to the terms hereof, and (iv) no Event of Default shall have occurred and be continuing.  All income earned from the aforementioned Permitted Investments shall be property of Borrower and Borrower hereby irrevocably authorizes and directs Lender (or Servicer on behalf of Lender) to hold any income earned from the aforementioned Permitted Investments as part of the applicable Interest Bearing Account.  Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments.  No other investments of the sums on deposit in the Interest Bearing Accounts shall be permitted.  Lender shall not be liable for any loss sustained on the investment of any funds in the Interest Bearing Accounts.

(i)                Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Accounts, this Agreement and the enforcement hereof and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

Section 8.9.               Letters of Credit.

(a)               This Section shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions hereof.  Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Lender no less than five (5) Business Days written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith.  No party other than Lender shall be entitled to draw on any such Letter of Credit.  In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds.

(b)               Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt.  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.  Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt.   Lender shall have the additional rights to draw in full any Letter of Credit:  (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least forty five (45) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than forty five (45) days prior to such termination); (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within fifteen (15) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender.  If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established.  Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

ARTICLE 9

CASH MANAGEMENT

Section 9.1.               Establishment of Certain Accounts.

(a)               Borrower shall, simultaneously herewith, establish an Eligible Account (the “Restricted Account”) pursuant to the Restricted Account Agreement in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Property.  Pursuant to the Restricted Account Agreement, funds on deposit in the Restricted Account shall be transferred on each Business Day to or at the direction of Borrower unless a Trigger Period exists, in which case such funds shall be transferred on each Business Day to the Cash Management Account.

(b)               Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, shall establish an Eligible Account (the “Cash Management Account”) with Lender or Servicer, as applicable, in the name of Borrower for the sole and exclusive benefit of Lender. Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, shall also establish with Lender or Servicer an Eligible Account into which Borrower shall deposit, or cause to be deposited the amounts required for the payment of Debt Service under the Loan (the “Debt Service Account”).

Section 9.2.               Deposits into the Restricted Account; Maintenance of Restricted Account.

(a)               Borrower represents, warrants and covenants that, so long as the Debt remains outstanding, (i) Borrower shall, or shall cause Manager to, immediately deposit all revenue derived from the Property and received by Borrower or Manager, as the case may be, into the Restricted Account; (ii) Borrower shall instruct Manager to immediately deposit (A) all revenue derived from the Property collected by Manager, if any, pursuant to the Management Agreement (or otherwise) into the Restricted Account and (B) all funds otherwise payable to Borrower by Manager pursuant to the Management Agreement (or otherwise in connection with the Property) into the Restricted Account; (iii) (A) on or before the Closing Date, Borrower shall have sent (and hereby represents that it has sent) a notice, substantially in the form of Exhibit A attached hereto, to all Tenants now occupying space at the Property directing them to pay all rent and other sums due under the Lease to which they are a party into the Restricted Account (such notice, the “Tenant Direction Notice”), (B) simultaneously with the execution of any Lease entered into on or after the date hereof in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease the Tenant Direction Notice and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property.  Until deposited into the Restricted Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower.  Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Lender’s prior written consent.

(b)               Borrower shall maintain the Restricted Account for so long as the Debt remains outstanding, which Restricted Account shall be under the sole dominion and control of Lender (subject to the terms hereof and of the Restricted Account Agreement).  The Restricted Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender.  Borrower hereby grants to Lender a first-priority security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Restricted Account.  Borrower hereby authorizes Lender to file UCC Financing Statements and continuations thereof to perfect Lender’s security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof.  All costs and expenses for establishing and maintaining the Restricted Account (or any successor thereto) shall be paid by Borrower.  All monies now or hereafter deposited into the Restricted Account shall be deemed additional security for the Debt.  Borrower shall pay all sums due under and otherwise comply with the Restricted Account Agreement.  Borrower shall not alter or modify either the Restricted Account or the Restricted Account Agreement, in each case without the prior written consent of Lender.  The Restricted Account Agreement shall provide (and Borrower shall provide) Lender online access to bank and other financial statements relating to the Restricted Account (including, without limitation, a listing of the receipts being collected therein).  In connection with any Secondary Market Transaction, Lender shall have the right to cause the Restricted Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Restricted Account.  Lender shall provide Borrower with prompt written notice of any such renaming of the Restricted Account.  Borrower shall not further pledge, assign or grant any security interest in the Restricted Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  The Restricted Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Bank.  Upon (A) Bank ceasing to be an Eligible Institution, (B) the Restricted Account ceasing to be an Eligible Account, (C) any resignation by Bank or termination of the Restricted Account Agreement by Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s request, (1) terminate the existing Restricted Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Bank to open a new Restricted Account (which such account shall be an Eligible Account) and enter into a new Restricted Account Agreement with Lender on substantially the same terms and conditions as the previous Restricted Account Agreement and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Restricted Account Agreement and Restricted Account.  Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 9.2 in the name of Borrower in the event Borrower fails to do the same.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

Section 9.3.               Disbursements from the Cash Management Account.  On each Monthly Payment Date during the occurrence and continuance of a Trigger Period, Lender or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:

(a)               First, funds sufficient to pay the Monthly Ground Rent Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Ground Rent Account;

(b)               Second, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Tax Account;

(c)               Third, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited in the Insurance Account;

(d)               Fourth, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited into the Debt Service Account;

(e)               Fifth, funds sufficient to pay the Debt Service (calculated after the Anticipated Repayment Date at the Regular Interest Rate) due on the then applicable Monthly Payment Date shall be deposited in the Debt Service Account;

(f)                Sixth, funds sufficient to pay any other amounts due and owing to Lender and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents, if any, shall be deposited with or as directed by Lender;

(g)               Seventh, funds sufficient to pay the Op Ex Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Operating Expense Account; and

(h)               Eighth, all amounts remaining in the Cash Management Account after deposits for items (a) through (g) above (“Excess Cash Flow”) shall be deposited into the Excess Cash Flow Account.

Section 9.4.               Withdrawals from the Debt Service Account.  Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges or interest accruing at the Default Rate.

Section 9.5.               Payments Received Under this Agreement.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1.               Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)               if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due, (B) the Monthly Ground Rent Deposit is not paid in full on or before the date when due or (C) any other portion of the Debt not specified in the foregoing clause (A) or (B) is not paid when due and such non-payment pursuant to this clause (C) continues for five (5) Business Days following notice to Borrower that the same is due and payable;

(b)               if any of the Taxes or Other Charges are not paid when the same are due and payable except to the extent (A) sums sufficient to pay the Taxes or Other Charges in question had been reserved hereunder prior to the applicable due date for the Taxes or Other Charges in question for the express purpose of paying the Taxes or Other Charges in question and Lender failed to pay the Taxes or Other Charges in question when required hereunder, (B) Lender’s access to such sums was not restricted or constrained in any manner by Borrower, Guarantor and/or their respective Affiliates and (C) no Event of Default was continuing;

(c)                if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof

(d)               if any of the representations or covenants contained in Article 5 are breached or violated; provided, that, any such breach shall not constitute an Event of Default (1) if such breach is inadvertent and non-recurring, (2) if such breach is curable, Borrower shall promptly cure such breach within fifteen (15) days after such breach occurs and (3) if requested by Lender, Borrower shall have delivered to Lender a New Non-Consolidation Opinion or an update from the law firm under the most recent Non-Consolidation Opinion previously delivered to Lender to the effect that such breach or violation does not negate or impair the Non-Consolidation Opinion previously delivered to Lender;

(e)               if a Prohibited Transfer shall occur in violation of this Agreement or any representation or covenants contained in Section 6.7 hereof is breached or violated in any material respect;

(f)                 if any of the representations or covenants contained in Section 4.14 are breached or violated and such breach or violation continues for ten (10) Business Days;

(g)               if any representation or warranty made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material adverse respect when made; provided that if such untrue representation or warranty is susceptible of being cured, Borrower shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Lender;

(h)               if (i) Borrower, any SPE Component Entity, any Affiliated Manager or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any SPE Component Entity, any Affiliated Manager or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity, any Affiliated Manager or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower, any SPE Component Entity, any Affiliated Manager or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower, any SPE Component Entity, any Affiliated Manager or Guarantor shall take any action in furtherance of, in collusion with respect to, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, any SPE Component Entity, any Affiliated Manager or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (vi) any Restricted Party is substantively consolidated with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries; or (vii) a Bankruptcy Event occurs;

(i)                 if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(j)                 if any Individual Property (or any portion thereof) becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(k)                if any federal tax lien is filed against Borrower, any SPE Component Entity, Guarantor or any Individual Property (or any portion thereof) and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(l)                 if Borrower shall fail to deliver to Lender, within ten (10) days after request by Lender, the estoppel certificates required by Section 4.13(a) or (c) hereof;

(m)               if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(n)               if any of the assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue in any material respect;

(o)               if Borrower defaults under any applicable Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceased to be in full force and effect, unless, in each such case, Borrower, contemporaneously with such cancellation, termination, surrender, expiration or cessation, enters into a Qualified Management Agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(p)                if Borrower fails to comply with any limitations on instructing the Manager, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement, the Assignment of Management Agreement and the Security Instrument;

(q)               if any representation and/or covenant herein relating to ERISA matters is breached;

(r)                 if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Ground Lease as and when payable thereunder, (B) Borrower defaults in its obligations under any Ground Lease beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) the Ground Lease is amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent to the extent required hereunder or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent to the extent required hereunder, (D) the Ground Lease and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs;

(s)                if Section 11.1 or 11.6 is violated or breached and such violation or breach continues for five (5) Business Days after notice from Lender of such violation or breach;

(t)                With respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections (a) through (s) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) days after notice from Lender (in the case of any default which can be cured by the payment of a sum of money) or (ii) for thirty (30) days after notice from Lender (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of sixty (60) days; or

(u)               if any default exists under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

To the extent that an Event of Default relates solely to any Individual Property (and no other Event of Default has occurred and is continuing), Borrower shall have the ability to cure such Event of Default by complying with the terms and conditions of Section 2.8(b), Section 2.9 and Section 8.7 hereof, as applicable.

Section 10.2.               Remedies.

(a)               Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instruments, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Properties, including, without limitation, all rights or remedies available at law or in equity.

Upon any Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b)               Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instruments, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instruments, the Note or the other Loan Documents with respect to the Properties.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the Security Instruments, the Note or the other Loan Documents.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)               With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt.  In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect.  Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(d)               Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)                Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property (or any portion thereof) or any other collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Debt in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)                 Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary.  Subject to the terms and conditions of the Leased Fee Leases, Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand.  All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender.  All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11

SECONDARY MARKET

Section 11.1.               Securitization.

(a)               Lender shall have the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein), (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in one or more single asset securitizations or one or more pooled asset securitizations.  The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”.  Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)               If requested by Lender, Borrower and Guarantor shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i)                  provide (A) updated financial and other information with respect to the Properties, the business operated at the Properties, Borrower, Guarantor, SPE Component Entity and Manager, (B) updated budgets relating to Borrower’s operations at the Properties, (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and the Rating Agencies and (D) revisions to and other agreements with respect to the Property Documents in form and substance acceptable to Lender and the Rating Agencies, provided, that, Borrower shall not be in violation of this provision to the extent such information relates to information regarding the Tenants under the Leased Fee Leases and such Tenants are not obligated to deliver such information under their Leased Fee Leases;

(ii)                 provide new and/or updated opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to substantive non-consolidation, fraudulent conveyance, matters of Delaware and federal bankruptcy law relating to limited liability companies, true sale, true lease and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Properties, Property Documents, Borrower and Borrower’s Affiliates, which counsel and opinions shall be satisfactory in form and substance to Lender and the Rating Agencies;

(iii)                provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents; and

(iv)               execute such amendments to the Loan Documents, the Property Documents and Borrower’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) to amend and/or supplement the Independent Director provisions provided herein and therein, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) further bifurcating the Loan into two or more additional components, re-allocating the Loan among existing components, reducing the number of components of the Loan and/or creating additional separate notes and/or creating additional senior/subordinate note structure(s) (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower and/or Guarantor shall not be required to so modify or amend any Loan Document if such modification or amendment would change any material economic or material non-economic term, including the interest rate or the stated maturity (except as provided in subclause (C) above), except in connection with a Loan Bifurcation which may result in varying interest rates but will have the same initial weighted average coupon of the original Note (except that the weighted average coupon of the original Note may vary (i) as a result of the application of proceeds following a casualty or condemnation, (ii) as a result of prepayments of the Loan during the continuance of an Event of Default, or (iii) or any principal prepayments received on the Loan).

(c)                If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, each of Borrower and Guarantor shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization.  Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required.  If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor.

(d)               All financial data and statements provided by Borrower and Guarantor hereunder shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements.  All financial statements referred to in this Section shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided.  All financial data and statements (audited or unaudited) provided by Borrower under this Section shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this subsection (d).

(e)                If requested by Lender, each of Borrower and Guarantor shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(f)                 In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

Section 11.2.               Disclosure.

(a)               Each of Borrower and Guarantor (on their own behalf and on behalf of each other Borrower Party) understands that information provided to Lender by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.

(b)               Borrower and Guarantor shall indemnify Lender and its officers, directors, partners, employees, representatives, contractors, subcontractors, agents and Affiliates against any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender and/or its officers, directors, partners, employees, representatives, contractors, subcontractors, agents and/or affiliates may become subject in connection with (x) any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and/or arise out of or are based upon the omission to state a material fact in the Provided Information required to be stated therein or necessary in order to make the statements in the applicable Disclosure Document and/or Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading and (y) after a Securitization, any indemnity obligations incurred by Lender or Servicer in connection with any Rating Agency Confirmation.

(c)                Each of Borrower and Guarantor shall provide in connection with each of (i) a preliminary and a final private placement memorandum, offering memorandum or offering circular, (ii) a free writing prospectus, (iii) a preliminary and final prospectus or prospectus supplement or (iv) a term sheet, as applicable (A) certifying that Borrower and Guarantor has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Properties, Manager, Guarantor, the Leases, the Property Documents and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”) or is otherwise acting as “sponsor” or “depositor” of the Securitization, each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender Affiliate, and any other placement agent or underwriter with respect to the Securitization, each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person who controls Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”)for any Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made and the date upon which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities.  The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided.  The aforesaid indemnity will be in addition to any liability which Borrower and Guarantor may otherwise have.

(d)               In connection with filings under Exchange Act and/or the Securities Act, Borrower and Guarantor shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made and the date upon which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(e)                Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying person under this Section 11.2, notify the indemnifying person in writing of the commencement thereof (but the omission to so notify the indemnifying person will not relieve the indemnifying person from any liability which the indemnifying person may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying person).  In the event that any action is brought against any indemnified party, and it notifies the indemnifying person of the commencement thereof, the indemnifying person will be entitled, jointly with any other indemnifying person, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party.  After notice from the indemnifying person to such indemnified party under this Section 11.2, such indemnifying person shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying person and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying person, the indemnified parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying person.

After notice from such indemnifying person to such indemnified party of its election to so assume the defense of such claim or action, such indemnifying person shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, unless, (1) if the defendants in any such action include both an indemnified party and any of the indemnifying persons and an indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified party that are different from or additional to those available to an indemnifying person, in which case the indemnified parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the expense of the indemnifying persons, (2) the indemnifying person shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action (provided that the indemnified party has provided the indemnifying person with ten (10) days prior written notice that it intends to exercise its rights pursuant to this clause (2) and the indemnifying person has not employed counsel reasonably satisfactory to the indemnified party within such 10-day period), or (3) the indemnifying person has authorized in writing the employment of counsel of the indemnified party at the expense of the indemnifying person.  The indemnifying person shall not be liable for expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

Without the prior written consent of the applicable indemnified parties, no indemnifying person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless (i) such indemnifying person shall have given the indemnified parties reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceedings and (ii) such settlement, compromise or judgment does not include a statement as to, or admission of, fault, culpability or a failure to act by or on behalf of any indemnified party.  As long as an indemnifying person has complied with its obligations to defend and indemnify hereunder, such indemnifying person shall not be liable for any settlement made by any indemnified parties without the consent of such indemnifying person (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested that an indemnifying person reimburse the indemnified party for fees and expenses of counsel to which the indemnified party is entitled pursuant to this Agreement, the indemnifying person shall be liable for any settlement, compromise or entry of a judgment in connection with any proceeding effected without its written consent if (i) such settlement, compromise or judgment is entered into or entered, as applicable, more than ninety (90) days after receipt by the indemnifying person of such request, (ii) the indemnifying person shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement, compromise or judgment, and (iii) such settlement, compromise or judgment does not include a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of any such indemnifying person; provided, that the indemnified party has provided the indemnifying person with five (5) Business Days prior notice of its intent to exercise its rights under this sentence.

The indemnifying persons agree that if any indemnification or reimbursement sought pursuant to this Agreement is judicially determined to be unenforceable for any reason or is insufficient to hold any indemnified party harmless (with respect only to the Liabilities that are the subject of this Agreement), then the indemnifying persons, on the one hand, and such indemnified party, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the indemnifying persons, on the one hand, and such indemnified party, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the indemnifying persons, on the one hand, and all indemnified party, on the other hand, as well as any other equitable considerations.  Notwithstanding the foregoing, no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and the indemnifying persons agree that in no event shall the amount to be contributed by the indemnified parties collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by such indemnified parties in connection with the closing of the Loan or the Securitization.

The indemnifying persons agree that the indemnification, contribution and reimbursement obligations set forth in this Agreement shall apply whether or not any indemnified party is a formal party to any lawsuits, claims or other proceedings.  The indemnifying persons further agree that the indemnified parties are intended third party beneficiaries under this Agreement.

(f)                 The liabilities and obligations of each of Borrower, Guarantor and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.  Failure by Borrower, Guarantor and/or any Borrower Party to comply with the provisions of Section 11.1 and/or Section 11.2 within the timeframes specified therein and/or as otherwise required by Lender shall, at Lender’s option, constitute a breach of the terms thereof and/or an Event of Default.  Each of Borrower and Guarantor (on their own behalf and on behalf of each Borrower Party) hereby expressly authorizes and appoints Lender its attorney-in-fact to take any actions required of any Borrower Party under Sections 11.1, 11.2, 11.6 and/or 11.8 in the event any Borrower Party fails to do the same, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.  Notwithstanding anything to the contrary contained herein, (i) except as may otherwise expressly provided to the contrary in this Article 11, each Borrower Party shall bear its own cost of compliance with this Article (including, without limitation, the costs of any ongoing financial reporting or similar provisions contained herein) and (ii) to the extent that the timeframes for compliance with such ongoing financial reporting and similar provisions are shorter than the timeframes allowed for comparable reporting obligations under Section 4.12 hereof (if any), the timeframes under this Article 11 shall control.

Section 11.3.               Reserves/Escrows.  In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 11.4.               Servicer.  At the option of Lender, the Loan may be serviced by a servicer/special servicer/trustee selected by Lender (collectively, the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Lender and such Servicer.

Section 11.5.               Rating Agency Costs.  In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6.               Mezzanine Option.  Lender shall have the option (the “Mezzanine Option”) at Lender’s sole cost and expense and at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate.  Borrower shall cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “Mezzanine Borrower”) and (iii) except as expressly permitted by this Section 11.6, there shall be no other change to the economic terms and/or other material terms, rights or obligations of Borrower or Guarantor under the Loan Documents, which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies.

Section 11.7.               Conversion to Registered Form.  At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code.  The option to convert the Note into registered form once exercised may not be revoked.  Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender.  Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar.  The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

Section 11.8.               Uncross of Properties.

(a)               Borrower agrees that at any time Lender shall have the unilateral right to elect to, from time to time, uncross any of the Properties (such uncrossed Property or Properties, collectively, the “Affected Property” and the remaining Property or Properties, collectively, the “Unaffected Property”) in order to separate the Loan from the portion of the Debt to be secured by the Affected Property (such portion of the Debt to be secured by the Affected Property, the “Uncrossed Loan” and the remaining portion of the Debt secured by the Unaffected Property, the “Remaining Loan”).  In furtherance thereof, Lender shall have the right to (i) sever and/or divide the Note and the other Loan Documents so that (A) the original Loan Documents (collectively, the “Remaining Loan Documents”) evidence and secure only the Remaining Loan and relate only to the Unaffected Property and (B) amended and/or new documents and other instruments (collectively, the “Uncrossed Loan Documents”) evidence and secure only the Uncrossed Loan and relate only to the Affected Property, (ii) allocate the applicable portion of each of the Reserve Funds relating to the Affected Property to the Uncrossed Loan, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property (but such Affected Property shall be cross-defaulted an cross-collateralized with each other Affected Property) and (iv) take such additional actions consistent therewith (including, without limitation, requiring delivery of the Uncrossed Loan Documents and amendments to the Loan Documents, in each case, to give effect to the foregoing); provided, that the Uncrossed Loan Documents and the Remaining Loan Documents, shall not, in the aggregate, increase (A) any monetary obligation of Borrower under the Loan Documents or (B) any other obligation of Borrower under the Loan Documents in any material respect (Borrower acknowledging that the mere act of compliance with this Section 11.8 shall not increase any monetary or other obligation of Borrower).  In connection with the uncrossing of any such Affected Property as provided for in this Section 11.8 (an “Uncrossing Event”), the Remaining Loan shall be reduced by an amount equal to amount of the Uncrossed Loan and the Uncrossed Loan shall be in an amount equal to the Allocated Loan Amount applicable to the Affected Property.

(b)               Borrower shall (and shall cause each Borrower Party to) reasonably cooperate with Lender to effectuate each Uncrossing Event.  Without limitation of the foregoing, upon Lender’s request, Borrower shall (and shall cause each Borrower Party to), among other things, (i) deliver evidence to Lender that the single purpose nature and bankruptcy remoteness of the Borrower(s) owning Properties other than the Affected Property following such Uncrossing Event have not been adversely affected and are in accordance with the terms and provisions of the Remaining Loan Documents; (ii) deliver evidence to Lender that the single purpose nature and bankruptcy remoteness of the Borrower(s) owning the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of the Uncrossed Loan Documents; (iii) deliver to Lender such legal opinions and updated legal opinions as Lender or the Rating Agencies shall require (including, without limitation, a New Non-Consolidation Opinion and a REMIC Opinion); (iv) take the actions contemplated in subsection (a) above (including, without limitation, executing the Uncrossed Loan Documents and amendments to the Loan Documents); and (v) deliver such title endorsements, title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies.

Section 11.9.               Syndication.  Without limiting Lender’s rights under Section 11.1, the provisions of this Section 11.9 shall only apply prior to the first Securitization of the Loan (or any portion thereof) (after which this Section 11.9 shall be of no force and effect).

(a)               Sale of Loan, Co-Lenders, Participations and Servicing.

(i)                 Lender and any Co-Lender may, at their option, without Borrower’s consent (but with notice to Borrower), sell with novation all or any part of their right, title and interest in, and to, and under the Loan (the “Syndication”), to one or more additional lenders (each a “Co-Lender”).  Each additional Co-Lender shall enter into an assignment and assumption agreement (the “Assignment and Assumption”) assigning a portion of Lender’s or Co-Lender’s rights and obligations under the Loan, and pursuant to which the additional Co-Lender accepts such assignment and assumes the assigned obligations.  From and after the effective date specified in the Assignment and Assumption (i) each Co-Lender shall be a party hereto and to each Loan Document to the extent of the applicable percentage or percentages set forth in the Assignment and Assumption and, except as specified otherwise herein, shall succeed to the rights and obligations of Lender and the Co-Lenders hereunder and thereunder in respect of the Loan, and (ii) Lender, as lender and each Co-Lender, as applicable, shall, to the extent such rights and obligations have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and under the Loan Documents.

(ii)                The liabilities of Lender and each of the Co-Lenders shall be several and not joint, and Lender’s and each Co-Lender’s obligations to Borrower under this Agreement shall be reduced by the applicable amount assigned under each such Assignment and Assumption.  Neither Lender nor any Co-Lender shall be responsible for the obligations of any other Co-Lender.  Lender and each Co-Lender shall be liable to Borrower only for their respective proportionate shares of the Loan.

(iii)               Borrower agrees that it shall, in connection with any sale of all or any portion of the Loan, whether in whole or to an additional Co-Lender or Participant, within ten (10) Business Days after requested by Agent, furnish Agent with the certificates required under Sections 4.12 and 4.13 hereof and such other information as reasonably requested by any additional Co-Lender or Participant in performing its due diligence in connection with its purchase of an interest in the Loan.

(iv)               Barclays (or an Affiliate of Barclays) shall act as administrative agent for itself and the Co-Lenders (together with any successor administrative agent, the “Agent”) pursuant to this Section 11.9.  Borrower acknowledges that Barclays, as Agent, shall have the sole and exclusive authority to execute and perform this Agreement and each Loan Document on behalf of itself, as a Lender and as agent for itself and the Co-Lenders subject to the terms of the Co-Lending Agreement.  Each Lender acknowledges that Barclays, as Agent, shall retain the exclusive right to grant approvals and give consents with respect to all matters requiring consent hereunder.  Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Co-Lender, and no Co-Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof.  Borrower may rely conclusively on the actions of Barclays as Agent to bind Barclays and the Co-Lenders, notwithstanding that the particular action in question may, pursuant to this Agreement or the Co-Lending Agreement be subject to the consent or direction of some or all of the Co-Lenders.  Barclays may resign as Agent of the Co-Lenders, in its sole discretion, or if required to by the Co-Lenders in accordance with the term of the Co-Lending Agreement, in each case without the consent of but upon prior written notice to Borrower.  Upon any such resignation, a successor Agent shall be determined pursuant to the terms of the Co-Lending Agreement.  The term Agent shall mean any successor Agent.

(v)               Notwithstanding any provision to the contrary in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein (and in the Co-Lending Agreement) and no covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be implied by or inferred from this Agreement, the Co-Lending Agreement, or any other Loan Document, or otherwise exist against Agent.

(vi)               Except to the extent its obligations hereunder and its interest in the Loan have been assigned pursuant to one or more Assignments and Assumption instruments, Barclays, as Agent, shall have the same rights and powers under this Agreement as any other Co-Lender and may exercise the same as though it were not Agent, respectively.  The term “Co-Lender” or “Co-Lenders” shall, unless otherwise expressly indicated, include Barclays in its individual capacity.  Barclays and the other Co-Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, or any Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(vii)               If required by any Co-Lender, Borrower hereby agrees to execute and deliver (in exchange for the original Note being replaced) supplemental notes in the principal amount of such Co-Lender’s pro rata share of the Loan substantially in the form of the Note, and such supplemental note shall (i) be payable to order of such Co-Lender, (ii) be dated as of the Closing Date, and (iii) mature on the Maturity Date.  Such supplemental note shall provide that it evidences a portion of the existing indebtedness hereunder and under the Note and not any new or additional indebtedness of Borrower.  The term “Note” as used in this Agreement and in all the other Loan Documents shall include all such supplemental notes.

(viii)              Barclays, as Agent, shall maintain at its domestic lending office or at such other location as Barclays, as Agent, shall designate in writing to each Co-Lender and Borrower a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Co-Lenders, the amount of each Co-Lender’s proportionate share of the Loan (including the principal amounts and stated interest owing to each Co-Lender) and the name and address of each Co-Lender’s agent for service of process (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Barclays, as Agent, and the Co-Lenders may treat each person or entity whose name is recorded in the Register as a Co-Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection and copying by Borrower or any Co-Lender during normal business hours upon reasonable prior notice to the Agent.  A Co-Lender may change its address and its agent for service of process upon written notice to Lender, as Agent, which notice shall only be effective upon actual receipt by Barclays, as Agent, which receipt will be acknowledged by Barclays, as Agent, upon request.

(ix)               Notwithstanding anything herein to the contrary, any financial institution or other entity may be sold a participation interest in the Loan by Lender or any Co-Lender without Borrower’s consent (such financial institution or entity, a “Participant”).  No Participant shall have any rights under this Agreement, the Note or any of the Loan Documents and the Participant’s rights in respect of such participation shall be solely against Lender or Co-Lender, as the case may be, as set forth in the participation agreement executed by and between Lender or Co-Lender, as the case may be, and such Participant.  Borrower may rely conclusively on the actions of Lender as Agent to bind Lender and any Participant, notwithstanding that the particular action in question may, pursuant to this Agreement or any participation agreement be subject to the consent or direction of some or all of the Participants.  No participation shall relieve Lender or Co-Lender, as the case may be, from its obligations hereunder or under the Note or the Loan Documents and Lender or Co- Lender, as the case may be, shall remain solely responsible for the performance of its obligations hereunder.  Each Lender or Co-Lender that sells a participation shall, acting solely for this purpose as agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each Participant’s interest (the “Participant Register”); provided that no Lender or Co-Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a Participant’s interest) except to the extent that such disclosure is necessary to establish that the applicable obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error.  The Borrower, the Lenders and the Servicer may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan.

(x)               Notwithstanding any other provision set forth in this Agreement, Lender or any Co-Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

(b)               Cooperation in Syndication.

(i)               Borrower agrees to use (and cause its Affiliates to use) commercially reasonable efforts to assist Lender in completing a Syndication satisfactory to Lender.  Such assistance shall include the following, in each case, as reasonably requested by Lender (i) direct contact between senior management and advisors of Borrower and Guarantor and the proposed Co-Lenders, (ii) provision of information for use in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with Lender, of one or more meetings of prospective Co-Lenders or with the Rating Agencies, and (iv) working with Lender to procure a rating for the Loan by the Rating Agencies.

(ii)                Lender shall manage all aspects of the Syndication of the Loan, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to the other provisions of this Agreement), the allocations of the commitments among the Co-Lenders and the amount and distribution of fees among the Co-Lenders.  To assist Lender in its Syndication efforts, Borrower agrees promptly to prepare and provide to Lender all information with respect to Borrower, Manager, Guarantor,  any SPE Component Entity (if any) and the Properties contemplated hereby, including all financial information and projections (the “Projections”), as Lender may reasonably request in connection with the Syndication of the Loan.  Borrower hereby represents and covenants that (i) all information other than the Projections (the “Information”) that has been or will be made available to Lender by Borrower or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to Lender by Borrower or any of their representatives have been or will be prepared in good faith based upon reasonable assumptions.  Borrower understands that in arranging and syndicating the Loan, Lender, the Co-Lenders and, if applicable, the Rating Agencies, may use and rely on the Information and Projections without independent verification thereof.

(iii)               If required in connection with the Syndication, Borrower hereby agrees that, in addition to complying with Section 11.1, it shall use commercially reasonable efforts to obtain and deliver reliance letters reasonably satisfactory to Lender with respect to the environmental assessments and reports delivered to Lender prior to the Closing Date, which will run to Lender, any Co-Lender and their respective successors and assigns.

Lender shall pay the costs of compliance with this Section 11.9 (other than Borrower’s legal fees, which shall be paid by Borrower).

(c)                No Joint Venture.  Notwithstanding anything to the contrary herein contained, neither Agent, Lender nor any Co-Lender by entering into this Agreement or by taking any action pursuant hereto, will be deemed a partner or joint venturer with Borrower.

(d)               Voting Rights of Co-Lenders.  Borrower acknowledges that the Co-Lending Agreement may contain provisions which require that amendments, waivers, extensions, modifications, and other decisions with respect to the Loan Documents shall require the approval of all or a number of the Co-Lenders holding in the aggregate a specified percentage of the Loan or any one or more Co-Lenders that are specifically affected by such amendment, waiver, extension, modification or other decision.  Borrower’s rights and obligations hereunder are independent of the Co-Lending Agreement and remain unmodified by the terms and provisions thereof.

ARTICLE 12

INDEMNIFICATIONS

Section 12.1.               General Indemnification.  Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property (or any portion thereof) to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement or any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts, (h) any material breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; and/or (i) any untrue statement or alleged untrue statement of material fact contained in the Provided Information or any omission or alleged omission to state a material fact required to be stated in the Provided Information or necessary in order to make the statements in the Provided Information, in light of the circumstances under which they were made, not misleading; provided, however, the foregoing indemnity shall not apply to any matter to the extent arising from the gross negligence or willful misconduct of an Indemnified Party.  Any amounts payable to Lender by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

Section 12.2.               Mortgage and Intangible Tax Indemnification.  Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents.

Section 12.3.               ERISA Indemnification.  Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4.               Duty to Defend, Legal Fees and Other Fees and Expenses.  Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties.  Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding.  Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 12.5.               Survival.  The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 12.6.               Environmental Indemnity.  Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.

ARTICLE 13

EXCULPATION

Section 13.1.               Exculpation.

(a)               Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower, any of its Affiliates and/or any of their respective principals, directors, officers, employees, beneficiaries, shareholders, partners, members, trustees, agents, or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instruments and the other Loan Documents, or in any Individual Property (or any portion thereof), the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instruments and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instruments or the other Loan Documents.  The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the rights of Lender to (A) obtain the appointment of a receiver and/or (B) enforce its rights and remedies provided in Articles 8 and 9 hereof; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instruments and in any other Loan Documents; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property (or any portion thereof); or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)                fraud or intentional misrepresentation by any Borrower Party in connection with the Loan;

(ii)                the gross negligence or willful misconduct of any Borrower Party (including, without limitation, any litigation or other legal proceeding related to the Debt filed by any Borrower Party or any other action of any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents);

(iii)               physical waste to any Individual Property (or any portion thereof) caused by the intentional acts or intentional omissions of any Borrower Party and/or the removal or disposal by a Borrower Party or its Affiliates of any portion of any Individual Property during the continuance of an Event of Default;

(iv)               the misapplication, misappropriation or conversion by any Borrower Party of (A) any insurance proceeds paid by reason of any loss, damage or destruction to any Individual Property (or any portion thereof), (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of any Individual Property, (C) any Rents, (D) any Security Deposits or Rents collected in advance or (E) any other monetary collateral for the Loan (including, without limitation, any Reserve Funds and/or any portion thereof disbursed to (or at the direction of) Borrower);

(v)               failure to pay Taxes, charges for labor or materials or other charges that can create liens on any portion of the Property in accordance with the terms and provisions hereof; provided, however, Borrower shall have no liability under this subsection (v) if (A) such Taxes, charges for labor or materials or other charges that can create liens are being contested in accordance with the terms and conditions hereof or (B) sufficient cash flow is not available from the Properties to pay such amounts; provided, that, in no instance shall Borrower be released from any liability pursuant to this clause (v) to the extent (1) such insufficiency of cash flow arises from the intentional misappropriation or conversion of Rent by any Borrower Party or (2) Borrower incurred such charges after the occurrence and during the continuance of an Event of Default;

(vi)              failure to pay Insurance Premiums, to maintain the Policies in full force and effect and/or to provide Lender evidence of the same, in each case, as expressly provided herein; provided, however, Borrower shall have no liability under this subsection (vi) if sufficient cash flow is not available from the Properties to pay such amounts; provided, that, in no instance shall Borrower be released from any liability pursuant to this clause (vi) to the extent such insufficiency of cash flow arises from the intentional misappropriation or conversion of Rent by any Borrower Party;

(vii)            any Security Deposits which are not delivered to Lender within the timeframe required hereunder except to the extent any such Security Deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the applicable Event of Default.  For purposes of clarification, for a Security Deposit to be deemed “delivered to Lender” in connection with the foregoing, the same must be in the form of cash or in a letter of credit solely in Lender’s name;

(viii)        any violation or breach by any Borrower Party of any applicable law mandating the forfeiture or seizure of any Individual Property (or any portion thereof and/or interest therein);

(ix)              the failure to make any REMIC Payment as and when required herein;

(x)               any indemnity obligations of Lender to Bank under the Restricted Account Agreement;

(xi)              Borrower fails to comply with the Cash Management Provision or fails to comply with any limitations on instructing the property manager, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement and the other Loan Documents;

(xii)             without limiting Section 13.1(b)(ii) below, any violation or breach of any representation, warranty or covenants contained in Article 5;

(xiii)            without limiting Section 13.1(b)(iii) below, any violation or breach of any representation, warranty or covenants contained in Article 6;

(xiv)            any failure of Lender to be paid the Release Price for the Individual Property known as One Ally Center upon a total Condemnation of such Individual Property; and/or

(xv)             (1) any (A) material amendment or modification or (B) termination or cancellation of any Leased Fee Lease by Borrower, in each case without Lender’s consent, which consent is to be given or withheld in accordance with the terms of Section 4.14 hereof or (2) any termination or cancellation of any Leased Fee Lease due to a default by Borrower thereunder.

(b)               Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) the first full monthly payment of principal and interest under the Note is not paid when due; (ii) any representation, warranty or covenant contained in Article 5 is violation or breached which results in the substantive consolidation of Borrower or any SPE Component with any other Person; (iii) Borrower and/or any SPE Component Entity fails to obtain Lender’s prior written consent to any voluntary transfer of any material portion of any Individual Property or any voluntary act that causes a change (directly or indirectly) in the ownership of any Borrower and/or any SPE Component Entity to the extent such ownership change required Lender’s consent under this Agreement; (iv) a Bankruptcy Event occurs; or (v) the Ground Lease is terminated, cancelled or otherwise ceases to exist or is rejected in a proceeding under the Bankruptcy Code and/or any Creditors Rights Laws (provided, however, that liability for breach of this clause (v) shall be limited to the Release Price of such Individual Property subject to the Ground Lease together with Lender’s fees, costs and expenses in connection therewith (including Lender’s reasonable attorneys’ fees and expenses) and (II) Borrower shall have no liability with respect to a rejection of the Ground Lease by a ground lessor in a proceeding of the ground lessor under the Bankruptcy Code and/or any Creditors Rights Laws to the extent that (x) Borrower retains its rights under such Ground Lease and (y) Lender’s first priority lien in the leasehold estate created by such Ground Lease (subject only to Permitted Encumbrances) is unimpaired.

ARTICLE 14

NOTICES

Section 14.1.               Notices.  All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S.  Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o iStar Inc.
1114 Avenue of the Americas,
New York, New York 10036
Attention: Geoffrey Jervis, COO/CFO; Nina Matis, CLO; Elisha
Blechner, EVP, Head of Portfolio Management
Facsimile No.: (212) 930-9494

With a copy to:	Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661-3693 Attn: Marcia W. Sullivan, Esq. Attn: Kenneth M. Jacobson, Esq. Attn: Brett Kifferstein, Esq.

Facsimile No.: (312) 902-1061

If to Lender:	Barclays Bank PLC 745 Seventh Avenue New York, New York 10019 Attention: Michael S. Birajiclian Facsimile No.: N/A

And to:	Bank of America, N.A. One Bryant Park — 11th Floor New York, New York 10035 Attention: Dominick F. Guerriero Facsimile No.: (646) 855-5046

And to:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179 Attention: Thomas Nicholas Cassino Facsimile No.: (212) 834-6029

With a copy to:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10178 Attention: Nancy Alto Facsimile No.: (917) 546-2564

With a copy to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104 Attention: David W. Forti, Esq. Facsimile No.: (215) 664-2647

or addressed as such party may from time to time designate by written notice to the other parties.

In addition, with regard to any notices of Event of Default:

Robert and Meta Smith Family Limited Partnership

c/o Mr. Robert G. Smith

3056 - South 188th Street

Seattle, WA 98188

With a copy to:

Mr. Edward Kuhrau

Perkins Cole

1201 Third Avenue, Suite 4000

Seattle, WA 98101-2390

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 15

FURTHER ASSURANCES

Section 15.1.               Replacement Documents.  Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2.               Recording of Security Instrument, etc.

(a)               Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property.  Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do.  The foregoing taxes, fees, expenses, duties, imposts, assessments and charges, as applicable, are herein referred to as the “Security Instrument Taxes”.

(b)               Borrower represents that it has paid all Security Instrument Taxes imposed upon the execution and recordation of each Security Instrument.  If at any time Lender determines, based on applicable Legal Requirements, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable Security Instrument Taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property to an amount determined by Lender to be equal to the lesser of (i) the greater of the fair market value of the applicable Individual Property (1) as of the date hereof and (2) as of the date such supplemental affidavits are to be delivered to Lender, and (ii) the amount of the Debt attributable to any such Individual Property (as set forth on Schedule V hereof), and Borrower shall, on demand, pay any additional Security Instrument Taxes.

Section 15.3.               Further Acts, etc.  Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements.  Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property.  Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

Section 15.4.               Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)               If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any.  If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.

(b)               Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt.  If such claim, credit or deduction shall be required by applicable law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c)                If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16

WAIVERS

Section 16.1.               Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2.               Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3.               Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4.               Waiver of Trial by Jury.

BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 16.5.               Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6.               Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7.               Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein.  Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 16.8.               Waiver of Statute of Limitations.

To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 16.9.               Waiver of Counterclaim.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10.             Sole Discretion of Lender.  Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

ARTICLE 17

MISCELLANEOUS

Section 17.1.               Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2.               Governing Law.  THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN REAL PROPERTY (INCLUDING ALL IMPROVEMENTS AND FIXTURES THEREON) CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL, AT LENDER’S OPTION, BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK.  BORROWER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

2711 CENTERVILLE ROAD, SUITE 400

WILMINGTON, DE 19808

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 17.3.               Headings.  The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4.               Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5.               Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6.               Expenses.  Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Lender, upon receipt of written notice from Lender, for Lender’s reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) in each case, incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement, the Security Instrument, the Note and the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date (including, without limitation, those contained in Articles 8 and 9 hereof); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; (viii) servicing the Loan (including, without limitation, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (ix) the preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower’s rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated (including, without limitation, Borrower’s rights hereunder to defease the Loan and to permit or undertake transfers (including under Sections 6.3 and 6.4 hereof), in each case, in accordance with the applicable terms and conditions hereof); provided, however, that, with respect to each of subsections (i) though (ix) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to include, without limitation and in each case, any related special servicing fees, if the Loan becomes a specially serviced loan, liquidation fees, modification fees, work-out fees, appraisal costs (including costs of any updates to any existing appraisal), costs of property inspections if the Loan becomes a specially serviced loan, operating advisor fees and other similar fees, costs or expenses payable to any Servicer, trustee, operating advisor and/or special servicer of the Loan (or any portion thereof and/or interest therein), (II) include the reimbursement to Lender of any and all advances made by Servicer, special servicer, and/or trustee pursuant to any pooling and servicing or similar agreement and/or any and all interest on such advances by Servicer, special servicer, and/or trustee to the extent not otherwise paid pursuant to this Section 17.6 or pursuant to any payment of interest accruing at the Default Rate by Borrower, and (III) exclude any “set up fee” or any requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (III) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents)and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

Section 17.7.               Cost of Enforcement.  In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 17.8.               Schedules Incorporated.  The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9.               Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10.               No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)              Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)              This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)              The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property.  Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)              Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations related to the Property (including, without limitation, under the Leases); or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party and/or the Property (or any portion thereof) is subject.

(e)              By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)                Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11.               Publicity.  Except for descriptions of the Loan in SFTY’s Form S-11 registration statement and related prospectus used in connection with an initial public offering of SFTY, testing the waters presentations made in connection with such initial public offering; road show presentations made in connection with such initial public offering and correspondence with the Securities and Exchange Commission relating to such initial public offering and the filing of this Agreement and the Guaranty as material contract exhibits to SFTY’s Form S-11, all news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld, conditioned or delayed.  Without limitation of any other term or provision hereof, nothing contained herein or in the other Loan Documents shall be deemed to restrict Lender and/or Servicer from (and Lender and/or Servicer shall be authorized to) disseminate to any Person any and all information it obtains in connection with the Loan as Lender and/or Servicer deems necessary or appropriate, subject to the terms and conditions of the Leased Fee Leases (and any estoppel from a Tenant related thereto) regarding confidentiality.

Section 17.12.               Limitation of Liability.  No claim may be made by Borrower, or any other Person against Lender or its Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 17.13.               Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.14.               Entire Agreement.  This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 17.15.               Liability.  If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several.  This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.16.               Duplicate Originals; Counterparts.  This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 17.17.               Brokers.  Borrower agrees (i) to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by any Borrower Party or their Affiliates in connection with the transactions contemplated by this Agreement and (ii) to indemnify and hold Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Agreement or the making of the Loan which may be asserted against Lender by any Person.  The foregoing indemnity shall survive the termination of this Agreement and the payment of the Debt.  Borrower hereby represents and warrants that no Broker was engaged by any Borrower Party in connection with the transactions contemplated by this Agreement.  Lender hereby agrees to pay any and all fees imposed or charged by any Broker hired solely by Lender.  Borrower acknowledges and agrees that (a) any Broker is not an agent of Lender and has no power or authority to bind Lender, (b) Lender is not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Lender and the Borrower Parties have dealt at arms-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Lender and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Lender or modify or otherwise affect this Agreement or the Loan, unless Lender has, in its sole discretion, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications.  Borrower acknowledges and agrees that Lender may, in its sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan.  Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties.  Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Lender and such Broker.

Section 17.18.               Set-Off.  In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default.  Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 17.19.               Contributions and Waivers.

(a)              As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)              Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Legal Requirements.

(c)              In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d)              For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

(e)              Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)                In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution.  In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)              Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)              No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash or defeased in full.  Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.

(i)                To the extent permitted by applicable Legal Requirements, each Borrower waives:

(i)                any right to require Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii)              any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii)              any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv)              any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)              any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi)              presentment, demand, protest and notice of any kind;

(vii)             any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)            any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix)              any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)               any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi)              any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)             any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiii)            any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv)            any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv)             all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and

(xvi)            all rights and defenses that Borrower may have because any of the Debt is secured by real property.  This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(j)                 Each Borrower hereby restates and makes the waivers made by Guarantor in the Guaranty for the benefit of Lender.  Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrowers in connection herewith or otherwise)).

(k)               With respect to the representations and warranties of Borrower herein with respect to solvency, the receiving of reasonably equivalent value for the granting of the Security Instruments, and the value of Borrower’s assets, such representations and warranties are based on the effects of this Section 17.19.

Section 17.20.               Cross-Default; Cross-Collateralization.

(a)               Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately.  Borrower agrees that each of the Loan Documents (including, without limitation, the Security Instruments) are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.

(b)               To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.  In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

RLH PARTNERSHIP II LP, a Delaware limited partnership

By: RLH GENPAR II LLC, a Delaware limited liability company, its general partner

	By:	/s/ Geoffrey Jervis
	Name:	Geoffrey Jervis
	Title:	Chief Operating Officer and Chief Financial Officer

500 WOODWARD LLC, a Delaware limited liability company

By:	/s/ Geoffrey Jervis
	Name:	Geoffrey Jervis
	Title:	Chief Operating Officer and Chief Financial Officer

HUBBLE DRIVE LANHAM LLC, a Delaware limited liability company

By:	/s/ Geoffrey Jervis
	Name:	Geoffrey Jervis
	Title:	Chief Operating Officer and Chief Financial Officer

[SIGNATURES CONTINUE ON NEXT PAGE]

iSTAR NORTH OLD ATLANTA ROAD LLC, a Delaware limited liability company

By:	/s/ Geoffrey Jervis
Name: Geoffrey Jervis
Title: Chief Operating Officer and Chief Financial Officer

iSTAR DALLAS GL LP, a Delaware limited partnership

By:	iSTAR DALLAS GL GENPAR LLC, a Delaware limited liability company, its general partner

By:	/s/ Geoffrey Jervis
Name: Geoffrey Jervis
Title: Chief Operating Officer and Chief Financial Officer

401 W MICHIGAN STREET – MILWAUKEE LLC, a Delaware limited liability company

By:	/s/ Geoffrey Jervis
Name: Geoffrey Jervis
Title: Chief Operating Officer and Chief Financial Officer

221 AMERICAN BOULEVARD – BLOOMINGTON LLC, a Delaware limited liability company

By:	/s/ Geoffrey Jervis
Name: Geoffrey Jervis
Title: Chief Operating Officer and Chief Financial Officer

[SIGNATURES CONTINUE ON NEXT PAGE]

LENDER:

BARCLAYS BANK PLC

By:	/s/ Michael S. Birajiclian
Name: Michael S. Birajiclian
Title: Authorized Signatory

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States

By:	/s/ Jennifer Lewin
Name: Jennifer Lewin
Title: Vice President

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Dominick F. Guerriero
Name: Dominick F. Guerriero
Title: Director

SCHEDULE I

BORROWER

1.                RLH Partnership II LP

2.                500 Woodward LLC

3.                Hubble Drive Lanham LLC

4.                iStar North Old Atlanta Road LLC

5.                iStar Dallas GL LP

6.                401 W Michigan Street — Milwaukee LLC

7.                221 American Boulevard — Bloomington LLC